UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material under §240.14a-12

DOLLAR TREE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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No fee required.

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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

LETTER FROM
OUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER
Dear Fellow Shareholders,
You are cordially invited to join us for our 2023 virtual annual meeting of shareholders, which will be held on Tuesday, June 13, 2023, at 9:00 a.m. Eastern Time. The meeting will be held entirely online via live webcast at www.virtualshareholdermeeting.com/DLTR2023. The Notice of Annual Meeting of Shareholders and the Proxy Statement that follow describe the business to be conducted at the meeting.
The Dollar Tree organization experienced substantial change in 2022. Seven new directors were added to the Board of Directors as part of the reconstitution of the Board in March 2022, and since that time the Board has been focused on the transformational change that is needed to drive growth and unlock long-term shareholder value. As part of this process, the Board initiated the hiring of a new team of diverse executive leaders with the knowledge, experience and dedication to aggressively implement change. I am excited about the exceptional executive leadership team that is now in place, and we are moving as quickly as possible to capture the full potential of the business. With the current economic climate driving higher income consumers into value retail, we believe we are in an excellent position to deliver the quality, value and convenience that shoppers want and expect today.
The cornerstone of our business is our people, and a key focus continues to be on supporting and enabling our associates to be successful. Under our new leadership team, we are increasing average hourly wages for store associates and making investments in field personnel. Importantly, we expect these labor and wage investments will drive improved execution in our stores and overall greater productivity and efficiency. Our associates and field personnel are critical to our transformational journey, and we are excited about these investments in our talent. We are looking to invigorate the culture of our business and not only give our associates the tools they need to perform their roles but provide them with the opportunities they deserve to grow within the Company.
To be successful, we must run well-maintained, efficient and productive stores, which drives our intense focus on store standards. When we maintain clean, fully stocked stores, our customers respond with bigger baskets and repeat visits. In addition to improving sales and the customer’s experience, improved efficiencies and productivity positively impact the work experience of our associates. Our certified GOLD (Grand Opening Look Daily) stores will serve as a clear example of what our most successful and well-run stores look like for our district and store leadership teams across all regions.
The Dollar Tree and Family Dollar banners are intensely focused on how to be the best retail destination for their unique customer bases. At Dollar Tree, our merchant team successfully managed through the transition to the $1.25 primary price point, an initiative that significantly enhances our ability to provide a meaningful assortment at extreme value to our Dollar Tree shoppers. We also added $3 and $5 Dollar Tree Plus merchandise into more than 1,800 Dollar Tree stores in 2022, and we plan to add this multiple price point product to many more stores in 2023. Separately, we have been aggressively expanding our $3, $4, and $5 frozen and refrigerated product across the Dollar Tree store base, installing additional cooler doors with an attractive selection of proteins, pizza, ice cream and more that our customers are responding to positively.
In addition to the opportunities at the Dollar Tree banner, we have a tremendous long-term opportunity to improve the operating performance at Family Dollar. In 2022, we took action to bring

Family Dollar pricing into parity with key competitors, and we continue to be pleased with our positioning from a price perspective. In addition, we have sales and margin-driving initiatives underway, albeit in the early stages to grow our SKU base and expand the number of cooler doors, providing shoppers in our communities with consumable products they rely on to feed their families. We are also incorporating more of our private brands into the merchandise mix. These products will include new labels and redefined labels, many of which are being developed in our new test kitchen in Chesapeake, Virginia.
We are also working on new initiatives to improve our technology and supply chain that are important to our future success. In order to unlock the full value creation opportunity ahead of us, we must have the right tools and technology in place to support our accelerated growth, and we are prioritizing projects that will have the greatest impact on improving our performance. We are working to enhance our supply chain efficiencies and ensure that our stores have the merchandise they need in a timely manner and can stock it easily. This will be a big step forward for our organization and especially for our store associates.
We recognize that stakeholders within our communities expect the Company to be a responsible corporate citizen and to respond to issues of concern, including diversity, equity and inclusion for all peoples, the potential impact of climate change, and other sustainability risks. The Board of Directors is committed to addressing these challenges and opportunities, and in 2022 we hired a Chief Diversity Officer and Chief Sustainability Officer to lead management’s efforts in these important areas. These executives will work with the Board’s Sustainability and Corporate Social Responsibility Committee to focus on key sustainability issues that affect the Company, such as environmental change, human capital management and workplace environment and culture matters. In addition, we continue to update our corporate sustainability reporting in 2023 to share our efforts across a range of topics, including environmental stewardship, DEI in our workforce, product safety and more. I am confident the Company is well-positioned from a governance perspective to address and manage current and future risks to our business.
Finally, I want to thank all of you for your support and confidence in the Board as we move forward to execute our strategy for long-term value creation. The long-term opportunity ahead of us is bigger than I imagined before I joined the Dollar Tree team, and I look forward to engaging with you in the months and years ahead. Whether or not you plan to attend the virtual annual meeting, your vote is important, and I encourage you to vote your shares.
Sincerely yours,
Richard W. Dreiling
Chairman and Chief Executive Officer

LETTER FROM
OUR LEAD INDEPENDENT DIRECTOR
Dear Fellow Shareholders,
I am pleased to report that many significant positive changes took place at Dollar Tree in 2022. Beginning with the Board refreshment in March 2022 that brought seven new directors to the Board, the reconstituted Board embarked on a drive to bring new leadership to the Company led by Rick Dreiling, a distinguished retail executive who became Executive Chairman of the Board, and to enhance our corporate governance. The Board views the arrival of Rick as a watershed event for the Company. Under his guidance as Chairman in 2022 the Company hired an outstanding and diverse new executive leadership team with extensive retail experience dedicated to the transformational goals of the Board. As a result of this success, the Board appointed Rick as Chief Executive Officer effective January 29, 2023. The Board looks forward to his continued leadership in achieving the next chapter of growth for Dollar Tree.
SHAREHOLDER-FRIENDLY GOVERNANCE
Among the first steps taken by our Board under Rick Dreiling’s leadership was to improve our governance structure to increase our responsiveness to our shareholders. We amended our By-Laws to move the advance notice time period for shareholder nominations of directors and the proposal of certain business closer to the annual meeting date. The Board also amended the proxy access provision in our By-Laws to increase the maximum number of shareholder nominees that may appear in the Company’s proxy statement with respect to an annual meeting of shareholders and to eliminate the previous restriction that limited the aggregate number of shareholders that were permitted to form a nominating group.
The Board also proposed an amendment to the Company’s Articles of Incorporation to permit shareholders that own 15% or more of the Company’s common stock to call a special meeting. The proposal was approved by shareholders at the 2022 annual meeting.
In addition, the Board revised the charters of the Audit Committee, Nominating and Governance Committee and Compensation Committee, and established a new Finance Committee and a new, separate committee focused solely on Sustainability and Corporate Social Responsibility. We believe these changes have allowed the Board to exercise improved oversight in many critical areas, including diversity, equity and inclusion as well as greenhouse gas emission reductions.
Moreover, the Board amended our Corporate Governance Guidelines to improve Board governance, including revising the director stock ownership guidelines to increase the amount of Dollar Tree stock each director should hold to no less than five times the annual cash retainer paid to directors, and clarifying that unexercised stock options do not count toward the stock ownership requirement. The Board also changed the policy on director overboarding to provide that directors generally should not serve on more than four public company boards other than the Company.
The Board believes that these governance enhancements have not only improved our Board functions but also have empowered shareholders to engage with the Company more effectively and conveniently. Our policies represent Dollar Tree’s ongoing commitment to preserving shareholder rights, and we will continue to assess additional governance changes against emerging best practices in the future.
INCENTIVE COMPENSATION FOR OUR CHAIRMAN & CEO
Prior to the reconstitution of the Board, members of our Board leadership met with shareholders owning more than 50% of the Company’s stock to understand their perspectives on our business strategy and leadership. The dominant view of those shareholders was that the Company should do whatever was necessary to secure Rick Dreiling’s services as the Company’s top executive for a multi-year period. Without the inducement grant described below, the Board does not believe we would have achieved that objective.
In order to persuade Rick to take an active operating leadership role and employment with Dollar Tree as Executive Chairman and fully align his interests with the interests of shareholders over the long-term, the Board approved a five-year employment agreement with Rick and granted him an option to purchase 2,252,587 shares of Dollar Tree common stock at an exercise price of $157.17 per share, the closing trading price of Dollar Tree common stock on March 18, 2022. This was at the time the Company’s all-time high closing stock price and we believe already reflected the market’s optimism that Dollar Tree would achieve transformational change and materially enhance long-term shareholder value. The number of shares covered by the award represented 1% of the shares of common stock then outstanding.
The option award vests over five years and, in addition to an annual base salary of $1 million, was the only direct compensation that Rick was eligible to receive for his service as Executive Chairman in 2022 and for the five-year term of his agreement. Rick was not eligible for annual or long-term incentive awards based on his service as Executive Chairman in 2022. As a result, more than 95% of his annualized compensation was fully at risk and aligned directly with the creation of exceptional value for shareholders.
In January 2023, upon appointment as Chief Executive Officer, Rick’s annual base salary was increased to $1,350,000 to align with market median and he became eligible for an annual cash incentive bonus award. However, he continues to be ineligible for additional long-term equity incentive awards under the terms of his agreement, as amended. If in the future Rick no longer serves as CEO of the Company but remains as Executive Chairman, his annual compensation will revert to the terms of the original agreement.
In the Board’s view, options are an ideal vehicle to support the creation of long-term value for the direct benefit of shareholders. Rick’s option will have economic value only if he builds long-term shareholder value in excess of the option’s exercise price of $157.17 per share. The long-term, five-year vesting schedule and ten-year term of the option award is intended to ensure that Rick will remain focused on long-term value-creating activity, including investments in talent and leadership, culture, succession planning, technology and transformational change of the business.
The other members of the Board and I believe Rick is in a unique position to drive long-term shareholder benefit. As Chairman & CEO, Rick will be intimately involved in the operations of the Company and, because he will not participate in the Company’s long-term equity incentive plans, he will be positioned to ensure that Dollar Tree’s incentive plans incorporate metrics and targets that align directly with long-term shareholder value creation.
We want to thank you for the input and support we have received to date and we look forward to engaging with you in the future.
Sincerely yours,
Edward J. Kelly, III
Lead Independent Director

QUICK INFORMATION
The following charts provide quick information about Dollar Tree’s 2023 annual meeting and our corporate governance and executive compensation practices. These charts do not contain all of the information provided elsewhere in the proxy statement; therefore, you should read the entire proxy statement carefully before voting.
Annual Meeting Information
DATE & TIME	VIRTUAL MEETING	RECORD DATE
Tuesday, June 13, 2023 at 9:00 a.m., Eastern Time	The 2023 annual meeting will be held in a virtual meeting format. Shareholders can access the meeting online through	April 14, 2023
www.virtualshareholdermeeting.com/DLTR2023
Proposals That Require Your Vote
Proposal	Voting Options	Board Recommendation	More Information
Proposal No. 1 Election of Directors	FOR, AGAINST, or ABSTAIN for each Director Nominee	FOR each Nominee on the proxy card	Page 111
Proposal No. 2 Advisory Vote on NEO Compensation	FOR, AGAINST, or ABSTAIN	FOR	Page 112
Proposal No. 3 Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation	Every 1 YEAR, 2 YEARS, 3 YEARS, or ABSTAIN	1 YEAR	Page 113
Proposal No. 4 Ratification of Appointment of Independent Auditors	FOR, AGAINST, or ABSTAIN	FOR	Page 114
Proposal No. 5 Shareholder Proposal Regarding a Report on Economic and Social Risks of Company Compensation and Workforce Practices and any Impact on Diversified Shareholders	FOR, AGAINST, or ABSTAIN	AGAINST	Page 117
See “Information About the Annual Meeting and Voting” beginning on page 106 for the various ways available for submitting your vote.
We are making the Proxy Statement and the form of proxy first available to shareholders on or about May 2, 2023.

Corporate Governance & Compensation Quick Facts
Governance or Compensation Item	Dollar Tree’s Practice
Board Composition, Leadership and Operations
Number of directors	10
Director independence	90%
Standing Board committee independence	100%
Robust Lead Independent Director Role	Yes
Majority voting standard in uncontested director elections	Yes
Director resignation policy	Yes
Board oversight of Company strategy and risks	Yes
Annually-elected Board	Yes
Average director age	64
Average director tenure	2.1 years
Directors attending fewer than 75% of meetings	None
Annual Board, committee and individual director evaluation process	Yes
Independent directors meet without management present	Yes
Number of Board meetings held in fiscal 2022	18
Total number of Board and committee meetings held in fiscal 2022	50
Sustainability and Corporate Responsibility
Dedicated Board Committee provides oversight of sustainability	Yes
Environmental Policy	Yes
Human Rights Policy	Yes
Occupational Health and Safety Policy	Yes
Political Contribution and Expenditure Policy Statement	Yes
Corporate Sustainability Report	Yes
Strategic report on impact of climate change (included in Corporate Sustainability Report)	Yes
Vendor code of conduct	Yes

Governance or Compensation Item	Dollar Tree’s Practice
Other Governance Practices
Codes of conduct for directors, officers and associates	Yes
Shareholder engagement policy	Yes
Anti-hedging policy	Yes
Robust stock ownership policies	Yes
Shares pledged by officers and directors	None
Family relationships	None
Independent auditor	KPMG LLP
Compensation Practices
Executive compensation programs designed to reward performance, incentivize growth and drive long-term shareholder value	Yes
Robust clawback policy	Yes
Employment agreements for executive officers	Only Chairman & CEO
Incentive awards based on challenging performance targets	Yes
Percentage of incentive compensation at risk	100%
Annual risk assessment of compensation policies and practices	Yes
Frequency of say on pay advisory vote	Annual
Independent compensation consultant	Yes
Double-trigger change-in-control provisions	Yes
Policy for timing of annual grant of incentive awards	Yes
Repricing of underwater options	No
Excessive perks	No

DOLLAR TREE, INC.
500 Volvo Parkway
Chesapeake, Virginia 23320
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held on
Tuesday, June 13, 2023
To Our Shareholders:
We will hold the annual meeting of shareholders of Dollar Tree, Inc. in a virtual format again this year. As a result, the entire meeting will be held online and there will be no physical location for shareholders to attend. Shareholders may participate in the annual meeting on Tuesday, June 13, 2023 at 9:00 a.m. Eastern Time by logging in at:
www.virtualshareholdermeeting.com/DLTR2023
Shareholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting. During the meeting, shareholders will be able to listen, vote and submit questions from any location using any internet-connected device. You may submit questions in advance of the meeting at www.proxyvote.com after logging in with your control number. Questions may also be submitted during the annual meeting through www.virtualshareholdermeeting.com/DLTR2023. To be admitted to the annual meeting, you must enter the control number found on your proxy card, voting instruction form or notice.
The following items of business are on the agenda for the annual meeting:
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To elect ten director nominees to the Company’s Board of Directors (“Board”) as identified in the attached proxy statement, each to serve as a director for a one-year term;

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To approve, by a non-binding advisory vote, the compensation of the Company’s named executive officers;

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To vote, in a non-binding advisory vote, on the frequency of future advisory votes on executive compensation;

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To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year 2023;

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To vote on a shareholder proposal regarding a report on economic and social risks of company compensation and workforce practices and any impact on diversified shareholders; and

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To act upon any other business that may properly come before the meeting or any adjournments or postponements thereof.

Shareholders of record at the close of business on April 14, 2023 will receive notice of and be allowed to vote at the annual meeting.
We have elected to distribute our proxy materials primarily over the Internet rather than mailing paper copies of those materials to each shareholder. We believe this will increase shareholder value by decreasing our printing and distribution costs, reducing the potential for environmental impact by conserving natural resources, and allowing for convenient access to and delivery of materials in an easily searchable format. If you would prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials that is being mailed to our shareholders on or about May 2, 2023.
Your vote is important to us. To ensure the presence of a quorum at the annual meeting, we encourage you to read the proxy statement and then vote your shares promptly by Internet, by phone or by signing, dating and returning your proxy card (if you request a paper copy). Sending in your proxy card will not prevent you from voting your shares at the annual meeting, as your proxy is revocable at your option.
By Order of the Board of Directors
John S. Mitchell, Jr.
Corporate Secretary
Chesapeake, Virginia
May 2, 2023
IMPORTANT NOTICE ABOUT THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 13, 2023
The Company’s proxy statement and annual report to shareholders for the fiscal year ended
January 28, 2023 are available at
https://corporate.dollartree.com/investors/financial-information/annual-reports-proxies.

CORPORATE GOVERNANCE HIGHLIGHTS
As the Company grows and evolves, our Board of Directors is engaged in an effort to enhance its governance policies and practices. The Board seeks to further increase its effectiveness as well as its alignment with and transparency to shareholders. These changes include:
▶
Board leadership.   In 2022, the Board:

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Appointed Richard W. Dreiling to be our new Chairman and Chief Executive Officer;

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Elected a new Lead Independent Director, Edward J. Kelly, III, who has robust authority to oversee the Board’s operations and relationship with management; and

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Appointed Paul Hilal as Vice Chairman of the Board, Jeffrey G. Naylor as Chair of our Audit Committee, Cheryl W. Grisé as Chair of our Compensation Committee, Edward J. Kelly, III as Chair of our Nominating and Governance Committee, Daniel J. Heinrich as Chair of our newly formed Finance Committee and Stephanie P. Stahl as Chair of our newly formed Sustainability and Corporate Social Responsibility (CSR) Committee.

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Strengthened ESG oversight.   Over the last couple of years the Board and its committees have enhanced ESG oversight to increase its focus and transparency about the Company’s sustainability and ESG risks. Among other things, the Board:

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Created a new Sustainability and CSR Committee to assist the Board in its oversight of the Company’s sustainability and social-related risks and strategies, external reporting, and workplace environment and culture;

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Directed the Sustainability and CSR Committee to oversee the Company’s strategies and policies related to human capital management, including matters related to diversity, equity and inclusion as it relates to the Company’s workforce, workplace environment and culture, and the recruiting, selection, talent development, progression and retention of the Company’s workforce; and

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Specified that the Sustainability and CSR Committee will, at least twice a year, evaluate, discuss, and, as appropriate, direct the disclosure of the Company’s risks relating to corporate social responsibility and sustainability, including the environment, human rights, labor, health and safety, workforce diversity, supply chain, and similar matters affecting Company stakeholders.

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Enhanced governance best practices.   The Board previously adopted best practices such as a declassified board, a majority voting standard for uncontested elections of directors and proxy access, which are intended to increase accountability to shareholders. Building on these actions in 2022, the Board:

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Amended our Articles of Incorporation to permit shareholders representing 15% or more of the Company’s common stock to call a special meeting of shareholders;

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Enhanced the Company’s Bylaws by moving the advance notice time period for shareholder nominations of directors and the proposal of business closer to the annual meeting;

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Expanded proxy access by raising the number of permitted shareholder nominees and removing restrictions that limited the size of a shareholder nominating group; and

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Updated the charters of key Board committees to clarify and enhance the roles of these committees in accordance with corporate governance best practices.

The Work of the Board
Our Board of Directors is highly engaged and focused on strategy and the best use of capital to maximize shareholder value. The Board is also committed to having highly qualified and diverse directors with varying experiences, skills and perspectives to accomplish that goal. In fiscal 2022, the Board met eighteen (18) times, the Nominating and Governance Committee met nine (9) times, the Audit Committee met eight (8) times, the Compensation Committee met nine (9) times, the Finance Committee met three (3) times and the Sustainability and Corporate Social Responsibility Committee met three (3) times.
In 2022 the Board focused on positioning the Company for continued growth and transformational change. The Board appointed Richard W. Dreiling as our new Chairman and Chief Executive Officer. Mr. Dreiling brings to our Company more than 40 years of retail industry experience at all operating levels and has a proven record of success in the dollar store segment and other segments of the retail market. The Board also refreshed the leadership team with a new Chief Financial Officer, Chief Operating Officer, Chief Supply Chain Officer, Chief Information Officer and Chief Merchandising Officer for Family Dollar, all of whom have the skills and experience needed to drive growth and improve our operating performance.
Our Board plays a critical role in overseeing enterprise risk, primarily through the work of its committees, which report matters relating to their areas of responsibility back to the full Board. In 2022, the Board created two new standing committees, a Finance Committee and Sustainability and CSR Committee. These new committees have allowed the Board to increase its focus on its strategic, finance and sustainability objectives and risks.
Director Refreshment
On March 8, 2022, we entered into a Stewardship Framework Agreement with affiliates of Mantle Ridge LP, a registered investment advisory firm and owner of approximately 5.8% of our outstanding shares. Pursuant to the Stewardship Framework Agreement, our Board of Directors was reconstituted to consist of seven new directors and five continuing directors following the retirement of six incumbent directors. In addition to the changes that occurred in March 2022, in January 2023, Mike Witynski left his position as Chief Executive Officer and resigned from the Board and Thomas Dickson will be retiring from the Board at the 2023 annual meeting of shareholders. After considering the size and composition of the Board in light of these vacancies, the Board approved an amendment to our By-Laws to reduce the size of the Board from twelve directors to ten directors effective immediately prior to the convening of the 2023 annual meeting of shareholders. Upon the reelection of the ten directors that have been renominated by the Board, the tenure profile of the Board will be comprised of seven directors having two years or less in tenure and three directors with between three and five years in tenure.
Board Commitments
Our Board is comprised of members with valuable experience gained from service on the boards of directors of other public companies, including companies in the retail industry. When making its recommendations for director nomination, the Nominating and Governance Committee considers the value of experience gained through service on other boards and conducts a rigorous review of the demands that such service may have on the director’s time. As set forth in our Corporate Governance Guidelines, as a general rule, the Nominating and Governance Committee will not recommend the election or reelection of an individual who (i) serves on more than four public company boards, or (ii) serves as the chief executive officer of a public company and serves on more than two public company boards, other than the Company. All of our nominees satisfy this rule.

In 2022 our Nominating and Governance Committee oversaw an annual performance review of our Board and its members that included comprehensive interviews of our directors and considered a number of factors including meeting attendance, preparation and director engagement with the Board and management. As part of this process, the Committee and the Board assessed our nominees for reelection and affirms that each nominee has demonstrated that they are capable of devoting the necessary time to successfully meet their duties and otherwise fulfill the responsibilities required of directors in 2023, taking into account their principal occupation and membership and leadership positions on other boards.
Board Skills Matrix
The Board is committed to ensuring it has a relevant diversity of skills and experience to oversee the Company, its management, its strategic plan and the execution of that plan. The Board believes that our director nominees, as a group, represent an effective mix of skills, experiences, diversity and fresh perspectives. The table below summarizes the key skills, experiences, diversity and other qualifications of our nominees for director. The director biographies beginning on page 16 describe each nominee’s background and relevant experience in more detail.

Director Skills, Experiences, Diversity and Other Qualifications
	Dreiling (Chair)	Grise´	Heinrich	Hilal	Kelly	Laschinger	Naylor	Park	Scott	Stahl
Director Skills and Experiences
Executive Leadership
Public Company CEO Experience	•			•	•	•
Private Company CEO Experience	•			•		•		•	•	•
Senior Executive Experience	•	•	•	•	•	•	•	•	•	•
Financial Expertise
Public Company CEO/CFO Experience	•		•		•	•	•	•	•
Private Company CFO Experience
CPA/Audit/Accounting Experience			•				•
Other Professional Expertise
Consumer/Retail Industry	•	•	•			•	•	•	•	•
Marketing/Advertising/Communications	•	•				•		•	•	•
Strategic Planning	•	•	•	•	•	•	•	•	•	•
Operations	•	•	•	•	•	•			•	•
Human Resources		•				•				•
Information Technology			•				•	•
Cybersecurity			•				•
Risk Management		•	•		•	•	•
Global Sourcing/Supply Chain	•	•				•
Director Qualifications
Dollar Tree Independent Director		•	•	•	•	•	•	•	•	•
Dollar Tree Board Tenure (years)	1	1	1	1	1	1	5	2	1	5
Other Public Board Experience	•	•	•	•	•	•	•	•	•	•
Demographic Background
Age	69	70	67	56	69	63	64	52	72	56
Gender Identity
Male	•		•	•	•		•		•
Female		•				•		•		•
Ethnicity
White/Caucasian	•	•	•	•	•	•	•			•
Black or African American									•
Asian								•

DIRECTOR BIOGRAPHIES
Biographical and other information for each of our directors nominated for election at the 2023 annual meeting of shareholders is provided below.
RICHARD W. DREILING DIRECTOR SINCE MARCH 2022 AGE: 69 CHAIRMAN & CHIEF EXECUTIVE OFFICER
Mr. Dreiling—Chairman and Chief Executive Officer of Dollar Tree, Inc. Mr. Dreiling assumed the role of Executive Chairman in March 2022 and in January 2023 the Board of Directors appointed Mr. Dreiling to serve as Chief Executive Officer. He currently serves on the Board of Directors of Lowe’s Companies, Inc. (Lead Independent Director; Nominating and Governance Committee).
PREVIOUS WORK EXPERIENCE
•
2015 to 2016: Chairman of the Board of Directors, Dollar General Corporation

•
2008 to 2015: Chief Executive Officer and Chairman of the Board of Directors, Dollar General Corporation

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2005 to 2008: President, Chief Executive Officer and Chairman of the Board of Directors, Duane Reade Holdings, Inc. and Duane Reade Inc.

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2003 to 2005: Executive Vice President and Chief Operations Officer, Longs Drug Stores Corp.

•
2000 to 2003, Executive Vice President of Marketing, Safeway Inc.

•
1998 to 2000: President, Vons Co Inc.

PREVIOUS BOARD EXPERIENCE
•
2016 to January 2023: Board of Directors of Kellogg Company (Audit Committee; Compensation and Talent Management Committee)

•
2015 to 2022: Board of Directors, Pulte Group, Inc. (Nominating and Governance Committee, Chair; Compensation and Management Development Committee)

•
2016 to 2022: Board of Directors, Aramark (Compensation and Human Resources Committee; Nominating, Governance and Corporate Responsibility Committee)

EDUCATION
•
Mr. Dreiling graduated with a B.A. from Rockhurst University.

EXPERTISE
•
Mr. Dreiling brings to our Board over 40 years of retail experience at all operating levels. He has strong business development expertise in expanding the footprint and offerings of several retailers. Mr. Dreiling also brings unique experience in the value retail sector gained from his role as the former Chairman and CEO of Dollar General Corporation.

CHERYL W. GRISÉ DIRECTOR SINCE MARCH 2022 AGE: 70 BOARD COMMITTEES: Compensation Committee, Chair Nominating and Governance Committee
Ms. Grisé—Former Executive Vice President of Northeast Utilities and Chief Executive Officer of its principal operating companies. She currently serves on the Board of Directors of ICF International, Inc. (Human Capital Committee; Governance and Nominating Committee), PulteGroup, Inc. (Nominating and Governance Committee; Compensation and Management Development Committee) and Metlife, Inc. (Compensation Committee, Chair; Governance and Corporate Responsibility Committee; Audit Committee).
PREVIOUS WORK EXPERIENCE
•
1998 to 2007: held several executive leadership positions at Northeast Utilities (now known as Eversource Energy), including President, Utilities Group.

PREVIOUS BOARD EXPERIENCE
•
2007 to 2015: Board of Directors, Pall Corporation (Compensation Committee, Chair; Nominating and Governance Committee)

•
2002 to 2008: Board of Directors, Dana Holding Corporation (Audit Committee; Nominating and Governance Committee, Chair)

EDUCATION
•
Ms. Grisé graduated with a B.A. from the University of North Carolina at Chapel Hill, a J.D. from Thomas Jefferson School of Law, and the Yale University School of Organization and Management, Executive Management Program.

EXPERTISE
•
Ms. Grisé brings to our Board substantial executive leadership experience with a large consumer facing business, a strong governance and legal background and an unusually solid and strong record of leadership in public company boardrooms in many different sectors. She was named by the National Association of Corporate Directors (NACD) to their Top 100, a list of the top 100 most influential directors in the U.S.

DANIEL J. HEINRICH DIRECTOR SINCE MARCH 2022 AGE: 67 BOARD COMMITTEES: Audit Committee Finance Committee, Chair
Mr. Heinrich—Former Chief Financial Officer of The Clorox Company. He currently serves on the Board of Directors of Lowe’s Companies, Inc. (Compensation Committee; Technology Committee).
PREVIOUS WORK EXPERIENCE
•
2001 to 2011: held various senior level positions at The Clorox Company, including Executive Vice President and Chief Financial Officer, The Clorox Company

•
1996 to 2001: Senior Vice President and Treasurer of Transamerica Finance Corporation

•
1994 to 1996: Senior Vice President, Treasurer and Controller, Granite Management Company

•
1986 to 1994: Senior Vice President, Controller and Chief Accounting Officer, First Nationwide Bank

•
1978 to 1986: Senior Audit Manager, Ernst & Young

PREVIOUS BOARD EXPERIENCE
•
2013 to February 2023: Board of Directors, Aramark (Audit Committee, Chair; Finance Committee)

•
2016 to 2022: Board of Directors, Ball Corporation (Audit Committee, Chair; Compensation Committee)

•
2012 to 2022: Board of Directors, Edgewell Personal Care Company (Compensation Committee, Chair; Audit Committee, Chair; Finance Committee, Chair)

•
2011 to 2021: Board of Directors, E & J Gallo Winery (Finance & Audit Committee; Executive Compensation Committee)

•
2013 to 2019: Board of Directors, G3 Enterprises, Inc. (Audit Committee, Chair; Compensation Committee)

•
2007 to 2009: Board of Directors, Advanced Medical Optics (Audit Committee; Finance Committee)

EDUCATION
•
Mr. Heinrich is a licensed Certified Public Accountant (inactive), and graduated with a B.S. in Business Administration (with Honors) from the University of California, Berkeley and an M.B.A. (with Honors) from Saint Mary’s College of California.

EXPERTISE
•
•
Mr. Heinrich brings to our Board his substantial experience as a director and executive at consumer packaged goods companies and consumer facing businesses. He has extensive executive-level financial knowledge and experience and has developed strong expertise in the areas of strategic business development, risk management, mergers and acquisitions, accounting and information technology. In addition, our Board has determined that Mr. Heinrich qualifies as an Audit Committee financial expert.

PAUL C. HILAL DIRECTOR SINCE MARCH 2022 AGE: 56 VICE CHAIRMAN BOARD COMMITTEES: Compensation Committee Finance Committee Nominating and Governance Committee
Mr. Hilal—Founder and Chief Executive Officer of Mantle Ridge LP, an investment fund. Over the past two decades, he has built a strong record as an engaged or activist investor and as a passive value investor. He currently serves on the Board of Directors of Aramark (Vice Chairman; Nominating, Governance and Corporate Responsibility Committee; Compensation and Human Resources Committee) and CSX Corporation (Vice Chairman; Executive Committee; Finance Committee; Governance and Sustainability Committee).
PREVIOUS WORK EXPERIENCE
•
2006 to 2016: Partner and Senior Investment Professional, Pershing Square Capital Management

•
2002 to 2005: Managing Partner, Caliber Capital Management

•
1998 to 2001: Partner, Hilal Capital Management

•
1999 to 2000: Acting Chief Executive Officer, WorldTalk Communications Corporation

•
1992 to 1999: Investment Banker, Broadview Associates

PREVIOUS BOARD EXPERIENCE
•
2012 to 2016: Board of Directors, Canadian Pacific Railway Limited (Management Resources and Compensation Committee, Chair; Finance Committee)

•
1999 to 2000: Chairman of the Board of Directors, WorldTalk Communications

•
1999 to 2016: Board of Directors, Grameen Foundation

EDUCATION
•
Mr. Hilal graduated with a A.B. in Biochemistry from Harvard College, an M.B.A. from Columbia Business School and a J.D. from Columbia Law School.

EXPERTISE
•
Mr. Hilal brings to our Board substantial experience enabling companies to successfully effect value-creating change. His experience as a value investor, capital allocator and engaged steward during corporate transformations, in addition to his knowledge of the Company, enables him to contribute to the Board and its mission in unique and extremely valuable ways. Additionally, Mr. Hilal’s service on the boards of multiple public companies will allow him to provide key strategic perspectives to the Board.

EDWARD J. KELLY, III DIRECTOR SINCE MARCH 2022 AGE: 69 LEAD INDEPENDENT DIRECTOR BOARD COMMITTEES: Nominating and Governance Committee, Chair Finance Committee Sustainability and CSR Committee
Mr. Kelly—Retired Chairman of the Institutional Clients Group of Citigroup, Inc. He currently serves on the Board of Directors of Citizens Financial Group, Inc. (Compensation and Human Resources Committee, Chair; Nominating and Corporate Governance Committee, Chair) and Metlife, Inc. (Audit Committee; Compensation Committee; Finance and Risk Committee, Chair).
PREVIOUS WORK EXPERIENCE
•
2011 to 2014: Chairman, Institutional Clients Group, Citigroup, Inc.

•
2010 to 2011: Chairman, Global Banking, Citigroup, Inc.

•
2009 to 2010: Vice Chairman, Citigroup, Inc.

•
2009: Chief Financial Officer, Citigroup, Inc.

•
2008 to 2009: Head of Global Banking, President and CEO, Citi Alternative Investments, Citigroup, Inc.

•
2007 to 2008: Managing Director, The Carlyle Group

•
2007: Vice Chairman, PNC Financial Services Group, Inc.

•
2001 to 2007: Chairman and Chief Executive Officer, Mercantile Bankshares Corporation

•
1995 to 2001: Managing Director, J.P. Morgan

•
1994 to 1995: General Counsel, J.P. Morgan

•
1988 to 1994: Partner, Davis Polk & Wardwell, LLP

PREVIOUS BOARD EXPERIENCE
•
2002 to 2019: Board of Directors, CSX Corporation (Chairman of the Board; Audit Committee; Governance Committee; Executive Committee; Compensation and Talent Management Committee; Finance Committee)

•
2014 to 2018: Board of Directors, XL Group (Executive Committee; Audit Committee; Compensation Committee; Risk Committee; Corporate Governance Committee; Finance Committee)

EDUCATION
•
Mr. Kelly graduated with an A.B. from Princeton University and a J.D. from University of Virginia School of Law.

EXPERTISE
•
Mr. Kelly brings to our Board business, strategic, financial and legal acumen and extensive leadership expertise. His experience includes key roles in building a client-centric model and managing the global operations of a major financial institution. In addition, he provides a local perspective as a long-time Virginia resident and lecturer at the University of Virginia School of Law.

MARY A. LASCHINGER DIRECTOR SINCE MARCH 2022 AGE: 63 BOARD COMMITTEES: Compensation Committee Sustainability and CSR Committee
Ms. Laschinger—Former Chairman of the Board of Directors and Chief Executive Officer of Veritiv Corporation. She currently serves on the Board of Directors of Newmont Corporation (Leadership Development and Compensation Committee) and Kellogg Company (Compensation and Talent Management Committee, Chair; Executive Committee; and Nominating and Governance Committee).
PREVIOUS WORK EXPERIENCE
•
2014 to 2020: Chairman and Chief Executive Officer, Veritiv Corporation

•
2010 to 2014: SVP, International Paper Company, President, xpedx distribution company

•
2007 to 2014: Senior Vice President, International Paper Company

PREVIOUS BOARD EXPERIENCE
•
2017 to 2021: Board of Directors, Federal Reserve Bank of Atlanta (Audit Committee; Operational and Risk Committee, Chair)

•
2007 to 2010: Board of Directors, Ilim Group, Russian (Lead Director; Human Resource Committee)

EDUCATION
•
Ms. Laschinger graduated with a B.A. in Business Administration from University of Wisconsin—Eau Claire, an M.B.A. from University of Connecticut and the Kellogg School of Management, Postgraduate Studies, Executive Management.

EXPERTISE
•
Ms. Laschinger brings to our Board substantial experience as a senior executive at some of the largest companies in the United States. In addition, she has led and served on the board of directors of several major U.S. and foreign companies and institutions. Her extensive experience in operating manufacturing and global supply chain businesses includes defining product line up, sourcing products and services and the operational delivery of products and services globally. Through these roles and through her experience as a public company CEO and the Chair of the Audit, Operational and Risk Committee for the Federal Reserve Bank of Atlanta, she has gained deep knowledge of financial, controls and risk management issues. Additionally, through executive leadership and board positions, she has developed expert knowledge of leadership development, defining and implementing compensation, benefits, and related human resource matters.

JEFFREY G. NAYLOR DIRECTOR SINCE MARCH 2018 AGE: 64 BOARD COMMITTEES: Audit Committee, Chair Finance Committee
Mr. Naylor—Former Chief Financial Officer and Senior Executive of The TJX Companies. He is the Managing Director of his consulting firm, Topaz Consulting LLC, where he advises private equity firms on potential transactions and provides services in the area of strategy and finance. In addition, he currently serves on the Board of Directors of Synchrony Financial (Chairman of the Board; Audit Committee; Management and Compensation Committee) and Wayfair, Inc. (Audit Committee, Chair).
PREVIOUS WORK EXPERIENCE
•
2004 to 2014: held various senior level positions at TJX Companies, Inc., including Senior Executive Vice President, Chief Financial and Administrative Officer of TJX Companies, Inc.

•
2001 to 2004: Chief Financial Officer, Big Lots, Inc.

•
Held senior level positions with Limited Brands, Sears, Roebuck and Co., and Kraft Foods, Inc.

•
Mr. Naylor began his career as a Certified Public Accountant with Deloitte Haskins & Sells.

PREVIOUS BOARD EXPERIENCE
•
2013 to 2021: Board of Directors, Emerald Holding, Inc. (Audit Committee, Chair; Nominating and Corporate Governance Committee, Chair; Compensation Committee)

•
2010 to 2016: Board of Directors, Fresh Market, Inc. (Audit Committee, Chair)

EDUCATION
•
Mr. Naylor graduated with a B.A. in Economics from Northwestern University and an M.B.A. from J.L. Kellogg School of Management.

EXPERTISE
•
Mr. Naylor brings to our Board an extensive financial and accounting background as well as significant leadership and retail experience. In addition, our Board has determined that Mr. Naylor qualifies as an Audit Committee financial expert.

WINNIE Y. PARK DIRECTOR SINCE DECEMBER 2020 AGE: 52 BOARD COMMITTEES: Audit Committee Compensation Committee
Ms. Park—Chief Executive Officer of Forever 21 from January 2022 to present. She currently serves on the Board of Directors of Sound Point Acquisition Corp. I, Ltd.
PREVIOUS WORK EXPERIENCE
•
2015 to 2021: CEO of Paper Source

•
2012 to 2015: Executive Vice President, Global Marketing and eCommerce, DFS Group Ltd.

•
2006 to 2012: Global Vice President, Fashion, DFS Group Ltd.

•
2004 to 2006: Senior Director, Women’s Merchandising for the Dockers brand, Levi Strauss & Co.

•
2003 to 2004: Director, Global Strategy for the Dockers brand, Levi Strauss & Co.

•
2001 to 2003: Engagement Manager, McKinsey & Company

PREVIOUS BOARD EXPERIENCE
•
2017 to 2022: Board of Directors, Express, Inc. (Compensation Committee; Governance Committee; and Audit Committee)

EDUCATION
•
Ms. Park graduated with a B.A., Cum Laude, in Public and International Affairs from Princeton University and an M.B.A. in Corporate Finance and Marketing from Northwestern University.

EXPERTISE
•
Ms. Park is a retail and marketing leader with deep experience in brand-building, e-Commerce, omni-channel specialty retail, merchandising and international expertise. In addition, the Board has determined that Ms. Park qualifies as an Audit Committee financial expert.

BERTRAM L. SCOTT DIRECTOR SINCE MARCH 2022 AGE: 72 BOARD COMMITTEES: Audit Committee Sustainability and CSR Committee
Mr. Scott—Retired health care executive who formerly served as the President and Chief Executive Officer of Affinity Health Plan and President, US Commercial, of CIGNA Corporation. He currently serves on the Board of Directors of the following public companies: Equitable (Compensation Committee; Nominating and Corporate Governance Committee), Lowe’s Companies, Inc. (Audit Committee, Chair; Nominating and Governance Committee) and Becton, Dickinson and Company (Lead Director; Audit Committee, Chair; Compensation and Human Capital Committee).
PREVIOUS WORK EXPERIENCE
•
2015 to 2019: Senior Vice President of Population Health and Value Based Care at Novant Health

•
2012 to 2014: President and Chief Executive Officer, Affinity Health Plan

•
2010 to 2011: President, US Commercial, CIGNA Corporation

•
2000 to 2010: Executive Vice President and Chief Institutional Development and Sales Officer, TIAA-CREF

•
2000 to 2007: President and Chief Executive Officer, TIAA-CREF

•
1996 to 2001: President and Chief Executive Officer, Horizon Mercy Healthcare

PREVIOUS BOARD EXPERIENCE
•
2020 to 2022: AllianceBernstein (Compensation and Workplace Practices Committee)

EDUCATION
•
Mr. Scott graduated with a B.A. in Business Administration from DePaul University, a Doctor of Humane Letters from DePaul University and the Harvard Business School Advanced Management Program.

EXPERTISE
•
Mr. Scott brings to our Board his substantial corporate governance and business expertise, in addition to extensive experience serving as a director on the boards of several large, complex, publicly-traded companies, as well as serving as chair of several board committees. Mr. Scott draws on his professional experiences to provide perspective to the boards on which he serves with respect to development and the implementation of strategy, mergers and acquisitions, merger integration, and sales and marketing. In addition, the Board has determined that Mr. Scott qualifies as an Audit Committee financial expert.

STEPHANIE P. STAHL DIRECTOR SINCE JANUARY 2018 AGE: 56 BOARD COMMITTEES: Nominating and Governance Committee Sustainability and CSR Committee, Chair
Ms. Stahl—Former Global Marketing & Strategy Officer of Coach, Inc. She is the Founder of her investment and advisory company Studio Pegasus LLC which she launched in 2015 to focus on supporting early-stage consumer ventures. In addition, she serves on the Board of Directors of Carter’s, Inc. (Compensation Committee and Nominating and Corporate Governance Committee) and Newell Brands, Inc.
PREVIOUS WORK EXPERIENCE
•
2015 to current: Owns and operates Studio Pegasus, LLC, an investment and advisory company focused on consumer sector digital startups.

•
2012 to 2015: Executive Vice President, Global Marketing & Strategy, Coach, Inc.

•
2010 to 2011: Chief Executive Officer, Tracy Anderson Mind & Body, LLC

•
2003 to 2006: Executive Vice President, Chief Marketing Officer, Revlon, Inc.

•
1998 to 2003: Partner and Managing Director, The Boston Consulting Group, Inc.

•
1997: Vice President, Strategy & New Business Development, Toys “R” Us, Inc.

PREVIOUS BOARD EXPERIENCE
•
2017 to 2022 Board of Directors of Founders Table Restaurant Group

•
2013 to 2021 Board of Directors of Knoll, Inc. (Audit Committee and Nominating Committee)

EDUCATION
•
Ms. Stahl graduated with a B.S. in Quantitative Economics from Stanford University and an M.B.A. (with distinction) from Harvard University.

EXPERTISE
•
Ms. Stahl brings to our Board significant experience in marketing, data analytics, digital, sustainability, brand building and strategy. Ms. Stahl has spent her career focused on the retail/consumer sector with extensive experience in developing, executing and optimizing major change initiatives including fundamental business transformation, mergers and acquisitions, and post-merger integrations.

THE BOARD AND ITS COMMITTEES
The Board has re-nominated 10 current directors for election at the 2023 annual meeting of shareholders to serve as directors for a one-year term.
The Board of Directors has five standing committees, each comprised solely of independent directors: the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, the Finance Committee and the Sustainability and CSR Committee. These committees operate under written charters which are available on our corporate website, at www.dollartreeinfo.com/corporate-governance.
The current Board committee assignments of our re-nominated directors are as follows:
Director	Independent Director(1)	Audit Committee(2)	Compensation Committee	Nominating and Governance Committee	Finance Committee	Sustainability and CSR Committee
Richard W. Dreiling
Cheryl W. Grisé	■		C	■
Daniel J. Heinrich	■	■			C
Paul C. Hilal	■		■	■	■
Edward J. Kelly, III	LD			C	■	■
Mary A. Laschinger	■		■			■
Jeffrey G. Naylor	■	C			■
Winnie Y. Park	■	■	■
Bertram L. Scott	■	■				■
Stephanie P. Stahl	■			■		C

LD
Lead Independent Director

C
Committee chair

(1)
Our Board reviewed the composition of each committee and determined that all of our non-employee directors were independent within the meaning of the listing standards of the Nasdaq Stock Market and SEC regulations.

(2)
The Board, after review of each individual’s employment experience and other relevant factors, has determined that Daniel Heinrich, Jeffrey Naylor, Winnie Park and Bertram Scott are qualified as audit committee financial experts within the meaning of SEC regulations.

Audit Committee
The purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. At each regular meeting, the Audit Committee meets in executive sessions with the Company’s independent auditors, Chief Legal Officer, Vice President—Internal Audit, Chief Financial Officer and Senior Vice President—Principal Accounting Officer to discuss accounting principles, financial and accounting controls, the scope of the annual audit, internal controls, regulatory compliance and other matters. The independent auditors have access to the Audit Committee without management present to discuss the results of their audits and their views on the adequacy of our internal controls, quality of financial reporting and other accounting and auditing matters.
The Committee’s primary duties and responsibilities include:
•
monitoring our financial reporting processes and internal control systems;

•
overseeing our internal and external audit processes, including participation in the planning of the audit efforts of our independent auditors, internal audit department and our finance department;

•
reviewing and discussing the Company’s practices with respect to risk assessment and risk management, including financial, operational, information security, data privacy, business continuity and legal and regulatory risks;

•
providing an open avenue of communication among the independent auditors, internal auditors, financial and senior management, and the Board;

•
reviewing our quarterly and annual financial statements;

•
reviewing related party transactions; and

•
appointing and evaluating the independent auditors of our financial statements.

The Audit Committee met eight (8) times in 2022. In addition, the Chair of the Committee conducted periodic updates with the independent auditors and/or financial management.
All members of the Audit Committee during 2022 met the independence requirements of the Nasdaq Stock Market and SEC regulations. The report of the Committee can be found beginning on page 115.
Compensation Committee
The purpose of the Compensation Committee is to assist the Board in its oversight of the Company’s executive compensation structure, including salary, incentives and benefits, in order to attract and retain key executives. The Committee also monitors the Company’s compensation policies and practices to determine whether they create risks that are reasonably likely to have a material adverse effect on the Company.
The Committee’s primary duties and responsibilities include:
•
overseeing our compensation and benefit practices;

•
establishing the compensation arrangements for our executive officers;

•
overseeing the administration of our executive compensation plans and Employee Stock Purchase Plan;

•
approving awards under our equity-based compensation arrangements;

•
overseeing the Company’s strategies, policies and key metrics with respect to diversity, equity and inclusion and human capital management, talent development and retention of key personnel;

•
approving the design and payouts under our incentive plans for executive officers;

•
reviewing the compensation of the independent members of the Board for service on the Board and its committees and recommending any changes to the Board for approval; and

•
reviewing annually the executive officers’ stock ownership levels to ensure compliance with the Company’s executive target ownership policy.

The Compensation Committee met nine (9) times in 2022. In addition, the Chair separately engaged in numerous in-depth discussions with members of management.
All members of the Compensation Committee during 2022 met the independence requirements of the Nasdaq Stock Market and SEC regulations. The report of the Committee, together with our Compensation Discussion and Analysis and information regarding executive compensation, can be found beginning on page 50.
Nominating and Governance Committee
The purpose of the Nominating and Governance Committee is to advise the Board of Directors on the composition, organization and effectiveness of the Board and its committees and on other issues relating to the corporate governance of the Company. The Committee’s primary duties and responsibilities include:
•
recommending candidates to be nominated by the Board, including the re-nomination of any currently serving director, to be placed on the ballot for shareholders to consider at the annual shareholders’ meeting;

•
if the Chairman of the Board is not independent, recommending an independent director to be appointed as Lead Independent Director;

•
recommending nominees to be appointed by the Board to fill interim director vacancies;

•
reviewing periodically the membership and Chair of each committee of the Board and recommending committee assignments to the Board, including rotation or reassignment of any Chair or committee member;

•
reviewing and resolving requests for waivers from directors of any provision of the Company’s Code of Conduct;

•
monitoring significant developments in regulations and best practices concerning corporate governance and the duties and responsibilities of each director;

•
leading the Board in its annual performance evaluation;

•
evaluating and administering our Corporate Governance Guidelines and recommending changes to the Board;

•
reviewing and overseeing our governance structure and other facets of the Company’s corporate governance, including the structure of the Board, provisions of the Company’s articles and bylaws, arrangements containing provisions that become operative in the event of a change in control of the Company and other documents, policies and procedures in the governance framework;
•
reviewing annually the directors’ stock ownership levels to ensure compliance with our director stock ownership requirements; and

•
monitoring annually the education of Board members on matters related to their service on the Board.

In addition, the Committee oversees the Shareholder Engagement Policy, recommends to the Board any proposed changes to such policy, monitors the process for shareholders to communicate with the Board, and assesses and recommends action on any matters raised in shareholder communications relating to governance topics.
The Nominating and Governance Committee met nine (9) times in 2022. For further information on the Committee, please see “How Nominees to our Board are Selected” beginning on page 43.
All members of the Nominating and Governance Committee during 2022 met the independence requirements of the Nasdaq Stock Market.
Finance Committee
The purpose of the Finance Committee is to assist the Board in its oversight of the Company’s financial policies, strategies, capital structure and allocation. The Committee’s primary duties and responsibilities include:
•
reviewing and advising the Board on the Company’s capital structure and allocation;

•
reviewing and advising the Board on significant financing and related transactions;

•
reviewing and advising the Board on financial considerations relating to the leasing, purchase, sale, conveyance and other acquisition and disposition of stores, facilities and real property;

•
reviewing and evaluating new store openings and performance;

•
reviewing and advising the Board on the annual capital budget and advising the Board on major capital projects and commitments; and

•
reviewing and advising the Board on acquisitions and divestitures and supporting the Board’s review with management of previously effected acquisitions and divestitures.

The Finance Committee met three (3) times in 2022. In addition, the Chair separately engaged in numerous in-depth discussions with members of management.
Sustainability and Corporate Social Responsibility Committee
The purpose of the Sustainability and CSR Committee is to assist the Board in its oversight of the Company’s sustainability and environment and social-related risks and strategies, external reporting, and workplace environment and culture. The Committee’s primary duties and responsibilities include:
•
assisting the Board in discharging its responsibilities relating to oversight of the Company’s strategies, policies and initiatives, and assessing, monitoring and making recommendations to the Board, with respect to sustainability and corporate social responsibility matters, including those related to environmental and social issues, human rights, labor, health and safety, workplace environment and culture, vendor and supplier diversity, philanthropy, and community and governmental engagement and relations;
•
overseeing the Company’s strategies and policies related to human capital management, including with respect to matters such as diversity, equity, and inclusion as it relates to the Company’s workforce, workplace environment and culture, and the recruiting, selection, talent development, progression and retention of the Company’s workforce;

•
reviewing and discussing with management key human capital metrics for the Company’s workforce that may be used by the Company; and

•
at least semi-annually, evaluating, discussing, and, as appropriate, directing the disclosure of the Company’s risks relating to corporate social responsibility and sustainability, including the environment, human rights, labor, health and safety, workforce diversity, supply chain, and similar matters affecting Company stakeholders.

The Sustainability and CSR Committee met three (3) times in 2022.
Meetings of the Board of Directors
The Board of Directors has scheduled four regular meetings in 2023 and recently held one of these meetings in March 2023. The Board will hold special meetings when Company business requires. During 2022, the Board held eighteen (18) meetings. Informational update calls are periodically conducted during the year. Each member of the Board attended more than 75% of all Board meetings and meetings of committees of which he or she was a member.
We expect each of our directors to attend the annual meeting of our shareholders. All of the then incumbent directors were in attendance at the 2022 virtual annual meeting of our shareholders.

BOARD GOVERNANCE
Our Board operates within a strong set of governance principles and practices, including:
Governance Practice		Dollar Tree’s Governance Policies and Actions
All directors elected annually upon majority vote, except where contested	YES	Our Board is not classified, and in uncontested elections our directors are elected by the vote of a majority of the votes cast. See “Proposal No. 1—Election of Directors” on page 111.
Robust Lead Independent Director position	YES	When our Board Chairman is not independent, a Lead Independent Director is elected from among the independent directors. Our Corporate Governance Guidelines enumerate the robust authority and responsibilities of the Lead Independent Director in managing Board matters. See “Board Leadership Structure” on page 32.
Enhanced director stock ownership guidelines	YES	Each director must hold Dollar Tree stock worth no less than five times the annual cash retainer. See “Director Stock Holding Requirements” on page 33.
Enhanced shareholder engagement program	YES	We formalized our policy to facilitate shareholder access to senior management and independent directors. See “Engagement with Shareholders” on page 38.
A strong corporate commitment to environmental stewardship and sustainability	YES	We have made a commitment to environmental stewardship and are pursuing meaningful strategies and initiatives that address the sustainability risks associated with our business. We strongly support policies that benefit our customers, our associates, our communities and our environment. See “Environmental and Social Sustainability” on page 35.
Thoughtful approach to director tenure and board diversity	YES	We endeavor to include women and minority candidates in the pool from which Board nominees are chosen and to consider diverse directors for leadership positions on the Board. While directors have no term limit, the Board values the benefits of regular board refreshment and annually reviews director tenure. See “Board Diversity” and “Board Tenure” on page 44.

Independence
Dollar Tree is committed to principles of good corporate governance and the independence of a majority of our Board of Directors from the management of our Company. Of our eleven current directors, the following ten have been determined by our Board to be independent directors within the applicable listing standards of the Nasdaq Stock Market: Thomas W. Dickson, Cheryl W. Grisé, Daniel J. Heinrich, Paul C. Hilal, Edward J. Kelly, III, Mary A. Laschinger, Jeffrey G. Naylor, Winnie Y. Park, Bertram L. Scott and Stephanie P. Stahl.
All members of our Audit Committee, our Compensation Committee and our Nominating and Governance Committee are independent under Nasdaq listing standards. Our Board has reviewed the various relationships between members of our Board and the Company and has affirmatively determined that none of our directors or nominees has material relationships with Dollar Tree, other than Mr. Dreiling, who is a member of management. See “Certain Relationships and Related Transactions” on page 101 for further information.
If the slate of directors proposed to be elected at the 2023 annual meeting of shareholders is elected, all committees of our Board will continue to be comprised solely of independent directors. The basis for an independence determination by our Board is either that the director has no business relationship other than his or her service on our Board, or that while a director may have some involvement with a Company or firm with which we do business, our Board has determined that such involvement is not material and does not violate any part of the definition of “independent director” under Nasdaq listing standards. None of our current executives sit on any of our committees.
At the regular meetings of our Board of Directors, a private session, without management present, is conducted by the non-management members of our Board.
Board Leadership Structure
Our Board is led by our Chairman & CEO, our Vice Chairman and our Lead Independent Director. As set forth in our Corporate Governance Guidelines, a Lead Independent Director is selected by our independent directors when our Chairman is not independent. In March 2022, Edward J. Kelly, III was elected as Lead Independent Director by the independent directors. Under our guidelines, the Lead Independent Director has clearly defined and robust leadership authority and responsibilities, including:
•
conferring regularly with the Chairman & CEO and the Vice Chairman;

•
in conjunction with the Chairman and the Vice Chairman, supporting a strong Board culture and encouraging director participation by fostering an environment of open dialogue and constructive feedback among the directors and facilitating communication across Board committees and among the Chairman & CEO, the Vice Chairman, the Board as a whole and Board committees (including the chairs of Board committees);

•
communicating feedback from the Board regarding the performance of the Chairman & CEO;

•
presiding at shareholder and Board meetings in the event that the Chairman & CEO or the Vice Chairman are absent or unable to act or if designated by the Vice Chairman in accordance with our bylaws;

•
setting the agenda for and presiding over executive sessions of solely independent directors, and with the power to call meetings of the independent directors, with the expectation that the Lead Independent Director will also coordinate feedback and follow-up as appropriate with the Chairman & CEO, the Vice Chairman, and the chairpersons of relevant Board committees and other directors, as appropriate, concerning matters discussed among the independent directors;
•
in conjunction with the Chairman & CEO and the Vice Chairman, setting the agenda for meetings of the Board, advising the Chairman & CEO and the Vice Chairman as to the Board’s information needs and working with the Chairman & CEO and Vice Chairman as needed to coordinate and provide direction, feedback, changes, input and approval regarding Board meeting agendas, schedules and materials in order to support Board deliberations and enable sufficient time for discussion of all agenda items;

•
assisting the Chairman & CEO and Vice Chairman with issues that concern the Board;

•
remaining well-informed about senior management and succession plans; and

•
being available, consistent with the Shareholder Engagement Policy described beginning on page 38, for consultation and direct communication with shareholders when appropriate.

The Board has determined that its current leadership structure is the most appropriate for Dollar Tree and its shareholders. The appointment of Mr. Dreiling as Chairman & CEO in 2022 has brought to the Company a proven leader with extensive, highly relevant retail industry experience at all operating levels, including success in the dollar store segment as the CEO and Chair of Dollar General Corporation from 2008 to January 2016. The appointment of Mr. Dreiling as the CEO positions him to drive the Board’s key initiatives and to generate long-term positive results for the Company and its shareholders. The role of the Lead Independent Director, as described above, facilitates the active engagement of our independent directors in the various aspects of the Board’s work and governance. We believe the functioning of our Board is enhanced by having Mr. Dreiling as Chairman & CEO, Mr. Hilal as Vice Chairman and Mr. Kelly as Lead Independent Director.
As part of the Company’s ongoing commitment to corporate governance, the Board periodically considers its leadership structure and the role of the Lead Independent Director.
Director Stock Holding Requirements
In November 2022, the Board enhanced its stock ownership guidelines to require that each non-employee director should hold Dollar Tree stock worth no less than five (5) times the annual cash retainer paid to directors, valued on the date such director acquired the stock. Vested stock or stock units beneficially owned by the director, including stock or stock units held in the 2013 Director Deferred Compensation Plan, are counted in meeting the guidelines, but unexercised stock options are not counted toward meeting the requirement. Under our policy, each director has five (5) years after he or she is first elected to the Board to meet the director stock holding requirements. Consistent with prior years, a majority of the directors chose to defer a meaningful portion of their annual cash retainer as shares of common stock, ranging from 50% to 100% of total compensation for participating directors during 2022. As of April 2022 all of the directors are in compliance with the Company’s stock ownership guidelines.
Majority Voting in Uncontested Election of Directors
Our bylaws provide for majority voting in uncontested director elections. Consequently, a director nominee will be elected by a majority of votes cast in uncontested director elections and by a plurality of votes in contested elections.
In addition, our Corporate Governance Guidelines include a director resignation policy which provides that any individual to be nominated by the Board to serve as a director in an uncontested election must submit an irrevocable resignation which is contingent on such individual failing to receive a majority of the votes cast in the election and acceptance of such resignation by the Board. Under the policy, if a director does not receive a majority of the votes cast in the election, the resignation would be considered by the Nominating and Governance Committee, which would recommend to the Board what action to take with respect to the resignation. Our guidelines provide that the Board will act on the recommendation of the Committee within 90 days following the certification of the shareholder vote, and the Company will file a Form 8-K with the SEC describing the Board’s decision.
Board’s Role in Risk Oversight
The Board of Directors is actively involved in overseeing enterprise risk, primarily through the assistance of its committees, which address the risks within their areas of responsibility as provided in the committee charters or otherwise delegated by the Board to those committees. Each committee reports matters relating to risk to the full Board. In addition, the Lead Independent Director is responsible for facilitating director input and discussion regarding risks to the Company’s business.
The Audit Committee has a key role in the assessment of risks related to our business. At least semi-annually, the Audit Committee reviews and discusses with senior management the Company’s major risk exposures, including financial, operational, information security, data privacy, business continuity and legal and regulatory risks, the steps the Company has taken to identify, monitor and control such exposures, and the Company’s risk assessment and risk management policies, including mitigation strategies. This includes a review and discussion of the Company’s annual risk assessment conducted by the Internal Audit Department, which conducts an annual investigation and evaluation of enterprise risk focusing on areas that are essential to the successful operation of the Company. The Audit Committee engages in dialogue and receives updates at or between its meetings from the Vice President of Internal Audit, the Chief Compliance Officer, the Chief Financial Officer, Chief Legal Officer and the Chairman & CEO on matters related to risk. The Audit Committee shares appropriate information with the Board, either at its next meeting or by other more immediate communication.
The Sustainability and CSR Committee oversees the Company’s risks relating to sustainability and environment and social-related risks, including climate change and the environment, human rights, labor, health and safety, workforce diversity, supply chain, and similar matters affecting Company stakeholders. In carrying out its oversight role, the Committee is responsible for developing and recommending to the Board policies and procedures relating to sustainability risks. The Chairman & CEO and other members of management are responsible for assessing on an ongoing basis the Company’s sustainability risks and providing regular reports to the Sustainability and CSR Committee and/or the Board on the identification, evaluation, management and mitigation of those sustainability risks.
The Compensation Committee, in setting executive compensation, considers risks that may be implicated by our compensation programs and endeavors to set executive compensation at a level that creates incentives to achieve long-term shareholder value without encouraging excessive risk-taking to achieve short-term results. The Committee also oversees the Company’s human capital management strategies and policies for key personnel and considers related risks.
The Finance Committee, oversees risks associated with the Company’s financial policies, strategies, capital structure and allocation. The Finance Committee’s role includes reviewing and advising the Board on significant financial and related transactions and reviewing and advising the Board on the annual capital budget and major capital projects and commitments. The Finance Committee regularly receives reports from the Chief Financial Officer and other members of management on the Company’s cash flow and leverage positions.
Information Security Risk Management
The security of information shared with us by our customers, vendors and associates is important to us. We employ a multi-layer approach in the implementation of our cybersecurity practices, including:
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Application of the National Institute of Standards and Technology Cyber Security Framework (NIST CSF)

•
Payment Card Industry Data Security Standards (PCI-DSS) audits by trained and certified assessors

•
External audits, assessments and controls testing by qualified national consulting firms conducted on an annual basis

•
Continual reviews of the security programs of our most critical third-party partners

•
Monitored threat detection using artificial intelligence and behavior analysis

•
Business continuity, disaster recovery and incident response exercises led by our Chief Information Officer and Chief Information Security Officer

•
Cyber security training for all associates, including simulated phishing exercises throughout the year to measure and reinforce defensive measures

•
Cyber risk insurance covering cyber related breaches and interruptions in the business continuity of our computing environment

Our Audit Committee, which includes members that have cybersecurity experience, oversees the Company’s management of risks relating to information security and data privacy. At least semi-annually, the Audit Committee is responsible for reviewing and discussing with management the Company’s risk exposures related to information security and data privacy. These management updates are designed to inform the Audit Committee of any potential risks relating to information security or data privacy as well as any relevant mitigation or remediation tactics being implemented.
To more effectively prevent, detect and respond to information security threats, the Company has a dedicated Chief Information Security Officer (CISO) whose team is responsible for our overall information security, cyber risk, and business continuity programs. The CISO serves as the designated executive leader for cyber or data-related incident response activities.
We regularly conduct internal reviews and work with third-parties to identify and manage information security risks. We have not experienced any computer data security breach in the past three years and, as a result, we have not incurred any related expenses, penalties or settlements during this period.
Environmental and Social Sustainability
Dollar Tree is committed to environmental and social sustainability, product safety, human rights and human capital management, and continues to enhance its efforts in these areas. From its beginning over thirty years ago, we have operated our business with integrity and concern for others. We are focused each day on promoting a welcoming and safe environment for our customers and associates. The principles that guide us are ingrained in our people and our operations. From the global impact of climate change to the well-being of our associates to the safety of the products we sell, Dollar Tree strives to stay focused on these values.
Board and Management Oversight
Our Board and management recognize the importance of assessing and planning for the potential impact of climate change and other sustainability risks of our business. The Board took on enhanced ESG oversight in 2020 by charging the then-named Nominating, Governance and Sustainability Committee with responsibility for related risks. In 2022, the Board created a separate Sustainability and CSR Committee specifically to monitor and evaluate the Company’s social impact, the sustainability of its operations and environmental and other climate-related risks affecting our associates, our customers, and other stakeholders.

Under its charter, the Sustainability and CSR Committee’s primary duties and responsibilities include, at least semi-annually, to evaluate, discuss, and, as appropriate, direct the disclosure of the Company’s risks relating to corporate responsibility and sustainability, including the environment, human rights, labor, health and safety, workforce diversity, supply chain, and similar matters affecting our stakeholders. The Committee is also responsible for developing and recommending to the Board policies and procedures relating to the Company’s sustainability and corporate responsibility matters. At least twice a year, the Committee reviews the Company’s initiatives related to diversity, equity and inclusion (DEI) as it relates to workplace environment and culture, human capital management of the Company’s workforce and talent development and retention of the Company’s workforce.
In 2022, Dollar Tree hired its first Chief Sustainability Officer who regularly engages with the Sustainability and CSR Committee and the full Board. Through the work of our Chief Sustainability Officer Dollar Tree has increased its focus and accelerated its activities to advance the Company’s sustainability initiatives.
Sustainability Reporting and Engagement
We report on our Company’s environmental and social sustainability strategies, initiatives and progress in our annual update which may be found on our website along with relevant policies. Our enhanced 2022 report provides information on our progress toward our initial climate-related targets and our DEI initiatives. To increase transparency and disclosure, our reporting is aligned with relevant frameworks including SASB standards and the Task Force on Climate-related Financial Disclosures (TCFD). Also in 2022, we participated in the CDP climate questionnaire for the first time to benchmark, quantify and disclose our progress to manage our climate-related risks and opportunities.
Our sustainability initiatives are informed by our active engagement with our shareholders. In 2022, we engaged in productive dialogue on a variety of topics including environmental and social sustainability. Also, in 2022, shareholders voted in favor of a shareholder proposal regarding climate transition planning. Since the 2022 annual shareholders’ meeting, we have been in constant communications with the shareholder proponent regarding our work to respond to the shareholder proposal.
Environmental Sustainability and Climate Action
We recognize that sustainability is important to our stakeholders and to our business. We are focused on pursuing meaningful initiatives that minimize our environmental impact while reducing costs and driving efficiency, which we believe reduces risk and ultimately ensures the creation of sustainable shareholder value.
Starting in 2020, Dollar Tree began to define and measure its carbon emissions footprint, to set initial greenhouse gas (GHG) emissions targets, and to prepare a formal climate disclosure report and plan. Our GHG emissions come from the energy we consume across our stores and distribution centers, the emissions associated with the production of the goods we sell, and the transportation of those goods from our suppliers to our stores. In 2021, we set our first-generation climate-related goals which included (i) a goal to reduce Scope 1 and 2 greenhouse gas emissions by 25% per square foot across our retail stores, distribution centers and Store Support Center, and (ii) a goal to engage with our top suppliers to understand their sustainability commitments and set a target of 75% of our supplier spend for merchandise to be with companies which have measurable greenhouse gas reduction or renewable energy targets by 2031.
Building on our initial targets to reduce our GHG emissions, Dollar Tree has recently committed to set our ambition to achieve net zero Scope 1, 2 and 3 emissions by 2050 and to announce 1.5 degree aligned near-term Scope 1, 2 and 3 emissions reduction targets on or before June 30, 2024. More information about our climate efforts will appear in the Company’s 2023 corporate sustainability update, which will be made available on our website prior to the 2023 annual shareholders’ meeting.

Responsible Sourcing, Product Safety and Sustainability
We are dedicated to offering our customers products that are safe, reliable, and ethically sourced and manufactured. That means taking extra care to examine the practices of our vendors and manufacturers so that we can minimize our environmental impact and source natural resources responsibly while working to create a humane supply chain. We promote and audit compliance with our Vendor Code of Conduct, Human Rights Policy, and other relevant policies to assure alignment with labor, health and safety, human trafficking, non-discrimination, and other legal requirements. We will not do business with factories that do not respect basic human rights.
We have also adopted a chemical policy to identify and reduce chemicals of high concern in our products and are members of the Chemical Footprint Project. We continue to evaluate our chemical priority list to incorporate new chemicals of concern so that we can continue evolving our requirements around high-priority chemicals as new information and recommendations become available. In addition, we utilize independent and certified companies to test products that we import to assure that they meet or exceed all regulatory, legal or industry standards. We have one of the most robust testing programs for children’s products, assuring that testing is done using random sample collection, often multiple times on each production run.
Human Capital Management
We serve thousands of communities across North America through the hard work and dedication of more than 200,000 associates working at our stores, distribution centers and Store Support Center (SSC). We believe in the growth and development of our associates and provide professional and leadership development experiences, including online and instructor-led trainings to assist associates in their current role and help prepare them for future growth.
We are committed to providing market-competitive pay for all positions, and we are a pay for performance organization with performance-based compensation opportunities at almost all levels of the organization, including hourly paid positions. Both Dollar Tree and Family Dollar have implemented a Store Manager Bonus Program, which rewards store managers for strong performance. We also offer benefits to eligible associates such as participation in our 401(k) plan and Employee Stock Purchase Plan in order to help our associates plan for their retirement. All full-time and part-time associates are eligible for competitive health and welfare benefits, including medical, dental, vision, disability, life insurance and other benefits.
Workplace Safety
Our associates and customers drive our success. Providing them with a safe environment for both working and shopping is essential. We strive to maintain a culture of safety and continuous improvement, which begins with our leaders modeling the behaviors we want our associates to adopt and developing the necessary resources and training to support our associates across a range of workplace safety topics.
Diversity, Equity and Inclusion
We continue to build a rewarding, engaging, diverse and inclusive work environment. In 2020, we formed the DEI Executive Council comprised of senior leaders from across the Company who are charged with creating a DEI engagement strategy aligned with our business goals. In addition to helping to foster a culture of diversity and inclusion, the DEI Executive Council has helped to drive accountability at the senior management level for progress on key DEI initiatives. Among its many activities, the DEI Executive Council has overseen the formal development of Associate Resource Groups (ARGs) including Champions of Women, Pride LGBTQ+ and the Black Advocates Alliance (BAA); unconscious bias training; and the creation of an Allyship Guide for associates.
In 2022, under the Board’s oversight, we have set a series of initial DEI commitments for the Company. To ensure success, we hired the company’s first Chief Diversity Officer (CDO) to lead our efforts moving forward. The CDO, in collaboration with senior leadership, will review and expand our current DEI strategy and efforts. We are also developing and validating systems that bring visibility to our DEI metrics and progress via a dashboard available to our senior leadership and Board. Finally, we plan to further integrate a DEI focus into the range of Company talent life cycle programs, policies, and practices, including talent attraction, development, and succession planning.
Code of Ethics
Our Board has adopted a Code of Ethics for all our employees, officers and directors, including our Chief Executive Officer and senior financial officers. The Code of Ethics reflects our commitment to conducting business in an ethical and lawful manner. Among other things, our Code of Ethics addresses such topics as honest and ethical conduct, valuing our associates, workplace and product safety, conflicts of interest, relationships with vendors, compliance with laws, and the protection of Company assets.
Our Code of Ethics may be viewed at www.corporate.dollartree.com/investors/governance/governance-documents. In addition, a printed copy of the Code will be provided to any shareholder upon request submitted to the Corporate Secretary at our corporate headquarters address, which is 500 Volvo Parkway, Chesapeake, VA 23320.
Any amendments to, or waivers of, the Code of Ethics applicable to our directors, executive officers, principal accounting officer or controller or persons performing similar functions, will be posted on our website at www.corporate.dollartree.com/investors/governance/governance-documents.
Engagement with Shareholders
We value regular, constructive conversations with our shareholders. These communications provide us with an opportunity to gain valuable insights and understanding with respect to shareholder interests and priorities. The Board’s commitment to shareholder outreach is reflected in its shareholder engagement policy included in our Corporate Governance Guidelines, which is intended to foster long-term, collaborative relationships with shareholders.
In 2022, we continued our engagement with shareholders to understand their views on issues of importance to them. The principal topics of engagement included:
•
our long-term business strategy and initiatives;

•
our executive compensation program;

•
environmental impact and sustainability matters, including climate change; and

•
investments in our associates, including diversity, equity and inclusion.

In addition, prior to the Board’s approval of the Stewardship Framework Agreement in March 2022, members of our Board engaged with shareholders owning more than 50% of the Company’s common stock to better understand their perspectives on our business strategy and leadership. The feedback from our shareholders was an important factor in the Board’s consideration of the governance changes contemplated by the Stewardship Framework Agreement, including the reconstitution of the Board and the changes in our Board leadership.
Although our senior executive officers and investor relations department are primarily responsible for our communications and engagement with shareholders, our independent directors may also be involved in shareholder engagement from time to time as appropriate.

Communications with the Board
Shareholders and other interested parties seeking to communicate with any individual director or group of directors may send correspondence by mail to Dollar Tree Board of Directors, c/o Corporate Secretary, 500 Volvo Parkway, Chesapeake, VA 23320, or by email to CorpSecy@DollarTree.com. The Corporate Secretary has been instructed by the Board to forward all communications, except those that are clearly unrelated to Board or shareholder matters, to the relevant Board members.

DIRECTOR COMPENSATION
Director compensation is established by the Board of Directors and periodically reviewed. The table below sets out the compensation structure for non-employee directors in fiscal year 2022. The non-employee director compensation was designed to:
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Simplify and streamline non-employee director compensation

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Provide for 50% of the annual retainer to be awarded as equity, consistent with market practice and good governance and to align directors’ interests with those of shareholders

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Recognize the responsibility and workload expected of the Chairs of the standing Committees and the Lead Independent Director, while generally maintaining an overall market competitive level of non-employee director compensation

•
Support an equitable allocation of Committee Chair and member responsibility and workload

In September 2022, the Compensation Committee, with the support of its compensation consultant, Meridian Compensation Partners, completed a peer benchmarking review of the non-employee director compensation program and determined that the compensation program was aligned with the market.
Compensation Element	Non-Employee Director Compensation
Retainer	•Annual cash retainer $150,000 •Annual equity award $150,000 •Total annual retainer $300,000
Lead Independent Director	$50,000
Audit Committee Chair	$40,000
Compensation Committee Chair	$35,000
Nominating and Governance Committee Chair	$35,000
Finance Committee Chair	$30,000
Sustainability and Corporate Social Responsibility Committee Chair	$30,000
Committee Members	No committee member fees
Meeting Fees	No meeting fees
The Board may also authorize additional fees for ad hoc committees, if any. We do not offer non-equity incentives or pension plans to non-employee directors.
Under our shareholder-approved 2013 Director Deferred Compensation Plan, directors may elect to defer receipt of all or a portion of their Board and committee fees to be paid at a future date in either cash or shares of common stock, or to defer all or a portion of their fees into non-statutory stock options. Deferral elections must be made by December 31 for the deferral of fees in the next calendar year and must state the amount or portion of fees to be deferred; whether and to what extent fees are to be deferred in cash or shares or paid in the form of options; in the case of deferral into cash or shares, whether the payout shall be in installments or lump sum; and the date on which such payout will commence. In the case of deferrals into options, the number of options to be credited is calculated by dividing the deferred fees by 33% of the closing price on the first day of each calendar quarter, which is the date of grant. The options bear an exercise price equal to the closing price on the date of grant and are immediately exercisable. Deferrals into cash or stock are recorded in unfunded and unsecured book-entry accounts. Deferred shares to be credited are calculated by dividing the deferred fees by the closing price on the first day of each calendar quarter. If cash dividends are declared, deferred share accounts are credited with a corresponding number of deferred shares, based on the market price on the dividend date. In the case of deferrals into a deferred cash account, interest is credited to the account at the beginning of each quarter based on the 30-year Treasury Bond rate then in effect. The plan described in the foregoing sentences expires on June 30, 2023, and the Board has adopted a replacement non-employee director deferred compensation program under the shareholder-approved 2021 Omnibus Incentive Plan. The new program is similar to the 2013 plan except that, effective July 1, 2023, directors will no longer have the ability to defer fees into stock options. See the Director’s Compensation Table below for a description of deferrals in the most recent fiscal year.
The following table shows compensation paid to each independent director who served as a director during fiscal year 2022. Directors who serve as executive officers of the Company do not receive director compensation (compensation information for Richard Dreiling and Michael Witynski can be found beginning on page 77).
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
Arnold S. Barron(3)	$—	$—	$—	$—
Gregory M. Bridgeford(4)	50,000	—	—	50,000
Thomas W. Dickson	150,000	150,000	—	300,000
Cheryl W. Grisé	192,476	193,562		386,038
Daniel J. Heinrich	187,274	193,562		380,836
Paul C. Hilal(5)	—	—	—	—
Edward J. Kelly, III	394,497	193,562		588,059
Mary A. Laschinger	156,062	193,562		349,624
Lemuel E. Lewis(3)	—	—	—	—
Jeffrey G. Naylor	240,000	150,000	—	390,000
Winnie Y. Park	150,000	150,000	—	300,000
Bertram L. Scott	156,062	193,562		349,624
Stephanie P. Stahl	230,000	150,000	—	380,000
Carrie A. Wheeler(3)	—	—	—	—
Thomas E. Whiddon(3)	—	—	—	—

(1)
This column shows amounts earned for retainers and fees, including fees paid for service on standing and ad hoc committees, not reduced for deferrals.

(2)
This column includes the grant date fair value of shares granted (i) on April 18, 2022 to newly appointed non-employee directors in the aggregate amount $43,562 as a pro rata grant for service from March to June 2022, and (ii) on July 1, 2022 to all non-employee directors in the aggregate amount of $150,000 pursuant to the annual director equity awards. The number of shares were determined by dividing the value of the equity award by the Company’s closing share price on the date of grant ($172.03 on April 18, 2022 and $156.27 on July 1, 2022).

(3)
Ms. Wheeler and Messrs. Barron, Lewis and Whiddon left the Board on March 16, 2022 prior to the payment of fees in fiscal year 2022.

(4)
Mr. Bridgeford left the Board on March 16, 2022. He received a payment for his service on an ad hoc committee in fiscal year 2022 and received no additional payments in fiscal year 2022.

(5)
Mr. Hilal has waived all fees and stock awards for service as a director.

The following table shows, for each of our non-employee directors, amounts deferred in fiscal year 2022 under our 2013 Director Deferred Compensation Plan, the number of shares underlying those deferrals and the aggregate number, as of January 28, 2023, of outstanding stock options, including options obtained through deferral of fees (all of which are fully vested), and deferred shares:
Name	Amounts Deferred in 2022 ($)(1)	Shares Underlying Amounts Deferred in 2022 (#)	Total Deferred Shares (#)	Options Outstanding, including Options Acquired through Deferral of Fees (#)	Total Shares Underlying Options and Deferred Amounts (#)
Arnold S. Barron	$—	—	0	—	—
Gregory M. Bridgeford	—	—	14,981	—	14,981
Thomas W. Dickson	300,000	1,975	8,654	—	8,654
Cheryl W. Grisé	386,038	2,488	2,488	—	2,488
Daniel J. Heinrich	284,699	1,815	1,815	—	1,815
Paul C. Hilal	—	—	—	—	—
Edward J. Kelly, III	381,062	2,456	2,456	—	2,456
Mary A. Laschinger	193,562	1,213	1,213	—	1,213
Lemuel E. Lewis	—	—	—	—	—
Jeffrey G. Naylor	270,000	1,782	9,191	2,803	11,994
Winnie Y. Park	37,500	265	265	—	265
Bertram L. Scott	193,562	1,213	1,213	—	1,213
Stephanie P. Stahl	266,250	1,753	9,975	—	9,975
Carrie A. Wheeler	—	—	—	—	—
Thomas E. Whiddon	—	—	—	—	—

(1)
This column shows the dollar amount of retainers and fees deferred in 2022 under the 2013 Director Deferred Compensation Plan. Directors may choose to defer a portion or all of their fees into a deferred cash account, common stock equivalents (which we call “deferred shares”) or options, as more fully described in the narrative in this section.

HOW NOMINEES TO OUR BOARD ARE SELECTED
Candidates for election to our Board of Directors are recommended by our Nominating and Governance Committee and approved by our full Board of Directors for consideration by the shareholders. The Nominating and Governance Committee operates under a charter, which is available on our corporate website at https://www.dollartreeinfo.com/corporate-governance. A copy of the charter is also available to all shareholders upon request, addressed to our Corporate Secretary at the address on page 35. All members of the Committee are independent under the standards established by the Nasdaq Stock Market.
In addition, our bylaws enable eligible shareholders to have their own qualifying director nominee(s) included in the Company’s proxy materials, along with candidates nominated by our Board of Directors, as described in further detail under “Proxy Access” on page 46.
Our Nominating and Governance Committee also considers candidates recommended by shareholders. Shareholders may recommend candidates for Nominating and Governance Committee consideration by submitting such recommendation using the methods described under the “Shareholder Nominations for Election of Directors” section on page 45 and “Communications with the Board” on page 39. In making recommendations, shareholders should be mindful of the discussion of minimum qualifications set forth in the following paragraph. Although a recommended individual may meet the minimum qualification standards, it does not imply that the Nominating and Governance Committee necessarily will nominate the person recommended by a shareholder.
In evaluating candidates for election to the Board, our Nominating and Governance Committee takes into account the qualifications of the individual candidate as well as the composition of the Board as a whole.
Among other things, the Committee considers:
•
the candidate’s ability to help the Board create shareholder wealth,

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the candidate’s ability to represent the interests of shareholders,

•
the personal qualities of leadership, character and business judgment of the candidate,

•
the need of the Board for directors having relevant knowledge, diversity of background and experience in areas including operations, finance, accounting, technology, marketing, merchandise, human capital management and talent development,

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whether the candidate is a significant shareholder of the Company, and

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whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at meetings.

Stewardship Framework Agreement
On March 8, 2022, the Company entered into a Stewardship Framework Agreement with affiliates of Mantle Ridge, LP, a registered investment advisory firm, which has a combined beneficial ownership interest in approximately 5.8% of the Company’s outstanding shares of common stock. The Stewardship Framework Agreement provided for the appointment of seven new directors (all of whom were re-elected at the 2022 annual shareholders’ meeting), changes in our Board leadership and other positive governance changes. Pursuant to the Stewardship Framework Agreement, if Mr. Hilal or a New Director (as defined therein) cannot serve or ceases to serve on the Board during the term of the Stewardship Framework Agreement, Mantle Ridge will have the right to designate a replacement, subject to certain conditions set forth in the Stewardship Framework Agreement. There are also replacement provisions in the Stewardship Framework Agreement in the event that a Continuing Director (as defined therein) ceases to serve or stand for election at an annual meeting.
The Stewardship Framework Agreement is more fully described in, and is attached as an exhibit to, the Company’s Current Report on Form 8-K filed on March 8, 2022 with the SEC.
Board Diversity
The Board values diversity, in its broadest sense, reflecting, but not limited to, geography, gender, age, sexual orientation, race, ethnicity, national origin, and life experience and is committed to a policy of inclusiveness. The Nominating and Governance Committee is responsible for making recommendations regarding the size, composition and diversity of the Board and its committees, and seeks to include women and minority candidates in the qualified pool from which Board candidates are chosen. The reconstitution of the Board in March 2022 resulted in the appointment of a diverse group of directors, including Cheryl Grise, Mary Laschinger and Bertram Scott. Our Board now includes four women, one of whom is a person of color, and a second minority member. The Company currently exceeds the board diversity objectives included in Nasdaq’s Board Diversity Rule. If elected by our shareholders, the Committee will continue to consider women and minority directors for leadership positions on the Board and its committees.
The following chart summarizes certain self-identified personal characteristics of our directors, in accordance with Nasdaq Listing Rule 5605(f). Each term used in the table has the meaning given to it in the rule and related instructions. As indicated in the chart, the Company more than meets Nasdaq’s diversity requirements.
BOARD DIVERSITY MATRIX (AS OF APRIL 1, 2023)
BOARD SIZE:
Total number of directors	11
	FEMALE	MALE	NON- BINARY	DID NOT DISCLOSE GENDER
Part I: Gender Identity
Directors	4	7	0	0
Part II: Demographic Background
African American or Black	0	1	0	0
Alaskan Native and Native American	0	0	0	0
Asian	1	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	3	6	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0
Board Tenure
The Board does not believe it should formally limit the number of terms for which an individual may serve as a director at the outset of a director appointment. Directors who have served on the Board for an extended period of time can provide valuable insight into the operations and future of the Company and matters of Board oversight based on their experience with and understanding of the

Company’s history, policies and objectives. Nevertheless, the Board strongly values fresh insight and novel approaches provided by new or recently appointed directors.
In the past several years, the Board has been engaged in an effort to achieve a “fit-for-purpose” Board. The reconstitution of the Board in March 2022 resulted in the addition of seven new directors to the Board and the retirement of six incumbent directors. The current tenure profile of our Board consists of four directors with three to five years in tenure and seven directors with two years or less in tenure.
The Nominating and Governance Committee from time to time engages search firms to assist the Committee in identifying potential Board nominees, and we pay such firms a fee for conducting such searches. With the assistance of independent third-party consultants, the Nominating and Governance Committee conducts significant amounts of due diligence to ensure that a nominee possesses the qualifications, qualities and skills necessary to serve as a member of our Board.
Shareholder Nominations for Election of Directors
Shareholders generally can nominate persons to be directors by following the procedures set forth in our bylaws. In short, these procedures require the shareholder to deliver a written notice containing certain required information in a timely manner to our Corporate Secretary at our corporate headquarters address, which is located at 500 Volvo Parkway, Chesapeake, VA 23320. To be timely, the notice must be sent either by personal delivery or by United States certified mail, postage prepaid, and received by the Company no later than 90 days and no sooner than 120 days in advance of the anniversary date of the previous year’s annual meeting. If no annual meeting was held in the previous year, or the date of the applicable annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, notice must be sent not later than the close of business on the later of 90 days before the date of the applicable annual meeting and 10 days following public announcement of the meeting date. The notice must contain all of the information required by our bylaws, including information about the shareholder proposing the nominee and about the nominee. In addition to satisfying the notice and other requirements of our bylaws, shareholders who intend to solicit proxies in support of director nominees, other than the Company’s nominees, must also comply with the requirements of Rule 14a-19 under the Securities Exchange Act of 1934, as amended, relating to universal proxies. A copy of our bylaws can be found online at www.dollartreeinfo.com/corporate-governance.
Each shareholder’s notice to the Corporate Secretary must include, among other things:
•
the name and address of record of the shareholder who intends to make the nomination;

•
a representation that the shareholder is a shareholder of record of our Company’s capital stock and intends to appear in person or by proxy at such meeting to nominate the person or persons specified in the notice;

•
the class and number of shares of our capital stock beneficially owned by the shareholder; and

•
a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder.

For each person nominated, the notice to the Corporate Secretary must also include, among other things:
•
the name, age, business address and, if known, residence address, of the nominee;

•
his or her principal occupation or employment;

•
the class and number of shares of our capital stock beneficially owned by such person;

•
any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC promulgated under the Securities Exchange Act of 1934, as amended; and

•
the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected.

Proxy Access
Under the Company’s proxy access bylaw, a shareholder or a group of shareholders owning at least three percent (3%) of the Company’s outstanding common stock continuously for at least three years, may nominate and include in our proxy materials director nominees not to exceed the greater of two (2) directors or twenty-five percent (25%) of the Board (rounded down), provided that the shareholders and nominees have complied with the requirements set forth in our bylaws and applicable law. Among other things, shareholders who wish to include director nominations in our proxy statement must follow the instructions in our bylaws as described in the “Shareholder Nominations for Election of Directors” section above.

EXECUTIVE OFFICERS
In 2022 we began a process of transformational change with the appointment of our new Chairman & CEO, Richard Dreiling, and the hiring of several new executive leaders, including a new Chief Financial Officer, Chief Operating Officer, Chief Supply Chain Officer, Chief Information Officer and Chief Merchandising Officer for Family Dollar, all of whom have the skills and experience needed to drive growth and improve our operating performance.
Our executive officers as of April 1, 2023 are as follows:
NAME	POSITION
Richard W. Dreiling	Chairman and Chief Executive Officer
Robert Aflatooni	Chief Information Officer
Michael Creedon	Chief Operating Officer
Jeffrey Davis	Chief Financial Officer
John Flanigan	Chief Supply Chain Officer
Jennifer Hulett	Chief Human Resources Officer
Lawrence J. Gatta, Jr.	Chief Merchandising Officer—Family Dollar
Richard L. McNeely	Chief Merchandising Officer—Dollar Tree
Our executive officers are appointed by the Board and serve at the discretion of the Board. We do not have employment agreements with our executive officers other than Mr. Dreiling. For details on Mr. Dreiling’s employment agreement see “Key Compensation Decisions For 2022—Compensation of Executive Chairman” on page 54, and “Key Compensation Decisions For 2023—Compensation of Chief Executive Officer” on page 56. We have entered into change in control Retention Agreements and Executive Agreements with certain of our executive officers by which, in consideration for certain restrictive covenants, including a covenant not to compete, the Company has agreed to provide payments and benefits under certain circumstances following termination of employment. See “Termination or Change in Control Arrangements” and “Potential Payments upon Termination or Change in Control” beginning on pages 69 and 86, respectively.
Executive Officer Biographies
Biographical information for Mr. Dreiling is provided in the “Director Biographies” section beginning on page 16. Biographical information for our other executive officers is provided below.
ROBERT AFLATOONI Chief Information Officer
Mr. Aflatooni, age 53, has served as the Chief Information Officer of Dollar Tree since July 2022. Mr. Aflatooni brings to the Company over 20 years of leadership experience in information technology operations in multiple industries including over a decade in retail information technology operations. From August 2018 to July 2022 he was the Executive Vice President, Chief Information Officer for The Howard Hughes Corporation. From March 2011 to April 2018 he was Vice President of IT Operations, Architecture and Merchandising at Dollar General. Prior to 2011 Mr. Aflatooni held multiple information technology development and leadership positions at Dollar General, Yum! Brands, CapitalOne, LayerOne and SilverLeaf Resorts.

MICHAEL CREEDON Chief Operating Officer
Mr. Creedon, age 47, has served as the Chief Operating Officer of Dollar Tree since October 2022. Mr. Creedon brings to the Company retail operations and leadership experience, the most recent of which was his role as the Executive Vice President of U.S. Stores at Advance Auto Parts, Inc. During his tenure at Advance Auto Parts, Inc. he also served as the President, U.S. Stores from March 2020 to March 2021, President, North Division from February 2017 to March 2020, and President, Autopart International from 2013 to 2017. From 1999 to 2013 Mr. Creedon served in various leadership roles at Tyco International and ADT Security Services, Inc.

JEFFREY DAVIS Chief Financial Officer
Mr. Davis, age 60, has served as the Chief Financial Officer of Dollar Tree since October 2022. Prior to joining Dollar Tree, Mr. Davis served as the Chief Financial Officer of Qurate Retail Group, Inc. from October 2018 to October 2022. From 2017 to 2018 he served as the Executive Vice President and Chief Financial Officer of J.C. Penney Company, Inc. Prior to 2017, he served as the Chief Financial Officer of Darden Restaurants, Inc. and Executive Vice President and Chief Financial Officer of the U.S. segment of Walmart Inc.

JOHN FLANIGAN Chief Supply Chain Officer
Mr. Flanigan, age 71, has served as the Chief Supply Chain Officer of Dollar Tree since May 2022. Mr. Flanigan is responsible for enterprise-wide supply chain operations. He brings to the Company over 25 years of experience in retail supply chain operations, most recently as the former Executive Vice President of Global Supply Chain for Dollar General from 2010 to 2016. Prior to Dollar General, Mr. Flanigan held multiple leadership positions in supply chain and logistics at Longs Drug Stores Corporation, Safeway Inc., Vons, Specialized Distribution Management Inc. and Crum & Crum Logistics.

JENNIFER HULETT Chief Human Resources Officer
Ms. Hulett, age 43, has served as Chief Human Resources Officer of Dollar Tree since January 2022. Ms. Hulett is responsible for all Human Resource departments for Dollar Tree, Family Dollar and Dollar Tree Canada. Prior to joining Dollar Tree, Ms. Hulett was the Executive Vice President & Chief Human Resources Officer of Core-Mark. From 2015 to 2020, she was the Vice President of Ericsson North America and Chair of the Benefits and Pension Advisory Committee. From 2002 to 2015 Ms. Hulett served in multiple Human Resources leadership roles at General Electric, including Global Vice President of Human Resources.

LAWRENCE GATTA, JR. Chief Merchandising Officer—Family Dollar
Mr. Gatta, age 63, has served as the Chief Merchandising Officer—Family Dollar since May 2022. Mr. Gatta brings to the Company more than 35 years of retail industry and marketing experience. Mr. Gatta served as the Senior Vice President, General Merchandise Manager for consumables and non-consumables during his tenure at Dollar General from 2009 to 2020. Prior to Dollar General, Mr. Gatta held leadership positions in merchandising and marketing, including Chief Marketing Officer at Longs Drug Stores, Inc.

RICHARD McNEELY Chief Merchandising Officer—Dollar Tree
Mr. McNeely, age 64, has served as the Chief Merchandising Officer of Dollar Tree since May 2017. From December 2019 to May 2022 he also served as the Chief Merchandising Officer for the Family Dollar banner. From 2008 to 2017 he served as Senior Vice President of Merchandising of Dollar Tree Stores. Prior to joining Dollar Tree, Mr. McNeely spent the first 28 years of his retail career in roles of increasing responsibility within merchandising, marketing, global sourcing, and store operations with several retail companies, including Dollar General, Rose’s Stores and Fred’s, Inc.

COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION
The Compensation Committee has reviewed the following Compensation Discussion and Analysis and discussed it with our management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the 2023 annual meeting of shareholders.
SUBMITTED BY THE COMPENSATION COMMITTEE
Thomas W. Dickson	Cheryl W. Grisé (Chair)	Paul C. Hilal	Mary A. Laschinger	Winnie Y. Park
COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This Compensation Discussion and Analysis (“CD&A”) focuses on how our Named Executive Officers (“NEOs”) were compensated for fiscal 2022 and how their fiscal 2022 compensation aligned with our pay for performance philosophy.
For fiscal 2022, our NEOs were:
Name	Title
Michael Witynski	Former President and Chief Executive Officer
Jeffrey Davis	Chief Financial Officer
Kevin Wampler	Former Chief Financial Officer
Richard Dreiling	Executive Chairman
Lawrence Gatta, Jr.	Chief Merchandising Officer—Family Dollar
Alasdair James	Former Executive Vice President, Merchandising and Supply Chain
Thomas O’Boyle, Jr.	Former Enterprise Chief Operating Officer
Richard McNeely	Chief Merchandising Officer—Dollar Tree
Mr. Witynski served as our President and Chief Executive Officer for fiscal 2022. Effective at the start of our 2023 fiscal year, Mr. Dreiling was appointed Executive Chairman and Chief Executive Officer of the Company. Mr. Davis succeeded Mr. Wampler as Chief Financial Officer of the Company on October 3, 2022.
In order to present our executive compensation program in an understandable manner, the CD&A has been organized into the following sections:
A.
Executive Summary—an overview of compensation decisions and program updates.

B.
Compensation Principles—the fundamental tenets upon which our compensation program is built.

C.
Components of Executive Compensation—the specific elements of the compensation program and 2022 pay.

D.
Compensation Governance—key policies that govern the operation of the plans.

It is important to read the CD&A in conjunction with the detailed tables and narrative descriptions under “Annual Compensation of Executive Officers” beginning on page 77 of this proxy statement.

A.
EXECUTIVE SUMMARY

Fiscal 2022 was the start of our transformational journey which included improvements in our products, pricing, associate engagement and governance. We completed the successful implementation of the $1.25 initiative for the Dollar Tree banner. The move to the $1.25 price point gave us greater flexibility to deliver a more meaningful product assortment and greater value to our customers. Our customers responded positively to the refined assortment leading to a strong rebound in consumable sales throughout fiscal 2022 for the Dollar Tree segment. We also made price investments in our Family Dollar business resulting in increased traffic and improvements in comparable store sales.
Our associates are a vital part of our success. We recognize that to be successful we need our associates to be well trained, highly motivated and fully supported by our business. In 2022 we launched a listening and engagement campaign that has become a normal part of our operation. Through our engagement activities we have collected feedback that has been key to improving our operation and reenergizing our associates. We have developed new programs to improve store standards, working conditions and workplace safety. As previously announced, we are developing plans to make additional multi-year strategic investments in key areas of our business, which are expected to include, among others, investments in associate wages and enhanced safety and working conditions.
Our ability to successfully implement this transformation requires highly skilled leadership from the Board and the executive leadership team. In 2022 the Board was reconstituted with new Board leadership and seven new directors. Our newly refreshed Board is comprised of diverse leaders with the combined expertise and experience in the areas of environmental, social and governance that are necessary to advance the Company’s growth and ESG initiatives. In 2022 we also assembled a new team of executive leaders with extensive experience in the key areas of focus for the Company. Under the leadership of our new Chairman & CEO, we believe that the Company is well positioned to drive transformational change.

Business Highlights
Organizational Leadership Changes
In 2022, the Board of Directors changed the executive leadership team to bring in fresh perspectives and new experiences and to accelerate our continued growth. The new group of senior executive leaders includes, among others, Jeffrey Davis, our Chief Financial Officer; Michael Creedon, our Chief Operating Officer; Jennifer Hulett, our Chief Human Resources Officer; Lawrence Gatta, our Chief Merchandising Officer—Family Dollar; and Robert Aflatooni, our Chief Information Officer. For 2023, our executive team will be led by Richard Dreiling, who was appointed as Chief Executive Officer of the Company at the start of the 2023 fiscal year and will continue to serve as Chairman. These leadership changes have positioned the Company to advance the strategic developments that are needed to drive growth and accelerate our transformation initiatives.
To continue our success going forward, it is critical that we motivate and retain our highly talented executive team to execute our corporate strategic vision, business plans and initiatives. To do so, our Compensation Committee has developed incentive programs to reward executives for superior performance relative to goals that align the interests of executives with the interests of our long-term shareholders.
2022 Financial Performance
We are one of North America’s leading operators of discount variety stores, operating more than 16,000 discount variety retail stores under the names of Dollar Tree, Family Dollar and Dollar Tree Stores Canada. Highlights for fiscal 2022 include:

*Cumulative Increase in Total Shareholder Return**

80%
70%
60%
50%
40%
30%
20%
10%
0%
2020
2021
2022

*Assumes an investment of $100 in our common stock on January 31, 2020

Summary of 2022 Compensation Program
▶	Base Salaries	The Compensation Committee increased base salaries based on various factors, including job performance and market benchmarking.
▶	Annual Cash Incentive Bonus Opportunity	There were no changes in the target annual incentive opportunity for continuing NEOs in 2022 from the target opportunity in effect at the end of fiscal year 2021. The target percentages were market competitive and reflected performance and internal equity.
▶	Annual Cash Incentive Performance Goal	There was a rigorous process to set the enterprise adjusted operating income goal, which accounts for 100% of the annual cash incentive performance goal in 2022. The cash incentive program has a threshold performance level of 85% of the applicable target, which must be met or exceeded in order for any payout to be earned, with a maximum payout for performance at 115% of target.
▶	Annual Cash Incentive Payout	In 2022, the Company achieved enterprise adjusted operating income of $2,311.5 million, which was 92.91% of the target amount. This resulted in payouts of 64.55% of the target amount to our executive officers.
▶	Long Term Incentive Awards—Performance Stock Units	Performance Stock Units (PSUs) were earned based on performance achievement against a 1-year enterprise adjusted EBITDA goal. The award vests over a period of three years, with one-third of the award vesting on each anniversary of the grant date. In 2022 the Company achieved adjusted EBITDA of $3,079.5 million, which was 95.4% of the enterprise adjusted EBITDA goal. This resulted in a PSU award payout to our executive officers of 92.33% of the target.
▶	Long-Term Incentive Awards—LTPP Awards and Payouts
In 2022, the performance metric utilized for Long-Term Performance Plan (LTPP) awards was enterprise three-year cumulative total sales for the 2022-2024 performance period.
The LTPP awards granted in 2020 were earned based on the Company’s three-year adjusted EBITDA goal from 2020 to 2022. The Company achieved adjusted EBITDA of $8,519.8 million, which was 112.84% of the target amount. This resulted in payouts of 200% of the target amount to our executive officers.

▶	Long-Term Incentive Awards—Stock Options	In March 2022, the Company engaged Richard W. Dreiling to be our new Executive Chairman. To ensure that his compensation was strongly aligned with the interests of our shareholders, Mr. Dreiling was granted an option to purchase 2,252,587 shares of Dollar Tree common stock with a per-share exercise price of $157.17 as an inducement grant in connection with his appointment as Executive Chairman of the Company. For additional information on this award, see “Compensation of Executive Chairman” below.

Key Compensation Decisions For 2022
In fiscal 2022, Michael Witynski served as our President and Chief Executive Officer and, effective March 21, 2022, the Board of Directors appointed Richard W. Dreiling as our Executive Chairman of the Board. Mr. Dreiling was subsequently appointed as Chairman and Chief Executive Officer of the Company effective January 29, 2023 as part of the transformation in our executive leadership team.
Our executive compensation program in 2022 focused on providing an appropriate level and mix of compensation to motivate and incentivize our executives to achieve our growth and performance goals and be accountable for the results. Although the Compensation Committee generally retained the elements of the Company’s 2021 executive compensation program in 2022, the Committee approved the following changes to executive compensation for 2022:
Compensation of Executive Chairman
In late 2021 and early 2022, in connection with our engagement with Mantle Ridge, members of our Board of Directors reached out to shareholders owning more than 50% of our stock for feedback on corporate strategy. The dominant theme from that outreach was that the Company should do whatever was necessary to secure the services of Richard Dreiling as the Company’s top executive for a multi-year period. Without an arrangement similar to the inducement grant discussed below, we do not believe we would have achieved that objective. Based on shareholder feedback, analysts’ reports and market reaction to the announcement of his appointment, we believe shareholders were highly supportive of bringing Mr. Dreiling on board as Executive Chairman to lead the Company toward positive change.
Mr. Dreiling has played and will continue to play a pivotal role in guiding the growth of the Company in the years to come. Since he joined the Company as Executive Chairman in March 2022, he has focused on driving transformational change, including the recruitment of an exceptional executive leadership team and the development and implementation of strategic initiatives designed to generate long-term positive results to meet and exceed shareholder expectations.
Mr. Dreiling has extensive, highly relevant retail industry experience at all operating levels and has a proven record of success in the dollar store segment. As the CEO and Chair of Dollar General Corporation from 2008 to January 2016 he led share price growth of 230%. In addition, Mr. Dreiling’s active participation as a director and board leader at a number of prominent public companies, including Lowe’s Companies, Inc., Kellogg Co., PulteGroup and Aramark, has provided him with insights and perspective relevant to his leadership role at the Company.
In the process of determining the appropriate compensation for Mr. Dreiling, Meridian Compensation Partners, as independent consultant to the Board’s Compensation Committee, met with and advised both the Committee and the Board during their deliberations. In March 2022, as a material inducement to persuade Mr. Dreiling to take an active operating leadership role and employment with Dollar Tree as Executive Chairman and to fully align his interests with the interests of shareholders over the long-term, the Board entered into a five-year executive agreement with Mr. Dreiling and granted him an option to purchase 2,252,587 shares of Dollar Tree common stock with a per-share exercise price of $157.17, the closing trading price of Dollar Tree common stock on March 18, 2022.
The option award vests ratably over five years and, in addition to an annual base salary of $1 million, was the only direct compensation that Mr. Dreiling was eligible to receive for his service as Executive Chairman in 2022 and for the five-year term of his agreement. In particular, Mr. Dreiling was not eligible for annual or any other long-term incentive awards based on his service as Executive Chairman. As a result, more than 95% of Mr. Dreiling’s annualized compensation as Executive Chairman in 2022 was fully at risk and aligned directly to the creation of exceptional value for shareholders.
The equity incentive award offered to Mr. Dreiling in March 2022 was developed after considering a number of alternative compensation approaches and was designed to incentivize

Mr. Dreiling to focus on building long-term growth. In the Board’s view, options are an ideal vehicle to support the creation of long-term value for the direct benefit of shareholders. Mr. Dreiling will benefit from the stock option award only if he successfully builds long-term shareholder value in excess of the option’s exercise price of $157.17. This was, at the time, the Company’s all-time high closing stock price and we believe already reflected the market’s optimism that Dollar Tree would achieve transformational change and materially enhance long term shareholder value. The long-term, five-year vesting schedule and ten-year term of the option award was intended to ensure that Mr. Dreiling will continue to remain focused on long-term value-creating activity, including investments in talent and leadership, culture, succession planning, technology and transformational change of the business. There was no other sign-on, cash or equity grant offered to Mr. Dreiling.
In January 2023, upon Mr. Dreiling’s appointment as Chief Executive Officer, after consultation with Meridian, Mr. Dreiling’s base salary was increased to a market median level and he became eligible for a market level annual incentive bonus award, but he is not eligible for additional long-term equity incentive awards under the terms of his executive agreement, as amended. For additional information of Mr. Dreiling’s compensation as Executive Chairman and Chief Executive Officer, see “Key Compensation Decisions For 2023—Compensation of Chief Executive Officer” on page 56.
We continue to believe that Mr. Dreiling is in a unique position to drive long-term shareholder benefit. Since his appointment as Executive Chairman, Mr. Dreiling has demonstrated the leadership capabilities necessary to guide and implement the Board’s transformational change initiatives. We believe that the Board’s appointment of Mr. Dreiling as Chief Executive Officer in January 2023, in addition to his role as Executive Chairman, will further enhance his ability to lead organizational change and make the difficult decisions required to realize long-term shareholder value creation.
Revised Peer Group
In September 2022, the Compensation Committee, with the assistance of Meridian, reviewed and evaluated the Company’s peer group to determine whether the 18 companies in the peer group continued to be appropriate from the perspective of industry, size and competition for executive talent. The selection criteria for the peer group focused on:
•
Publicly traded retailers with brick-and-mortar operations

•
Headquartered in the United States

•
Who were within a comparable range of revenues and market capitalization

•
Direct competitors for talent

Based on that review, the Committee determined that, for compensation decisions for fiscal 2023, the peer group should be comprised of 16 companies, including five new peers and 11 existing peers. Dollar Tree is positioned at approximately the median of this peer group, which is generally within one-third to three times Dollar Tree’s size in terms of revenue. For additional information on the companies included in the new peer group, see “Compensation Governance—Use of Peer Group” on page 73.
Updated Executive Stock Ownership Guidelines
In September 2022, the Compensation Committee revised its executive stock ownership guidelines to change from a designated number of shares based on an executive’s position with the Company to a multiple of the executive’s salary. The Committee believes that the new approach better reflects current market practices. The stock ownership guidelines were established for executive officers to encourage them to have a long-term equity stake in Dollar Tree, align their interests with shareholders and mitigate potential compensation-related risk. For additional information regarding our executive stock ownership guidelines, see “Compensation Governance—Executive Stock Ownership Guidelines” on page 75.
Annual Equity Awards
In February 2022, in connection with its consideration of annual awards of long-term equity for fiscal 2022, the Committee considered the significant contributions of Mr. Witynski, our Chief Executive Officer and certain other executive officers to implementing the Company’s strategic plans and initiatives and the appropriate level of equity awards in the context of the overall compensation and retention. With input from Korn Ferry, the Committee’s independent compensation advisor at that time, the Committee determined that it was the best interests of the Company and its shareholders to increase the aggregate target amount of the annual equity awards to Mr. Witynski and certain other executive officers for fiscal 2022. We believed the increased long-term equity awards were critical to executive retention in light of the significant impending changes to the Company’s Board of Directors. The increased award was in the same form and was subject to the same performance criteria as the prior year’s annual equity awards.
Key Compensation Decisions For 2023
Following the previously reported change in the composition of our Board of Directors and Compensation Committee in mid-March 2022, the reconstituted Compensation Committee undertook a comprehensive review of our executive compensation program to assess the compensation elements and practices that would be needed to attract and retain an executive leadership team focused on transformational change. The following is a description of the Committee’s key compensation decisions for fiscal 2023:
Compensation of Chief Executive Officer
Mr. Dreiling was appointed Chief Executive Officer of the Company effective January 29, 2023. Upon the recommendation of the Compensation Committee after receiving the advice of Meridian Compensation Partners, the Committee’s independent compensation consultant, the Board determined that Mr. Dreiling’s annual base salary for his services as Chairman and Chief Executive Officer will be $1,350,000 (the peer group median) and his target annual incentive, under the management incentive compensation plan, will be 175% of his base salary (also the peer group median). In light of the grant to Mr. Dreiling in March 2022 of the stock option award upon his appointment as Executive Chairman, which was intended by the Company to be a multi-year award, Mr. Dreiling is not eligible to receive additional long-term equity incentive awards for his service as Chief Executive Officer.
Compensation Design Changes
The Compensation Committee reviewed the Company’s executive compensation program with the assistance of Meridian and with input received from shareholder outreach and engagement, which was an important part of the development of our compensation program. The changes resulting from the review are designed to increase the Company’s ability to attract and retain high-performing executives, enhance pay-for-performance alignment, support the Company’s culture, and align with the Company’s transformational growth strategy and shareholder expectations. The Compensation Committee met four times to consider program design and implementation, shareholder input received through the engagement process, and current market practices with respect to executive compensation. The changes to our incentive program are described in detail below and include the addition of total revenue as a metric for short and long-term incentives, and adjusted earnings per share and total shareholder return as new metrics for our long-term incentive program. In order to support Dollar Tree’s transformational growth strategy, we considered it critical to have significant incentive focus not just on operating profit, but on profitable growth. The inclusion of a revenue metric in both the annual and long term incentive plans ensures that management is focused on strategies to drive profitable growth in the short term with a strong focus on growth that is sustainable over the long term.

In connection with this review, the Compensation Committee adopted the following changes to the Company’s short-term and long-term incentive programs for fiscal 2023:
▶
Short-Term Incentives

•
In 2022, the annual cash bonus incentive for executive officers was based 100% on adjusted operating income. For 2023, the Compensation Committee diversified and broadened the metrics, adding total revenue (weighted 40%) to adjusted operating income (weighted 60%), to support the Company’s strategic focus on profitable growth.

▶
Long-Term Incentives

•
The long-term incentive program for 2022 consisted of PSUs, with a one year adjusted EBITDA performance metric coupled with annual pro rata vesting over three years, and LTPP awards, with a three-year cumulative total sales performance metric and three-year cliff vesting, in the ratio of 75% PSUs and 25% LTPP awards. For 2023, the Compensation Committee determined that the goals of the long-term incentive program would be better served by an expanded and revised mix of equity incentive awards consisting of 50% PSUs, 30% restricted stock units (RSUs) and 20% stock options.

•
The PSU awards cliff vest at the end of three years, based on three-year cumulative performance metrics: earnings per share (weighted 60%) and total revenue (weighted 40%), with a three-year relative total shareholder return (TSR) modifier (+/‑25%) relative to the executive compensation peer group to reflect external market factors and reward executives for superior performance as compared to peers.

•
The stock option awards are intended to link a portion of an executive’s compensation directly to stock price appreciation and vest ratably over a three-year period from the grant date.

•
The RSU awards support alignment with share price, add balance to the long term incentive mix and support executive retention. The RSUs vest ratably over a three-year period from the grant date.

▶
Retirement

•
In 2022 and prior years, an executive who retired from the Company having attained the age of 59 1∕2 with a minimum of seven years of service would generally be eligible for full vesting of PSU and RSU awards upon retirement and pro rata vesting of LTPP awards based on the number of months worked during the performance period subject to the executive’s completion of the first year of service in the LTPP performance period.

•
For awards beginning in 2023, we changed our definition of retirement to support retention, succession planning and attraction of mid-career executives. Under the new definition, retirement treatment is only available to executives who: attain the age of 59 1∕2 with a minimum of two years of service, provide advance notice to the Company to fully support the transition to their successor and abide by non-compete and other covenants. We have eliminated executives’ entitlement to receive retirement treatment based solely on age and service which enhances the retention value of equity. The revised program does not apply to Mr. Dreiling, whose sole long-term incentive is his stock option whose vesting terms are determined by his executive agreement.

•
If the revised requirements for retirement treatment are met by the executive, then all unvested long-term incentive awards beginning in 2023 continue to vest in accordance with the award vesting schedule and performance criteria in the same manner and at the same time as if the retiring executive continued to be employed by the Company, except that with respect to the PSU award with a three year performance period, the executive must complete at least the first year of the performance period to qualify for retirement treatment.

B.
COMPENSATION PRINCIPLES

Our Compensation Program Philosophy and Objectives
The Company has a pay-for-performance philosophy for executive officers that balances each executive’s total compensation between fixed and at risk, and current and long-term equity-based components. The principal objectives of our compensation philosophy are to:
•
attract, motivate and retain highly qualified executives;

•
align the interests of executives with those of shareholders;

•
tie pay to performance;

•
focus executives on the long-term growth and profitability of our business;

•
recognize and reward achievement of corporate performance goals that create sustainable shareholder value;

•
unite the executive management team to a common objective;

•
provide executive pay that is competitive among our peer group; and

•
discourage excessive risk-taking.

The Compensation Committee assesses the peer group each year in advance of adopting the compensation program for the next year. The goal is to select public retailers with revenues, market capitalization and qualitative factors similar to Dollar Tree. To ensure our compensation is competitive among our peer group, we generally position total target direct compensation within a competitive range of the median of the market.
We believe that the annual cash bonus incentive plan performance goals should be challenging but achievable with significant effort. Targets were not fully achieved in 2019, 2021 or 2022 but were exceeded in 2020.
The LTPP payout was 200% in 2022, 73.3% in 2021 and 0% in 2020, demonstrating that targets are set with significant stretch, particularly given the challenges of forecasting factors beyond management’s control (e.g. the economy, weather, COVID-19, etc.). We set relatively steep pay and performance curves for the annual cash bonus, PSU and LTPP awards to give the executives meaningful downside risk and upside benefit if performance falls short of or exceeds the target. This aligns the executive’s pay with shareholder experience and expectations.
Executive Compensation Principles
We selected the components of compensation to achieve our stated executive compensation objectives. In 2022, our executive compensation program consisted of base salaries, annual cash incentives and long-term incentives generally in the form of PSU and LTPP awards. These components of executive compensation are used together to strike an appropriate balance between cash and stock compensation, between short-term and long-term incentives and between fixed and at-risk compensation. We expect a significant portion of an executive’s total compensation to be at risk, tied both to our annual and long-term performance as well as to the creation of sustainable shareholder value. In particular, we believe that both short-term and long-term incentive compensation should be tied directly to the achievement of corporate performance goals, and stock price appreciation. In addition, we believe that long-term incentive compensation should reward executives for their contributions to our long-term corporate performance and shareholder value creation. Under our policy, performance above the targeted goal results in increased total compensation, and performance below the targeted goal results in decreased total compensation.

In 2022, we differentiated compensation to executives based on the principle that total compensation should be commensurate with an executive’s position and responsibility, while at the same time, a greater percentage of total compensation should be tied to corporate performance, and therefore be at risk, as position and responsibility increase. Thus, executives with larger roles and greater responsibilities associated with achieving our performance targets should bear a greater proportion of the risk if those goals are not achieved and should receive a greater proportion of the reward if our performance targets are met or surpassed. In addition, as an executive’s position and responsibility increase, the use of long-term incentive compensation should increase as a percentage of total compensation because our senior executives have the greatest influence on our strategic performance over a longer timeframe.
The compensation of our named executive officers in 2022 was based on the application of the executive compensation principles described above in light of their respective roles and responsibilities in the Company.
The compensation of our Chief Executive Officer in 2022 was based on Mr. Witynski’s primary responsibility as the principal executive officer of the Company overseeing the business, management and operations of the Company, including, among other things, his responsibility for the planning and implementation of the Company’s strategic and operational initiatives and goals, and delivering value to our shareholders. The compensation of our Executive Chairman in 2022 was based on Mr. Dreiling’s Board leadership and management responsibilities including, among other things, working with the Chief Executive Officer on critical Company initiatives and shareholder communications, the development of long-term strategic plans and overseeing the general functioning of the Board and its committees. For additional information on the compensation of our Executive Chairman, see “Key Compensation Decisions in 2022—Compensation of Executive Chairman” on page 54.
Alignment of Pay and Performance

Our compensation program is grounded in a pay-for-performance philosophy to align pay outcomes with the interests of our shareholders. Performance goals in both our short- and long-term incentive plans are set at challenging levels, to ensure that achievement of performance goals will drive long-term, sustainable shareholder value growth. When financial targets and performance goals are not met, pay outcomes for our executives result in lower or zero payouts. In 2021 and 2019 when our performance did not meet enterprise targets, the MICP and LTPP payouts were well below the target.

The Compensation Committee regularly reviews compensation outcomes to ensure that our incentive plans operate to effectively align compensation with performance and with the creation of long-term shareholder value.
The total compensation amounts reported in the Summary Compensation Table for Mr. Witynski, our principal executive for 2022, 2021 and part of 2020, is closely aligned with the performance of the Company during those periods. The chart below illustrates that the compensation reported in the Summary Compensation Table for the chief executive officer decreased and increased year over year in alignment with the Company’s net income and adjusted operating income.

Target Pay Mix
Consistent with our desire to align pay and performance, our Compensation Committee takes our primary pay elements (base salary, annual incentives and long-term incentives) and develops a target pay package for each executive that is more heavily weighted towards variable or at-risk pay. As illustrated in the target pay mix allocation charts below, a significant portion of pay is performance-based and therefore variable and at risk, which directly aligns the pay outcomes for our executives with the performance of the Company.
To further align compensation with long-term shareholder value, the Committee believes that long-term incentive compensation should be a substantial majority of the total compensation of the named executive officers. As further illustrated in the target pay mix allocation charts below, in 2022, long-term incentive compensation comprised 75% of the CEO compensation and 59% of the compensation of the other named executive officers who participated in the Company’s 2022 long and short-term incentive plans. Mr. Dreiling and Mr. Davis did not fully participate in the Company’s long- and short-term incentive plans in 2022.
2022 Target Pay Mix Allocation

C.
Components of Executive Compensation

Executive Compensation Program Overview
The Compensation Committee has adopted a compensation program for executive officers that balances each executive’s total compensation between fixed and at risk and between short-term and long-term equity components.
The executive compensation program for 2022 consisted of market-competitive base salary tied to the executive’s individual performance, experience and scope of responsibility; an annual cash bonus opportunity under our Management Incentive Compensation Plan (MICP) based on achievement of short-term adjusted operating income goals; and long-term equity incentives in the form of performance stock unit (PSU) awards and performance-based restricted stock unit (RSU) awards under our Long-Term Performance Plan (LTPP), which we refer to as “LTPP awards,” based on adjusted EBITDA and total sales performance goals, respectively. A description of each of these components is provided in more detail in the following discussion.
Separately, the Company entered into an executive agreement with Richard Dreiling in March 2022 which provided that Mr. Dreiling would receive a $1,000,000 annual base salary and an inducement stock option award of 2,252,587 shares of Dollar Tree common stock with a per-share exercise price of $157.17, the closing trading price of Dollar Tree common stock on March 18, 2022, for his services as Executive Chairman. Mr. Dreiling was not eligible to participate in our annual cash bonus incentive plan or to receive annual long-term equity incentive awards in 2022 pursuant to the terms of the executive agreement.
At the time Mr. Dreiling was appointed Chief Executive Officer in January 2023, his executive agreement was amended to provide for his compensation as Executive Chairman and Chief Executive Officer and to permit his participation in our annual cash bonus incentive plan. However, Mr. Dreiling remains ineligible to receive annual long-term equity incentive awards under his amended executive agreement. For additional information on the compensation of Mr. Dreiling, see “Key Compensation Decisions For 2022—Compensation of Executive Chairman” on page 54, and “Key Compensation Decisions For 2023—Compensation of Chief Executive Officer” on page 56.
Element	Term	Strategic Role
Base Salary	Short Term	• Helps attract and retain executives through market-competitive base pay • Based on individual performance, experience and scope of responsibility
Annual Cash Bonus Incentive	Short Term (cash)	• Encourages achievement of short-term financial performance metrics that create shareholder value • Cash bonus incentives in 2022 were based 100% on adjusted operating income goals
Long-Term Equity Incentive Awards	Long Term (equity)
•
Aligns executives’ interests with those of shareholders

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Motivates executives to deliver long-term sustained performance

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Creates a retention incentive through multi-year vesting and robust stock ownership guidelines

•
Long-term awards in 2022 consisted of performance-based LTPP and PSU awards, which were 100% based on adjusted total sales and adjusted EBITDA goals, respectively

In addition, we also provide our executives with the benefits that are commonly available to our full-time associates, including participation in our retirement savings plan, employee stock purchase plan, health, dental and vision plans and various insurance plans, including disability and life insurance.
Base Salary
Our base salary philosophy is to provide reasonable current income to our named executive officers in amounts that will attract and retain individuals with a broad, proven track record of performance. To accomplish this objective, we provide base salaries that are intended to be competitive relative to similar positions at comparable companies. Base salaries are reviewed annually and adjustments are made as required to recognize individual performance, increased individual experience, expanded duties or changes in the competitive marketplace.
The Compensation Committee, with the assistance of Korn Ferry, approved base salary amounts for the executive officers on February 26, 2022. In determining the base salaries for 2022, the Compensation Committee reviewed market data from its peer group, data on salary increases for executives and other relevant internal factors such as individual performance and internal pay equity. As a result of this review, the base salaries of Messrs. Witynski, James, O’Boyle and McNeely were increased 3% to more closely align their compensation with the market. The compensation of Messrs. Davis and Gatta were based on market data and negotiated in connection with their employment.
Annual Cash Bonus Incentives
We provide our executive officers with the opportunity to annually earn cash incentives under the MICP. These incentives are designed to encourage the achievement of corporate financial objectives and to reward our executive officers for the significant impact they make on our corporate results.
2022 Bonus Opportunities
Executive bonus opportunities are set as a percentage of salary. In 2022, the Compensation Committee determined that annual cash bonuses for the named executive officers would continue to be weighted 100% on the achievement of an enterprise adjusted operating income target to closely align executives’ interests with the interests of shareholders. The 2022 incentive targets, as in prior years, were set using the market data provided from the peer group and our assessment of appropriate targets within our management structure.
The Company performance goals for the annual cash bonus incentive are generally derived from operating income targets defined by the annual budget as approved by the Board of Directors at the beginning of the fiscal year. Thus, these performance goals are consistent with the Board’s overall outlook of the Company’s potential performance over a one-year horizon. The performance targets are intended to be challenging but achievable with significant effort, and serve to focus our management team on a common goal while aligning efforts with shareholder interests.
In February 2022, the Compensation Committee determined that adjusted operating income should be the performance metric in fiscal 2022 for the annual cash bonus incentive plan because it encourages achievement of financial performance that is strategically important and creates sustainable shareholder value, it is something over which executive officers have control and it is an important metric for evaluating the performance of retail companies. The definition of adjusted operating income used by the Committee is provided on page 64.
Annual incentive awards in 2022 were determined as follows:
2022 Corporate Performance Metrics
The Compensation Committee set the adjusted operating income target for 2022 at $2,487.8 million for the combined enterprise. This target reflected the adjusted operating income underlying the annual budget approved by the Board of Directors at the beginning of the fiscal year. In order for an executive to receive any bonus, however, we must achieve at least 85% of the adjusted operating income target.
Corporate Performance Goals for NEOs
The following table summarizes potential payout percentages for MICP awards based on the percentage of the $2,487.8 million combined adjusted operating income target attained. Potential payouts increase on a payout curve that ranges from a payout of 0% for achieving less than 85% of the target performance to a payout percentage of 212.5% for achieving at or above 115% of the target performance.
% of Corporate Performance Target Attained	Potential MICP Payout Percentage
Below 85.0%	0%
85%	25%
90%	50%
95%	75%
100%	100%
105%	137.5%
110%	175%
115.0% or above	212.5%
The MICP bonuses relating to performance in a given fiscal year are paid in the following year when annual financial results are available, generally in March or April. The amount of the MICP awards must be determined and approved by the Compensation Committee which considers the Company’s overall financial results and the level of performance achievement. The Compensation Committee may, in its sole discretion, decrease the amount of MICP awards that may otherwise be payable upon the attainment of the applicable performance goals.
The definition of adjusted operating income approved by the Compensation Committee for purposes of measuring the 2022 target performance under the MICP excluded the effects relating to or resulting from the following matters to the extent different from the fiscal 2022 budget approved by the Board of Directors by more than $5 million: (i) Canadian currency fluctuations; (ii) changes in accounting policies, practices and pronouncements; (iii) Summit Pointe revenues or expenses; (iv) non-cash goodwill and intangible impairment charges; (v) expenses incurred with respect to future mergers, acquisitions, or divestitures; (vi) any cost or expense related to any (a) disaster, (b) casualty, (c) temporary store closures or reduced store hours ordered by law, or (d) legal disputes or governmental proceedings; (vii) lease costs, expenses, asset write-offs, incentive compensation, and severance related to closed stores or distribution centers; (viii) costs related to shareholder activism and corporate governance; (ix) any future changes in the laws or regulations impacting pay; (x) expenses related to the Coronavirus (COVID-19) or other public health emergencies; and (xi) changes in the manner shared services are allocated.
The Committee may, in determining performance achievement, adjust the performance goal or results to mitigate or exclude the impact of items that are unusual in nature or amount, or infrequent in occurrence, if appropriate to effectuate the intent of the Committee in establishing the original goal.
During its March 2023 meeting, the Compensation Committee determined the following Company performance for fiscal 2022:
Metric	2022 Target	2022 Achievement	% of Target	Payout %
Enterprise adjusted operating income	$2,487.8 million	$2,311.5 million	92.91%	64.55%

Based upon the determinations described above, the Compensation Committee authorized 2022 cash performance bonuses under the MICP to Messrs. Witynski, Davis, Wampler, Gatta and McNeely. The amount paid to Mr. Davis was prorated based on the length of his service during the fiscal year. Mr. Dreiling did not participate in our annual cash bonus incentive plan in 2022 pursuant to the terms of his executive agreement with the Company. Messrs. James and O’Boyle left the Company during 2022 and were not eligible to receive an annual bonus.
Long-Term Incentives
The largest component of our executive compensation program consists of long-term incentive awards in the form of performance-based equity awards granted pursuant to our 2021 Omnibus Incentive Plans. We believe that long-term performance-based equity incentives provide our executives with a strong link to our long-term performance, create an ownership culture to help align the interests of our executives with those of our shareholders, and promote retention. The Committee structures the long-term performance-based incentives portion of executive officer compensation to be “at risk” in order to directly align our executives with the interests of shareholders. The long-term incentive awards are generally set at market levels based upon the peer data.
The Compensation Committee generally grants equity-based awards on an annual basis, and at other times as the Committee deems appropriate, including for newly hired or promoted executive officers or in extraordinary circumstances. The Compensation Committee determines the aggregate monetary grant value of executive officers’ equity-based awards taking into account, among other things, our pay mix targets, the desired mix of equity-based vehicles, the executive officer’s contribution to Company performance, competitive compensation levels and dilution or pool limits.
In 2022, our equity incentive program continued to be based on two distinct types of long-term incentive awards. The first type of award is a performance-based RSU (which we refer to as performance stock units or “PSUs”) that vests one third on each of the first, second and third anniversaries of the grant, based on performance achieved in the first year. The second type of award is our LTPP award, which is a performance-based RSU award made under our three-year LTPP program. The program provides for vesting upon the achievement of a cumulative performance goal that is measured over a three-year performance period. As described in more detail below, the Compensation Committee in 2022 granted PSUs and LTPP awards to our eligible executives and certified the three-year performance achievement of the 2020 LTPP awards.
The performance metrics used for our PSU and LTPP awards are important metrics for evaluating the performance of retail companies, are designed to encourage achievement of the Company’s strategic and financial performance goals and reward the creation of sustainable shareholder value.
The Compensation Committee considers stock options a useful tool to incentivize executives to create shareholder value through stock price appreciation. In March 2022, we granted a stock option of 2,252,587 shares of Dollar Tree common stock with a per-share exercise price of $157.17, the closing trading price of Dollar Tree common stock on March 18, 2022, to Richard Dreiling as an inducement award in connection with his employment as our Executive Chairman. In light of this stock option granted to Mr. Dreiling, which was intended by the Company to be a multi-year award, Mr. Dreiling is not eligible to receive additional long-term equity incentive awards for his service as Executive Chairman or Chief Executive Officer.
For 2023, the Compensation Committee awarded a mix of equity incentive awards, consisting of 50% performance-based PSUs with three-year cumulative performance metrics, 30% time vesting RSUs and 20% stock options (with the RSU and stock option awards vesting ratably over a three-year period from the date of grant),. For additional information on the changes made to our executive compensation program for 2023, including our equity incentive awards, see “Key Compensation Decisions For 2023” on page 56.

2022 Performance Stock Units
▶   Target Opportunities.   In 2022, the Compensation Committee established target awards of PSUs, based upon achievement of target enterprise adjusted EBITDA for fiscal 2022, coupled with time-based vesting of one-third of the award on each successive anniversary of the grant date. The target number of PSUs was determined by dividing the target PSU award value by the fair market value of a share of Dollar Tree stock on the date of grant.
▶   Performance Metric.   The Compensation Committee used adjusted EBITDA as the performance metric for 2022 because it is an objective measure of performance that was designed to incentivize our executive team to drive growth and profitability and to achieve strategic and financial performance metrics that create sustainable shareholder value.
The definition of adjusted EBITDA approved by the Compensation Committee for purposes of measuring the 2022 target performance under the PSU excluded the effects relating to or resulting from the following matters to the extent that the aggregate uninsured cost of such matters exceeds the amounts included in the 2022 fiscal budget approved by the Board of Directors on February 22, 2022 by more than $5 million: (i) Canadian currency fluctuations; (ii) changes in accounting policies, practices and pronouncements; (iii) Summit Pointe revenues or expenses; (iv) non-cash goodwill and intangible impairment charges; (v) expenses incurred with respect to future mergers, acquisitions, or divestitures; (vi) any cost or expense related to any (a) disaster, (b) casualty, (c) temporary store closures or reduced store hours ordered by law, or (d) legal disputes or governmental proceedings; (vii) lease costs, expenses, asset write-offs, incentive compensation, and severance related to closed stores or distribution centers; (viii) costs related to shareholder activism and corporate governance; (ix) any future changes in the laws or regulations impacting pay; (x) expenses related to the Coronavirus (COVID-19) or other public health emergencies; and (xi) changes in the manner shared services are allocated.
The Committee may, in determining performance achievement, adjust the performance goal or results to mitigate or exclude the impact of items that are unusual in nature or amount, or infrequent in occurrence, if appropriate to effectuate the intent of the Committee in establishing the original goal.
▶   Performance Goal.   The Compensation Committee set the 2022 adjusted EBITDA target for the combined enterprise at $3,228 million. The target level was intended to be challenging, based on a review of the 2022 business plan and taking into account the market environment and various risks. The Compensation Committee also defined a payout curve that determines the amount to be paid depending on actual performance. The Compensation Committee set the threshold level of performance to achieve a payout at 85% of the adjusted EBITDA target, with the payout percentage increasing in a straight-line manner from 75% for threshold performance to 150% for achieving maximum performance.
% of Corporate Performance Target Attained	Potential PSU Payout Percentage
Below 85.0%	0%
85%	75%
90%	83.3%
95%	91.7%
100%	100%
105%	116.7%
110%	133.3%
115.0% or above	150%

▶   Performance Achieved.   During its March 2023 meeting, the Compensation Committee determined the following Company performance for fiscal 2022:
Performance Metric	2022 Target ($ in millions)	Actual Results ($ in millions)	% of Target	Payout %
2022 Enterprise adjusted EBITDA	$3,228.0	$3,079.5	95.40%	92.33%
▶   Performance Stock Units Earned.   Based upon the achievement of adjusted EBITDA relative to the target for 2022 described above, the Compensation Committee determined that Messrs. Witynski, Wampler, Gatta and McNeely had earned a portion of the 2022 PSU awards in accordance with the payout percentage. As a result of the departure from the Company of Mr. James and Mr. O’Boyle during 2022, their 2022 PSU awards were forfeited. Mr. Davis and Mr. Dreiling did not receive PSU awards in fiscal 2022.
2022 LTPP Performance-Based RSUs
Our LTPP awards are a performance-based RSU award made under our three-year LTPP program. The program provides for vesting upon the achievement of a cumulative performance goal that is measured over a three-year performance period.
▶   Target Opportunities.   In 2022, the Compensation Committee made grants of performance-based RSUs under the LTPP based upon a three-year cumulative enterprise total sales target for fiscal years 2022-2024. The Compensation Committee established the target value of the LTPP opportunity for each of our executive officers. The target number of RSUs was determined by dividing the total target award value by the fair market value of a share of Dollar Tree stock on the date of grant.
As a result of the departure from the Company of Mr. James and Mr. O’Boyle during 2022, their 2022 LTPP awards were forfeited. Mr. Davis and Mr. Dreiling did not receive LTPP awards in fiscal 2022.
▶   Performance Metric.   Beginning with the 2021 LTPP, the Compensation Committee changed the performance metric from adjusted EBITDA to total sales in order to focus our executive team on our top-line growth. For purposes of the 2022 LTPP, the Compensation Committee determined that cumulative total sales for fiscal years 2022-2024 should be adjusted for: (i) Canadian currency fluctuations; (ii) changes in accounting policies, practices and pronouncements; and (iii) future mergers, acquisitions, or divestitures.
▶   Performance Goal.   The Compensation Committee set the three-year cumulative total sales target at a level requiring achievement of significant financial performance, based on the Company’s annual budget and long-term plan. The Compensation Committee also set the threshold level of performance to achieve a payout at 97% of the target. This award will not vest, if at all, until the completion of the 2024 fiscal year.
The Compensation Committee adopted a payout curve which determines the amount to be paid depending on actual performance. The Compensation Committee set the threshold level of performance to achieve a payout at 97% of the total sales target, with the payout increasing in a straight-line manner from 50% for threshold performance to 200% for maximum performance.
2020 LTPP Performance-Based RSUs
▶   Target Opportunities.   In 2020, the Compensation Committee made grants of performance-based RSUs under the LTPP based upon a three-year cumulative enterprise adjusted EBITDA target for fiscal years 2020-2022. The target number of RSUs was determined by dividing the target RSU award value by the fair market value of a share of Dollar Tree stock on the date of grant. Messrs. Davis, Dreiling, Gatta and James did not receive the 2020 LTPP grant.

▶   Performance Metric.   The Compensation Committee used three-year cumulative adjusted EBITDA as the performance metric. For purposes of the 2020 LTPP grants, adjusted EBITDA excludes the effects relating to or resulting from: (i) Canadian currency fluctuations; (ii) changes in accounting policies, practices and pronouncements; (iii) Summit Point expenses to the extent different than the estimates contained in the 2020 Fiscal Budget; (iv) non-cash goodwill and intangible impairment charges; (v) expenses incurred with respect to future mergers, acquisitions, or divestitures; (vi) any loss, cost or expense related to an uninsured disaster; (vii) lease costs, expenses, asset write-offs, incentive compensation, and severance related to closed stores or distribution centers; (viii) costs related to shareholder activism and corporate governance; (ix) any future changes in the laws or regulations; (x) any unbudgeted loss as a result of the resolution of legal matters in excess of $5 million in the aggregate; (xi) the negative financial impact of the Coronavirus (COVID-19); and (xii) changes in the manner shared services are allocated based upon the methodology used in the 2020 Fiscal Budget approved by the Board of Directors (“Fiscal Budget”).
▶   Performance Goal.   The Compensation Committee set the three-year cumulative adjusted EBITDA target at a level requiring achievement of significant financial performance, based on the Company’s annual budget and long-term plan. The Compensation Committee also set the threshold level of performance to achieve a payout at 90% of the target. If the overall performance achievement percentage was between the threshold and maximum, the earning percentage would vary based on the level of achievement. If the earning percentage was above the maximum, the maximum earning percentage would be applied.
Achievement Level	Performance Achievement %	Earning %
Threshold	90%	50%
Target	100%	100%
Maximum	110%	200%
▶   Performance Achieved.   In March 2023, the Compensation Committee determined the Company’s actual performance and the corresponding performance achievement percentage and earning percentage relative to the 2020-2022 performance goal.
Performance Metric	Threshold	Target	Maximum	Actual Results
	($ in millions)
Three-Year adjusted EBITDA (2020-2022)	$6,800	$7,550	$8,310	$8,519.8
% of Target	90%	100%	110%	112.84%
The overall three-year performance achievement percentage of 112.84% resulted in an earned percentage of 200%. Based on this outcome, Messrs. Witynski, Wampler and McNeely earned RSUs in respect of their 2020-2022 LTPP awards.
2022 Sign-On Awards
In connection with the hiring of Jeffrey Davis as Chief Financial Officer, Mr. Davis received a cash amount of $300,000 and an initial sign-on equity grant valued at $2,000,000. These amounts were intended to make Mr. Davis whole for compensation which he may have forfeited by accepting the role with Dollar Tree. If Mr. Davis voluntarily resigns from the Company or is terminated for cause during the two-year period following the payment of the cash amount, the Company will be entitled to recover all or a portion of the sign-on award, depending on the timing of Mr. Davis’ departure. Mr. Davis’ equity grant vests one-half on the first anniversary of the grant date and one-half on the second anniversary of the grant date, with vesting conditioned on continued employment through the respective grant dates.

Retirement, Deferred Compensation and Pension Plans
We do not have any defined benefit or pension plans that provide for payments based on an executive’s salary and/or years of service. In addition, we have not adopted a supplemental executive retirement plan or other “excess plan” that pays benefits to highly compensated executives. Instead, we offer the following two arrangements to allow executives to actively participate in funding their retirement plans.
Executives are eligible to participate in the Dollar Tree Retirement Savings Plan. At the end of the year, the Board may approve a discretionary profit-sharing contribution to be made to all eligible employees, including executive officers. In addition, executives may elect to defer a portion of their cash compensation into 401(k) retirement accounts. As of January 1, 2019, the Board has authorized us to match 100% of 401(k) deferrals up to 5% of an individual’s cash compensation.
The Dollar Tree and Family Dollar Supplemental Deferred Compensation Plan allows certain officers and executives, including our named executive officers, to defer receipt of up to 50% of their base salary and up to 100% of their bonus payments. The plan is a nonqualified plan and the Company does not fund, make any contributions to, or provide any interest rate subsidy for the plan. The plan allows executives to save for retirement in a tax-effective way at a minimal cost to the Company. Plan participants may invest their deferred compensation in any one or a combination of the plan’s investment funds. The deferred amounts and earnings thereon are payable to participants, or designated beneficiaries, at either specified future dates, or upon separation of service or death. The future payment obligations under the plan are our general unsecured obligations. Although the amounts deferred are deposited into a trust, the trust belongs to us, rather than the executives, and is subject to the claims of our creditors.
Termination or Change in Control Arrangements
We have change in control Retention Agreements with our executive officers, except Mr. Dreiling and Mr. McNeely. The Compensation Committee’s intent with these agreements is to take reasonable steps to retain key management personnel and to minimize disruption to the Company in the event of a potential change in control. Under these agreements, severance benefits are payable only upon the occurrence of both a change in control of the Company and the executive’s termination without “cause” or resignation for “good reason,” as defined in the agreements (commonly known as a “double trigger”). The Compensation Committee believes it is appropriate to provide double-trigger severance benefits because it aligns executives’ interests with the interests of shareholders without providing an undue benefit to executives who continue to be employed following a change-in control transaction.
We also have form Executive Agreements that provide for a release and restrictive covenants to protect the Company, including a covenant not to compete. The Company has entered into these form Executive Agreements with all of its executive officers except Mr. Dreiling, whose Executive Agreement provides for a unique arrangement with the Company. In consideration for the restrictive covenants set forth in the form Executive Agreements, the Company agreed to provide a base salary continuation benefit and a portion of the monthly health insurance premiums for a period of up to twenty-four months (or until the executive becomes employed if less than the applicable salary continuation period) in the event the executive’s employment is terminated without “cause” (as defined in the agreement) or on account of the executive’s death or disability.
In addition, we have equity compensation plans that contain provisions that may convey benefits to our executive officers and other plan participants upon termination or a change in control. Generally, the provisions address the treatment of awards upon separation from the Company due to death, disability or retirement, or due to a change in control, as defined within the plans or applicable award agreements.
The overall structure of our change in control arrangements and other post-termination benefits is consistent with our compensation objectives to attract, motivate and retain highly talented executives. We believe these arrangements preserve morale and productivity, provide a long-term commitment to job stability and financial security, and encourage retention in the face of the potential disruptive impact of an actual or potential change in control.
For additional information on our termination and change in control arrangements, and the potential payments that may be made to our named executive officers upon termination or a change in control, see “Potential Payments Upon Termination or Change in Control” beginning on page 86.

D.
COMPENSATION GOVERNANCE

Compensation Best Practices
We seek to align our executives’ interests with those of our long-term shareholders and to follow sound corporate governance practices.
Compensation Practice	Dollar Tree’s Compensation Policies and Actions
Pay for Performance	A significant portion of targeted direct compensation is linked to the financial performance of key metrics. Approximately 90% of our Chief Executive Officer’s pay in 2022 was variable and at risk. One hundred percent (100%) of our annual bonus compensation and equity incentive compensation is based on corporate performance. See “Executive Summary—Summary of 2022 Compensation Program” on page 53, and “Compensation Principles—Target Pay Mix” on page 61.
Clawback policy	The Board’s clawback policy requires mandatory reimbursement of excess incentive compensation from any executive officer if the Company’s financial statements are restated due to material noncompliance with financial reporting requirements under the securities laws. This policy is in addition to the clawback policy covering the Company’s Chief Executive Officer and Chief Financial Officer under our 2011 and 2021 Omnibus Incentive Plans. See “Recoupment (“Clawback”) Policy” below.
Robust stock ownership guidelines	Our executive stock ownership guidelines were revised in 2022 to reflect current market practices and enhance alignment with shareholders’ long-term interests. See “Executive Stock Ownership Guidelines” below.
No hedging or pledging of Dollar Tree securities or holding Dollar Tree securities in margin accounts	Our policy prohibits executive officers and Board members from hedging their ownership of our stock and holding our stock in a margin account. None of our executive officers and directors engaged in transactions involving the pledging of Company stock during fiscal 2022. See “Policy Against Hedging of Company Stock” and “No Pledges of Company Stock” below.
No excise tax gross-ups	We do not provide excise tax gross-up payments.
Double-trigger provisions	Equity awards under our equity incentive plan and all change in control Retention Agreements with executive officers include a “double-trigger” vesting provision upon a change in control. See “Termination or Change in Control Arrangements” on page 69.
No repricing or cash buyout of underwater stock options without shareholder approval	Our equity incentive plan prohibits modifications to stock options and stock appreciation rights to reduce the exercise price of the awards, or replacing awards with cash or another award type, without shareholder approval.

Role of the Compensation Committee
The Compensation Committee of the Board of Directors is responsible for developing, overseeing and implementing the Company’s pay-for-performance compensation program for executive officers.
The Compensation Committee consists entirely of non-employee, independent members of our Board of Directors and operates under a written charter approved by the Board. The Compensation Committee has the responsibility to review, determine and make recommendations to the independent members of the Board the approval of the compensation of the Chief Executive Officer and Executive Chairman, including the determination of performance metrics and goals and the achievement of performance goals, and to review and approve the compensation arrangements for the Company’s other executive officers.
The Compensation Committee considers shareholder feedback and other factors and receives advice from an independent external compensation consultant. However, the Compensation Committee is ultimately responsible for all compensation decisions with respect to the named executive officers.
In determining the compensation of our executive officers, the Compensation Committee evaluates total overall compensation, as well as the mix of salary, cash bonus incentives and equity incentives, using a number of factors including:
•
our financial and operating performance, measured by attainment of specific strategic objectives and operating results;

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the compensation practices of our peer group; and

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our historical cash and equity compensation levels.

Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee has ever been an officer or employee of the Company. In addition, none of the members of the Compensation Committee has or had any relationship with the Company during fiscal 2022 that requires disclosure in accordance with the applicable SEC rules relating to compensation committee interlocks and insider participation.
Role of the Chief Executive Officer in Compensation Decision-Making
The Compensation Committee consults with our Chief Executive Officer on the compensation structure and awards for the other named executive officers. The Chief Executive Officer participates in the development of business plans and annual budgets, and corresponding performance metric goals and provides information regarding the job performance and overall responsibilities of the other named executive officers. He makes no recommendations concerning his own compensation and does not vote on executive compensation matters nor is he present when his compensation is being discussed or approved.
Role of the Compensation Consultant
Pursuant to its written Charter, the Compensation Committee has the authority to engage the services of outside independent advisers. From October 2019 to March 2022, the Compensation Committee retained Korn Ferry to assist the Committee in determining the appropriateness and competitiveness of our executive compensation program. In connection with the Compensation Committee’s engagement of Korn Ferry as a consultant, the Committee considered the six independence factors set forth in Rule 10C-1 under the Securities Exchange Act of 1934 and determined that Korn Ferry could provide objective advice to the Compensation Committee.

Effective March 2022, the Compensation Committee engaged Meridian Compensation Partners as its new compensation consultant to provide independent advice to the Compensation Committee in determining the appropriateness and competitiveness of our executive compensation program and determined that Meridian meets the six independence factors set forth in Rule 10C-1 under the Securities Exchange Act of 1934 and determined that Meridian could provide objective advice to the Compensation Committee.
Neither Meridian nor Korn Ferry provided any other services to the Company during this period. No executive officer had the authority to direct the work of Meridian or Korn Ferry with regards to its work with the Compensation Committee. The Compensation Committee bears ultimate responsibility for approving the compensation of all named executive officers.
Role of Shareholder Say-on-Pay Votes
At our 2022 annual shareholders’ meeting, our annual non-binding advisory vote on executive compensation was approved by our shareholders, receiving approximately 86% support.
Shareholder outreach and engagement has been an important part of the development of our compensation program and the improvements that have been implemented over the years. Following substantial discussions and input from shareholders in 2022, the Compensation Committee identified additional opportunities for improvement of its annual and long-term incentive program. Beginning in 2023, the Compensation Committee determined that the performance measures for the annual cash bonus incentive should be diversified and broadened to include not only adjusted operating income, but also a top line revenue metric in the form of total revenue. The Compensation Committee also determined that the goals of the long-term incentive program would be better served by an expanded and revised mix of equity incentive awards consisting of 50% performance-based PSUs, 30% service-based RSUs and 20% stock options. The PSU awards will include three-year cumulative performance metrics consisting of earnings per share and total revenue weighted 60% and 40%, respectively, with a three year 25% +/- relative total shareholder return (TSR) modifier based on a peer group comparison to mitigate the impact of external market factors and focus executives on superior performance as compared to peers. The RSU and stock option awards will vest ratably over a three-year period from the date of grant.
The Compensation Committee believes that the changes to the annual and long-term incentive program for 2023 will further align the executives’ focus on the Board’s strategic initiatives and profitable growth, and will enhance the overall goals of the executive compensation program, including executive recruitment and retention, pay-for-performance, and long-term shareholder value creation.
Use of Peer Group
The Company’s market position relative to its peers is an important factor used by the Compensation Committee when evaluating its compensation program. In 2021 the Compensation Committee determined that it would be appropriate to use a peer group of 18 companies that the Committee believed were similarly situated to Dollar Tree and representative of the markets in which we compete for executive talent. The 2021 peer group was comprised of Bed Bath & Beyond, Inc., Best Buy Co. Inc., BJ’s Wholesale Club Holdings, Inc., Dollar General Corporation, Gap, Inc., Genuine Parts Company, Home Depot, Inc., Kohl’s Corporation, Lowe’s Companies, Inc., Macy’s Inc., McDonalds Corporation, Nordstrom, Inc., Rite Aid Corporation, Ross Stores, Inc., Starbucks Corporation, Target Corporation, TJX Companies, Inc. and Tractor Supply Company. When setting 2022 compensation for the Company’s named executive officers, the Compensation Committee, with the assistance of its compensation consultant, utilized this peer group in considering benchmarking data for both total direct compensation and each element of total direct compensation. This analysis provided the Committee with a perspective on Dollar Tree’s compensation relative to these companies.

In September 2022, the Compensation Committee, with the assistance of Meridian, reviewed and evaluated the Company’s peer group used for executive compensation benchmarking in fiscal 2022. The selection criteria used focused on:
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Publicly traded retailers with brick-and-mortar operations

•
Headquartered in the United States,

•
Who were within a comparable range of revenues and market capitalization

•
Direct competitors for talent

Based on that review, the Committee determined that the fiscal 2023 peer group should be comprised of 16 companies, including five new peers and 11 existing peers.
Albertsons Companies, Inc.	Rite Aid Corporation
AutoZone, Inc.	Ross Stores, Inc.
BJ’s Wholesale Club Holdings, Inc.	Target Corporation
Burlington Stores, Inc.	The Gap, Inc.
Dollar General Corporation	The Kroger Co.
Lowe’s Companies, Inc.	The TJX Companies, Inc.
Macy’s, Inc.	Tractor Supply Company
Nordstrom, Inc.	Walgreens Boots Alliance
Dollar Tree is positioned at approximately the median of the peer group in terms of revenue size and most of the companies are within one-third to three times Dollar Tree’s size in terms of revenue.
Assessment of Risk
The Compensation Committee has responsibility for establishing our compensation philosophy and objectives, determining the structure, components and other elements of our programs and reviewing and approving the compensation of our NEOs. In addition, an important objective of our overall executive compensation program is to reduce any incentives that may influence executives to take imprudent risks that might harm the Company or our shareholders. At least annually, the Compensation Committee assesses the risk of our compensation program. In 2022, the Compensation Committee’s advisor also conducted an independent review of the risks associated with the Company’s compensation programs. The Compensation Committee has overseen the establishment of a number of controls that address compensation-related risk and serve to mitigate such risk, including stock ownership guidelines for executive officers, a clawback policy, and prohibitions on the hedging of Dollar Tree stock or holding Company stock in a margin account. As a result, we have reviewed our compensation policies and practices for all employees and concluded that such policies and practices are not reasonably likely to have a material adverse effect on our Company.
Recoupment (“Clawback”) Policy
The Company has a robust clawback policy that requires mandatory reimbursement of excess incentive compensation from any executive officer if the Company’s financial statements are restated due to material noncompliance with financial reporting requirements under the securities laws. The amount to be recovered will be the excess of incentive compensation paid to the executive based on the erroneous data over the incentive compensation that would have been paid to the executive had it been based on the restated results. Recoupment would cover any excess compensation received during the three completed fiscal years immediately preceding the date of which the Company is required to prepare the accounting restatement. This policy is in addition to our existing clawback policy covering the Company’s Chief Executive Officer and Chief Financial Officer under the 2011 and 2021 Omnibus Incentive Plans.
Timing of Long-Term Incentive Awards
Our grant policy for equity awards establishes April 1 as the date of the annual grant each year. Awards of equity incentives to new officers are made on the last business day of the Company’s fiscal month which follows the month that includes the hire date. The Compensation Committee may, in its discretion, make grants that vary from these guidelines if there is a compelling business reason, but in every case the Committee is required to complete its approval of the equity awards prior to the date of the grant.
We believe that the beginning of April is an appropriate time during the year to make grants of equity awards and that a consistent application of our granting practices from year to year regardless of other events is also appropriate. The awards granted by the Compensation Committee are designed to create incentives for the creation of long-term shareholder value and contain delayed vesting provisions that prevent recipients from taking advantage of short-term fluctuations in the market price of our common stock. We have not planned in the past, nor do we plan in the future, to time the release of material non-public information for the purpose of affecting the value of executive compensation.
Executive Stock Ownership Guidelines
In September 2022, the Compensation Committee revised its executive stock ownership guidelines to change from a designated number of shares based on an executive’s position with the Company to a dollar value based on a multiple of the executive’s salary. The Committee believes that the new approach better reflects current market practices. The stock ownership guidelines were established for executive officers to encourage them to have a long-term equity stake in Dollar Tree, align their interests with shareholders and mitigate potential compensation-related risk. The executive stock ownership program encourages and expects our executive officers to attain designated stock ownership levels over a five-year period. The stock ownership guidelines for our executive officers are as follows:
Current Position	Multiple of Salary
Chief Executive Officer	6x
Chief Financial Officer	3x
Chief Operating Officer	3x
Chief Merchandising Officer	3x
Other Chief-Level Officers	2x
The types of stock ownership that qualify toward the ownership guidelines under our policy include direct stock ownership, shares held in trust or by a spouse or dependents, shares held in retirement accounts, PSUs where performance has been certified, unvested RSUs and unvested restricted stock. Stock options do not count toward the stock ownership guidelines. As of March 31, 2023, all of our named executive officers are in compliance with the stock ownership guidelines. For additional information regarding the number of shares of stock beneficially owned by our named executive officers, see “Ownership of Common Stock” on page 103.
Policy Against Hedging Company Stock
To further the corporate governance objective of encouraging alignment of the interests of our associates and directors with shareholders’ interests in the long-term performance of the Company, the Company’s Insider Trading Policy prohibits all officers, directors and employees from entering into hedging transactions and from engaging in short sales related to the Company’s stock. The Policy also prohibits engaging in or trading any publicly-traded puts, calls or other derivative instruments involving the Company’s securities.
No Pledges of Company Stock
Our Insider Trading Policy prohibits officers, directors and employees from holding Dollar Tree stock in a margin account. In addition, none of our executive officers and directors engaged in transactions involving the pledging of Company stock during fiscal 2022.

ANNUAL COMPENSATION OF EXECUTIVE OFFICERS
In the following table, we summarize the compensation earned during fiscal years 2022, 2021 and 2020 by our Chief Executive Officer, our Chief Financial Officer, each of our three other most highly compensated executive officers who were employed with the Company at the fiscal year ending January 28, 2023, and the two most highly compensated executive officers who were not employed with the Company at the fiscal year ending January 28, 2023. We refer to these seven individuals in this proxy statement as the named executive officers or NEOs.
The compensation that we pay to our named executive officers is determined as described above in our “Compensation Discussion and Analysis” section and in the tables that follow.
Summary Compensation Table
(For the Fiscal Years ended January 28, 2023, January 29, 2022, and January 30, 2021)
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(1)(3)	All Other Compensation ($)(4)	Total ($)
Michael Witynski President and Chief Executive Officer	2022	$1,435,538	—	$10,874,880	—	$1,396,217	$269,037	$13,975,672
	2021	1,384,615	—	7,249,961	—	1,478,325	136,797	10,249,698
	2020	1,184,615	—	7,088,690	—	2,433,210	61,372	10,767,887
Jeffrey Davis(5) Chief Financial Officer	2022	269,712	300,000	1,999,977	—	177,495	6,641	2,753,825
	2021	—	—	—	—	—	—	—
	2020	—	—	—	—	—	—	—
Kevin Wampler Former Chief Financial Officer	2022	820,308	—	2,349,998	—	478,703	51,546	3,700,555
	2021	800,000	—	2,349,812	—	741,778	46,653	3,938,243
	2020	800,000	—	2,822,924	—	1,056,960	40,064	4,719,948
Richard Dreiling Executive Chairman	2022	865,385	—	—	$135,583,212	—	21,182	136,469,779
	2021	—	—	—	—	—	—	—
	2020	—	—	—	—	—	—	—
Lawrence Gatta, Jr. Chief Merchandising Officer—Family Dollar	2022	525,000	—	1,599,892	—	451,850	84,863	2,661,605
	2021	—	—	—	—	—	—	—
	2020	—	—	—	—	—	—	—
Alasdair James(6) Executive Vice President, Merchandising and Supply Chain	2022	851,539	—	3,449,746	—	—	23,885	4,325,170
	2021	837,692	$200,000	2,299,872	—	590,760	54,285	3,982,609
	2020	—	—	—	—	—	—	—
Thomas O’Boyle, Jr. Former Chief Operating Officer	2022	757,154	—	2,549,764	—	—	24,230	3,331,148
	2021	734,615	—	1,700,000		538,438	40,450	3,013,503
	2020	650,000	—	2,126,940	—	954,200	42,087	3,773,227
Richard McNeely(7) Chief Merchandising Officer—Dollar Tree	2022	820,308	90,000	1,799,805	—	531,892	257,783	3,499,788
	2021	800,000	52,500	1,799,814	—	584,100	64,446	3,300,860
	2020	800,000	—	2,225,512	—	1,174,400	41,881	4,241,793

Footnotes to the Summary Compensation Table:
Our annual bonus plan qualifies as a “non-equity incentive plan” for purposes of this table. Earnings under our deferred compensation plan result from the executives’ investments in mutual funds commonly available to investors generally. The “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” columns are omitted as all amounts are zero.
(1)
Executives may defer up to 50% of their salaries and up to 100% of their annual incentive bonus under the Dollar Tree and Family Dollar Supplemental Deferred Compensation Plan. Any such deferrals are included in the appropriate column of this table and shown in the Deferred Compensation table.

(2)
Pursuant to SEC rules, this column represents the aggregate grant date fair value during the last three fiscal years of restricted stock units, performance-based restricted stock units (“RSUs”) and Performance Stock Units (“PSUs”) computed in accordance with FASB ASC Topic 718 related to (i) annual grants of PSU awards, (ii) annual Long-Term Performance Plan (“LTPP”) awards with a three-year cumulative performance cycle (“LTPP awards”), (iii) out-of-cycle grants made in connection with a promotion or hiring, (iv) for fiscal 2020, restricted stock unit awards granted in March 2021 to Messrs. Witynski, Wampler, O’Boyle and McNeely in connection with the Compensation Committee’s consideration of 2020 annual performance bonus awards for certain executives (as described in footnote (3) below), and (v) for fiscal 2021, restricted stock units awarded to Mr. McNeely in March 2021 for retention purposes. We are required to report the equity portion of an LTPP award at the beginning of the LTPP cycle even though, should it be earned, it will not be paid until the end of the cycle. The LTPP awards are earned only if performance conditions are met and the final payment amount, if any, will range from 50% to 200%. The amounts shown in this column assume performance at target for LTPP awards. Fair value for the equity awards are calculated using the closing price of our stock on the date of grant. In the event the highest level of performance is achieved, the aggregate grant date fair value for the fiscal year 2022 PSU and LTPP awards would be as follows for Messrs. Witynski, Wampler, Gatta, James, O’Boyle and McNeely, respectively: $17,218,599, $3,818,667, $2,599,864, $5,462,391, $4,037,405 and $2,924,903. Amounts shown in this column do not correspond to the actual value that will be realized by the named executives. Additional information regarding FASB ASC Topic 718 calculations related to these awards is included in footnote 10 of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 28, 2023. See the Grants of Plan-Based Awards Table for information on awards made in 2022.

(3)
The amounts in this column represent the amount of cash that we pay under our Management Incentive Compensation Plan (“MICP”). The amounts listed were earned in the years shown, but paid after the end of the fiscal year, upon approval by the Compensation Committee. For fiscal 2020, the Compensation Committee exercised discretion to reduce the MICP payout for certain executives, including Messrs. Witynski, Wampler, O’Boyle and McNeely, and awarded restricted stock units vesting 50% on each of the first and second anniversaries of the date of grant without further performance-based vesting since the original MICP performance measure for 2020 had been satisfied. The restricted stock unit awards are reported separately under the “Stock Awards” column of this table. The cash amounts paid under the 2020 MICP to Messrs. Witynski, Wampler, O’Boyle and McNeely are shown in the table. Mr. Dreiling did not participate in the 2022 MICP nor the 2022 LTPP.

(4)
The amounts reported in the All Other Compensation column reflect, for each named executive officer, the sum of (i) the incremental cost to the Company of all perquisites and other personal benefits; (ii) the amount contributed by the Company to the Company’s 401(k) plan; and (iii) the dollar value of life insurance premiums paid by the Company with respect to life insurance for the benefit of a named executive officer.

Perquisites include car allowances related to travel, financial and tax planning, executive physicals, relocation, and personal use of the corporate aircraft, none of which individually exceeded the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for each officer, except the aggregate incremental cost of the personal use of the corporate aircraft by Mr. Witynski for fiscal year 2022 in the amount of $226,189, and by Mr. McNeely for fiscal year 2022 in the amount of $213,699. The Company does not provide tax gross-ups on perquisites, except for business-related relocation expenses. A car allowance is intended to compensate executives for the use of their personal vehicles in conducting Company business. However, as we do not require our executives to account for their business or personal use, we include the entire amounts in our disclosures.
Pursuant to our corporate aircraft policy approved by the Board of Directors, the Chief Executive Officer and the Executive Chairman are permitted use of the Company’s aircraft for non-business purposes for up to 80 hours each per fiscal year. In exceptional circumstances, they may in their discretion offer available seating to others. In addition, in 2022, Mr. McNeely was authorized to use the Company’s corporate aircraft to make two trips per month to his home in Tennessee, a practice that was discontinued in March 2023. The Company calculated the incremental cost to the Company of the personal use of the Company aircraft based on published industry rates by Conklin & deDecker Associates, Inc. for variable operating costs, including fuel, landing, catering, handling, aircraft maintenance and pilot travel costs. Fixed costs such as maintenance not related to personal travel, depreciation of the aircraft, pilot salaries or cost of insurance and administrative services, are excluded.
The following table includes those perquisites and other personal benefits and additional all other compensation required by SEC rules to be separately quantified for 2022.
NEO	Perquisites & Life Insurance	401k Match	Total
Michael Witynski	$253,614	$15,423	$269,037
Jeffrey Davis	6,641	—	6,641
Kevin Wampler	36,204	15,342	51,546
Richard Dreiling	21,182	—	21,182
Lawrence Gatta, Jr.	84,863	—	84,863
Alasdair James	8,635	15,250	23,885
Thomas O’Boyle, Jr.	11,292	12,938	24,230
Richard McNeely	243,123	14,660	257,783

(5)
The amount shown in the Bonus column for Mr. Davis in fiscal 2022 represents a cash sign on bonus paid to Mr. Davis in the amount of $300,000. Mr. Davis’ employment began in October 2022, and he did not participate in the 2022 LTPP.

(6)
The amount shown in the Bonus column for Mr. James in fiscal 2021 represents a cash sign on bonus paid to Mr. James in the amount of $200,000. As a result of Mr. James’ departure from the Company, the unvested portion (two-thirds) of his earned PSU award and all of his unvested LTPP award for 2021 and 2022 were forfeited. For additional information on Mr. James’ equity-based grants in 2022, see the Grants of Plan-Based Awards Table below.

(7)
The amount shown in the Bonus column for Mr. McNeely in fiscal 2022 represents cash retention payments paid to Mr. McNeely in the aggregate amount of $90,000.

Grants of Plan-Based Awards Table
Name	Grant Date	Compensation Committee Action Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plans			Estimated Future Payouts Under Equity Incentive Plans			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael Witynski	—	(2)	$540,750	$2,163,000	$4,596,375	—	—	—	—	—	—	—
	4/1/2022	2/26/2022	—	—	—	42,632(3)	56,843(3)	85,264(3)	—	—	—	$9,062,479
	4/1/2022	2/26/2022	—	—	—	5,684(4)	11,368(4)	22,737(4)	—	—	—	1,812,400
Jeffrey Davis	11/25/2022	08/20/2022							13,216(5)			1,999,977
Kevin Wampler	—	(2)	185,400	741,600	1,575,900	—	—	—	—	—	—	—
	4/1/2022	2/26/2022	—	—	—	8,291(3)	11,055(3)	16,582(3)	—	—	—	1,762,499
	4/1/2022	2/26/2022	—	—	—	1,842(4)	3,685(4)	7,370(4)	—	—	—	587,500
Richard Dreiling(7)	3/19/2022	(2)	—	—	—	—	—	—	—	2,252,587	$157.17	135,583,212
Lawrence Gatta, Jr.	07/01/2022	04/20/2022	175,000	700,000	1,487,500	—	—	—	—	—	—	—
	07/01/2022	04/20/2022				5,759(3)	7,679(3)	11,518(3)	—	—	—	1,199,997
	07/01/2022	04/20/2022				1,279(4)	2,559(4)	5,119(4)	—	—	—	399,895
Alasdair James(8)	—	(2)	278,100	1,112,400	2,363,850	—	—	—	—	—	—	—
	4/1/2022	2/26/2022	—	—	—	13,524(3)	18,032(3)	27,049(3)	—	—	—	2,874,842
	4/1/2022	2/26/2022	—	—	—	1,803(4)	3,606(4)	7,213(4)	—	—	—	574,905
Thomas O’Boyle, Jr.(9)	—	(2)	193,125	772,500	1,641,563	—	—	—	—	—	—	—
	4/1/2022	2/26/2022	—	—	—	9,996	13,328	19,993	—	—	—	2,124,883
	4/1/2022	2/26/2022	—	—	—	1,332	2,665	5,331	—	—	—	424,881
Richard McNeely	—	(2)	206,000	824,000	1,751,000	—	—	—	—	—	—	—
	4/1/2022	2/26/2022				6,350(3)	8,467(3)	12,701(3)				1,349,894
	4/1/2022	2/26/2022	—	—	—	1,411(4)	2,822(4)	5,645(4)	—	—	—	449,911

Footnotes to the Grants of Plan-Based Awards Table:
(1)
The date of grant for the relevant award is established by the Compensation Committee during a regularly scheduled meeting or by written consent.

(2)
Our Management Incentive Compensation Plan is considered a “non-equity incentive plan.” MICP targets are established by the Compensation Committee early in the fiscal year and amounts payable are determined and paid in the following year, when annual results are available, upon approval by the Compensation Committee. For 2022, bonuses were targeted at 150% of salary for the President and Chief Executive Officer, 120% of salary for the Executive Vice President, Merchandising and Supply Chain, 100% of salary for the Chief Financial Officer, Chief Operating Officer and the Chief Merchandising Officers and 90% of salary for the former Chief Financial Officer, with corporate performance representing 100% of the goal. Mr. Dreiling did not participate in the 2022 annual cash bonus incentive program. Bonuses authorized by the Compensation Committee are paid after the relevant fiscal year unless deferred by the executive under our Dollar Tree and Family Dollar Supplemental Deferred Compensation Plan. See “Annual Cash Bonus Incentives” in our Compensation Discussion and Analysis for a detailed discussion of our MICP.

(3)
Represents awards of PSUs that will vest in approximately three equal installments over three years only upon the determination by the Compensation Committee that the Company achieved its fiscal 2022 performance target goal and upon the executives remaining with the Company through the vesting dates, unless vesting is accelerated due to death, disability or retirement. The amount of the payment, if earned, will range from 75% to 150% of the target depending upon the level of performance achieved. The Compensation Committee determined in March 2023 that the PSUs awarded in 2022 achieved the established performance goal for the fiscal year ended January 28, 2023.

(4)
The Compensation Committee approved the LTPP awards 100% in the form of RSUs with three-year performance-based total target award values. The percentage of the RSUs that vest will be based on the level at which the Company achieves its three-year cumulative performance goal for the performance period from January 30, 2022 through February 1, 2025. The amount of the payment earned will range from 50% to 200% and will be paid in 2025 when the achievement level is available and determined by the Committee.

(5)
The Compensation Committee approved a sign-on award of RSUs that will vest in approximately two equal installments over two years provided that Mr. Davis remains with the Company through the vesting dates, unless vesting is accelerated due to death or disability.

(6)
This column shows the full grant date fair value under FASB ASC Topic 718 of PSU and LTPP awards. For the PSU and LTPP awards awarded on April 1, 2022, July 1, 2022 and November 25, 2022 the fair value is calculated using the closing price of our stock on the grant date which was $159.43, 156.27 and $151.33 respectively. Additional information regarding FASB ASC Topic 718 calculations related to these awards is included in footnote 10 of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 28, 2023.

(7)
On March 19, 2022, Mr. Dreiling was granted a one-time award of options to purchase 2,252,587 shares of Company common stock with an exercise price per share of $157.17 as an employment inducement in connection with his appointment as Executive Chairman. The stock option has a ten-year term and is scheduled to vest in equal installments on each of the first five anniversaries of the grant date, subject to Mr. Dreiling’s continued employment with the Company through each vesting date. The stock option was granted separate and apart from our authority to grant awards of stock options under our 2021 Omnibus Incentive Plan.

(8)
As a result of Mr. James’ departure from the Company, all of his unvested PSU and LTPP awards for 2022 were forfeited.

(9)
As a result of Mr. O’Boyle’s departure from the Company, all of his unvested PSU and LTPP awards for 2022 were forfeited.

Outstanding Equity Awards at Fiscal Year End Table
The following table provides information on the holdings of stock option and stock awards by the named executives at the end of the fiscal year. This table includes unexercised and unvested option awards, restricted stock awards, PSU awards, unvested performance-based RSU awards and unvested LTPP awards. Each equity grant is shown separately for each named executive. The vesting schedule for each grant is shown in the footnotes following this table, based on the award date. The market value of the stock awards is based on the closing market price of our stock as of January 28, 2023, which was $150.37. For additional information about the option awards and stock awards, see the description of equity incentive compensation in the Compensation Discussion and Analysis.
Name	Award Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael Witynski	4/1/2020	—	—	—	—	—	17,480(1)	2,628,468	—	—
	4/1/2020	—	—	—	—	—	—	—	11,653(2)	1,752,262
	8/28/2020	—	—	—	—	—	10,292(1)	1,547,608	—	—
	8/28/2020	—	—	—	—	—	—	—	6,861(2)	1,031,689
	3/16/2021	—	—	—	—	—	29,465(1)	4,430,652
	3/16/2021	—	—	—	—	—	—	—	16,622(2)	2,499,450
	3/16/2021	—	—	—	—	—	4,993(3)	750,797	—	—
	4/1/2022	—	—	—	—	—	—	—	56,843(1)	8,547,482
	4/1/2022	—	—	—	—	—	—	—	11,368(2)	1,709,406
Jeffrey Davis	11/25/2022						13,216(4)	1,987,290
Kevin Wampler	4/1/2020	—	—	—	—	—	12,085(1)	1,817,221	—	—
	4/1/2020	—	—	—	—	—	—	—	8,047(2)	1,210,027
	3/16/2021	—	—	—	—	—	9,550(1)	1,436,034
	3/16/2021	—	—	—	—	—	—	—	5,387(2)	810,043
	3/16/2021	—	—	—	—	—	2,169(3)	326,153	—	—
	4/1/2022	—	—	—	—	—	—	—	11,055)(1)	1,662,340
	4/1/2022	—	—	—	—	—	—	—	3,685(2)	554,113
Richard Dreiling	3/19/2022	—	2,252,587(5)	—	157.17	03/19/2032	—	—	—	—
Lawrence Gatta	7/1/2022	—	—	—	—	—	—	—	7,679(1)	1,154,691
	7/1/2022	—	—	—	—	—	—	—	2,559(2)	384,797

Name	Award Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Alasdair James(6)	3/16/2021	—	—	—	—	—	—	—
	3/16/2021	—	—	—	—	—	—	—	—	—
	4/1/2022	—	—	—	—	—	—	—	—	—
	4/1/2022	—	—	—	—	—	—	—	—	—
Thomas O’Boyle, Jr.(7)	4/1/2020	—	—	—	—	—	—	—
	4/1/2020	—	—	—	—	—	—		—	—
	3/16/2021	—	—	—	—	—	—	—
	3/16/2021	—	—	—	—	—	—		—	—
	3/16/2021	—	—	—	—	—	—	—
	4/1/2022	—	—	—	—	—	—	—	—	—
	4/1/2022	—	—	—	—	—	—	—	—	—
Richard McNeely	4/1/2020	—	—	—	—	—	8,740(1)	1,314,234	—	—
	4/1/2020	—	—	—	—	—	—	—	5,826(2)	876,056
	3/16/2021	—	—	—	—	—	7,315(1)	1,099,957
	3/16/2021	—	—	—	—	—	—	—	4,126(2)	620,427
	3/16/2021	—	—	—	—	—	2,410(3)	362,392	—	—
	3/16/2021	—	—	—	—	—	9,170(8)	1,378,893
	4/1/2022	—	—	—	—	—	—	—	8,467(1)	1,273,183
	4/1/2022	—	—	—	—	—	—	—	2,822(2)	424,344

Footnotes to Outstanding Equity Awards Table:
(1)
The PSUs awarded during the 2022 fiscal year are based on the achievement of certain performance goals for the fiscal year ending January 28, 2023 and will vest in three approximately equal installments over three years provided the named executive officers remain continuously employed with the Company through the vesting dates, unless vesting is accelerated due to death, disability or retirement. The amount of the payment, if earned, will range from 75% to 150% of the target depending upon the level of performance achieved. The Compensation Committee determined in March 2023 that the Company achieved 95.4% of the established performance goal for the fiscal year ended January 28, 2023 for the PSUs awarded in 2022 resulting in a payout of 92.33% of the target. These awards will vest in three approximately equal installments over three years provided the named executive officers remain continuously employed with the Company through the vesting dates, unless vesting is accelerated due to death, disability or retirement.

The Compensation Committee determined in March 2022 and March 2021 that the Company achieved the established performance goal in fiscal years ended January 29, 2022 and January 30, 2021 for the PSUs awarded in 2021 and 2020 and the performance-based RSUs awarded in 2020, respectively. These awards will vest in three approximately equal installments over three years provided the named executive officers remain continuously employed with the Company through the vesting dates, unless vesting is accelerated due to death, disability or retirement.

(2)
The LTPP awards granted on April 1, 2022 are based on the achievement of a three-year cumulative performance goal based on total sales for the performance period beginning on January 28, 2023 and ending on February 1, 2025. The amount of payment, if earned, will range from 50% to 200% of stated target and will be paid in 2025, when the achievement level is available and approved by the Committee.

The LTPP awards granted on March 16, 2021 are based on the achievement of a three-year cumulative performance goal based on total sales for the performance period beginning on January 31, 2021 and ending on February 3, 2024. The amount of payment, if earned, will range from 50% to 200% of stated target and will be paid in 2024, when the achievement level is available and approved by the Committee.
The LTPP awards granted on April 1, 2020 (and the promotional award granted to Mr. Witynski on August 28, 2020) are based on the achievement of a three-year cumulative performance goal based on adjusted EBITDA for the performance period beginning on February 2, 2020 and ending on January 28, 2023. The amount of payment, if earned, will range from 50% to 200% of stated target and will be paid in 2023, when the achievement level is available and approved by the Committee. The Compensation Committee determined in March 2023 that the Company exceeded the threshold performance goal for the 2020 LTPP awards and approved the 2020 LTPP payment.
(3)
In March 2021, the Compensation Committee exercised discretion to reduce the 2021 MICP payout for performance ended fiscal year January 30, 2021 for certain executives, including Messrs. Witynski, Wampler, O’Boyle and McNeely, and awarded RSUs vesting 50% on each of the first and second anniversaries of the date of grant without further performance-based vesting since the original MICP performance measure for 2020 had been satisfied. These awards will vest in two approximately equal installments over two years provided the named executive officers remain continuously employed with the Company through the vesting dates, unless vesting is accelerated due to death, disability or retirement.

(4)
The Compensation Committee approved a sign-on award to Mr. Davis of RSUs that will vest in approximately two equal installments over two years provided that Mr. Davis remains with the Company through the vesting dates, unless vesting is accelerated due to death or disability.

(5)
On March 19, 2022, Mr. Dreiling was granted a one-time award of options to purchase 2,252,587 shares of Company common stock with an exercise price per share of $157.17 as an employment inducement in connection with his appointment as Executive Chairman. The stock option has a ten-year term and is scheduled to vest in equal installments on each of the first five anniversaries of the grant date, subject to Mr. Dreiling’s continued employment with the Company through each vesting date. The stock option was granted separate and apart from our authority to grant awards of stock options under our 2021 Omnibus Incentive Plan.

(6)
As a result of Mr. James’ departure from the Company, the unvested portion (two-thirds) of his earned PSU award and all of his unvested LTPP award for 2021 were forfeited.

(7)
As a result of Mr. O’Boyle’s departure from the Company, the unvested portion of his PSU and LTPP awards were forfeited.

(8)
On March 16, 2021, the Compensation Committee granted to Mr. McNeely a retention award of restricted stock units that will vest in full on April 1, 2023, provided that Mr. McNeely remains continuously employed with the Company through the vesting date. The award is subject to accelerated vesting in the event of Mr. McNeely’s death, disability or termination of employment without cause.

Option Exercises and Stock Vested Table
In the table below, we list information on the exercise of options and the vesting of restricted stock units during the fiscal year ended January 28, 2023. The value realized on exercise of options represents the spread between the sale price and the option strike price at the time of exercise. The value realized on vesting of RSUs reflects the fair market value of the shares at the time of vesting.
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael Witynski	—	—	55,148	$ 8,433,914
Jeffrey Davis	—	—	—	—
Kevin Wampler	—	—	26,200	4,126,028
Richard Dreiling	—	—	—	—
Lawrence Gatta, Jr.	—	—	—	—
Alasdair James	—	—	4,673	710,670
Thomas O’Boyle, Jr.	—	—	15,668	2,458,297
Richard McNeely	—	—	18,754	2,945,358
Non-Qualified Deferred Compensation
Named executive officers may elect to defer up to 50% of their base salary and up to 100% of their annual incentive bonus to the Dollar Tree and Family Dollar Supplemental Deferred Compensation Plan, an unfunded, non-qualified deferred compensation plan (“NQDC”). Elections to defer amounts earned during the next calendar year are due by December 31 of each year and are irrevocable. Deferred amounts are held for each participant in separate individual accounts in an irrevocable rabbi trust. Executives’ accounts are credited with earnings or losses based on the rate of return of mutual funds selected by the executive, which he or she may change at any time. A deferral period and payment date must be irrevocably specified at election for each separate annual deferral. This deferral period must be at least two years in length and the payment date can be any date on or after that point. Alternately, the payment can be tied to termination of employment, including retirement. The executive must also make an irrevocable election regarding payment terms, which may be either a lump sum, or in specified annual installments. Hardship withdrawals are available for unforeseeable emergency financial hardship situations, such as for an unexpected illness, accident or property loss. If a participant dies before receiving the full value of the deferral account balances, the designated beneficiary would receive the remainder of that benefit in the same payment form as originally specified (i.e., lump sum or installments). Executives are fully vested in their accounts and in the event the NQDC Plan is terminated upon a change in control of the Company, the executives’ entire account balances will be distributed.

In the following table, we provide detailed information regarding accumulated amounts for our executives under our NQDC Plan.
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Michael Witynski	—	—	—	—	—
Jeffrey Davis	—	—	—	—	—
Kevin Wampler	—	—	$ 65,084	$ 77	$ 805,843
Richard Dreiling	—	—	—	—	—
Lawrence Gatta, Jr.	$ 10,824	—	154	—	10,978
Alasdair James	—	—	—	—	—
Thomas O’Boyle, Jr.	—	—	—	—	—
Richard McNeely	—	—	—	—	—
Potential Payments upon Termination or Change in Control
Our Executive Agreements and change in control Retention Agreements with certain of our named executive officers and certain awards, plans and programs in which our named executive officers participate provide for benefits or payments upon certain employment termination events, including in connection with a change in control.
Retention Agreements. The Company has Retention Agreements with certain executive officers, including each of the named executive officers other than Richard Dreiling and Richard McNeely. The Retention Agreements provide for severance benefits which are payable only upon the occurrence of both a change in control of the Company and the executive’s termination without “cause” or resignation for “good reason,” as defined in the agreements (commonly known as a “double trigger”). The Retention Agreements provide for a severance payment of 2.5 times the reference salary and reference bonus (as defined in the agreements) for Michael Witynski, and 1.5 times for our other named executive officers. These agreements also contain a clawback provision and certain restrictive covenants which apply under certain circumstances.
Executive Agreements. The Company has certain Executive Agreements with its named executive officers, other than Mr. Dreiling, that provide for a release and restrictive covenants to protect the Company, including a covenant not to compete, in consideration for which the Company agreed to provide a base salary continuation benefit and payment of a portion of monthly health insurance premiums for the benefit period set forth in the Executive Agreement in the event the executive’s employment is terminated without “cause” (as defined in the agreement) or on account of the executive’s death or disability. An executive is not entitled to the benefits provided by the Executive Agreement if the executive retires, voluntarily resigns for any reason or receives payments under the change in control Retention Agreements. An amendment to the Executive Agreements in March 2022 extended the benefit period under the Executive Agreements from 12 months to 24 months (or until the executive becomes employed if less than the applicable salary continuation period).
In addition, the Company entered into an Addendum to Executive Agreement (the “Addendum”) with Mr. Witynski, effective March 1, 2022 which further amends his Executive Agreement with the Company to provide that (i) in the event that he is entitled to severance under the Executive Agreement, his salary continuation payments will also include an amount equal in the aggregate to two times his target annual bonus for the fiscal year in which his employment terminates, and (ii) for purposes of his outstanding equity awards, if his employment is terminated by the Company without “good cause” (as defined in the Addendum), he will be deemed to have terminated employment due to “retirement” (within the meaning of the applicable award agreements). Mr. Witynski’s employment with the Company terminated on January 28, 2023, and Mr. Witynski is entitled to receive the separation payments provided by his amended Executive Agreement in accordance with its terms.
On March 19, 2022, we entered into an Executive Agreement with Mr. Dreiling governing his service as Executive Chairman. Upon a termination of Mr. Dreiling’s employment by the Company without “cause” or by Mr. Dreiling for “good reason” (each as defined in the agreement), Mr. Dreiling will receive, subject to continued compliance with the restrictive covenants in the agreement and execution and non-revocation of a separation agreement containing a release of claims, (i) continued base salary for 24 months following termination (or, if shorter, through the end of the term) and (ii) accelerated vesting of an additional number of options of his March 19, 2022 stock option award that would have vested through the 365th day after Mr. Dreiling’s termination had his employment not terminated and assuming daily vesting of such award, or, if such termination is within six months prior to, or two years following, a “change in control” (as defined in the agreement), accelerated vesting of the pro rata portion of such option award that would have vested at the next anniversary of the award’s grant date, plus accelerated vesting of one additional tranche of such option award. Upon termination of Mr. Dreiling’s employment due to his death or disability (as defined in the agreement), Mr. Dreiling will be eligible to receive accelerated vesting of an additional number of options of such March 19, 2022 option award that would have vested through the 365th day after Mr. Dreiling’s termination had his employment not terminated and assuming daily vesting of such award. Upon Mr. Dreiling’s retirement (as determined in the sole discretion of the Board), Mr. Dreiling will be eligible to receive accelerated vesting of the pro-rata portion of such March 19, 2022 option award that would have vested at the next anniversary of the award’s grant date. Mr. Dreiling’s Executive Agreement contains certain covenants by which Mr. Dreiling is bound, including covenants not to compete with or solicit employees of the Company for a specified period following the termination of Mr. Dreiling’s employment.
On January 25, 2023, we entered into an Amendment to Executive Agreement with Mr. Dreiling which modifies the terms of his Executive Agreement to reflect, among other things, Mr. Dreiling’s additional role as Chief Executive Officer of the Company effective January 29, 2023, and an increase in his annual base salary from $1,000,000 to $1,350,000 during the period that he serves as Executive Chairman and Chief Executive Officer. Mr. Dreiling will also be eligible for an annual cash incentive bonus under the Company’s management incentive compensation plan, based on performance criteria and other conditions as may be approved by the Board upon the recommendation of the Compensation Committee. Upon termination of Mr. Dreiling’s employment with the Company during his service as Executive Chairman and Chief Executive Officer, any salary continuation payment payable to Mr. Dreiling would be based on the higher salary in effect at that time and any payout of an annual cash incentive bonus would be based on the terms of the management incentive compensation plan. In light of the grant to Mr. Dreiling in March 2022 of a stock option award upon his appointment as Executive Chairman, which was intended by the Company to be a multi-year award, Mr. Dreiling will not be eligible to receive additional long-term equity incentive awards for his service as Executive Chairman and Chief Executive Officer.
On August 22, 2022, in connection with the Company’s appointment of Jeffrey Davis as Chief Financial Officer, we entered into a letter agreement with Mr. Wampler concerning his transition from the position of Chief Financial Officer of the Company and expected separation from service in April 2023. The letter agreement provides for the continuation of Mr. Wampler’s current compensation arrangements during the transition period until his separation from service. The letter agreement also provides that Mr. Wampler will be entitled to receive any incentive cash bonus or equity payouts from existing programs and grants for fiscal 2022 to the extent earned and payable in accordance with their terms. However, he will not be eligible to receive any new equity grants or participate in the annual cash bonus plan in fiscal 2023. In addition, the letter agreement with Mr. Wampler amends his Executive Agreement with the Company to provide that the 24 months of salary continuation payments that would otherwise be payable to Mr. Wampler following his separation from service will be reduced by the number of full months he serves at his current base salary between the transition date (which occurred on October 2, 2022 when Mr. Wampler ceased serving as Chief Financial Officer) and Mr. Wampler’s separation date. Thus, the continuation of Mr. Wampler’s base salary during the transition period will have the effect of reducing the number of salary continuation payments Mr. Wampler is entitled to receive following his separation from service.
Equity Plans. Our equity compensation plans contain provisions that may convey benefits to our executives and other plan participants upon a change in control. Generally, the provisions address the treatment of awards upon separation from the Company due to death, disability or retirement, or due to a change in control, as defined within the plans. The Company’s 2021 Omnibus Incentive Plan, the principal plan under which we currently make awards, provides that in the event of a change in control, awards do not automatically vest, although the Compensation Committee may accelerate the vesting or exercisability of an award in its sole discretion. In addition, the 2021 Omnibus Incentive Plan provides that, unless otherwise set forth in an award agreement, separate employment agreement or retention agreement, in the event of the involuntary termination of an employee’s service with the Company without “cause” within twenty-four months after a change in control of the Company, the following will occur: (i) all of the employee’s outstanding options and stock appreciation rights become vested and exercisable, (ii) all restrictions and conditions of all restricted stock awards and RSUs held by the employee lapse and (iii) all performance units and any other awards held by such employee are deemed to be fully earned at the participant’s target level.
The benefits and payments arising under these agreements and plans for our named executive officers (other than Mr. Dreiling) are discussed below, except to the extent a benefit or payment is available generally to all salaried employees and does not discriminate in favor of our executive officers or to the extent already discussed under “Nonqualified Deferred Compensation” above. The benefits and payments arising under Mr. Dreiling’s Executive Agreement, including salary continuation and vesting of options upon termination of employment or a change in control, are described under “Executive Agreements.”
▶
Payments Upon Termination Due to Death or Disability

If a named executive officer’s employment with us terminates due to death or disability (as defined in the applicable agreements):
Salary Continuation. Under the Executive Agreement, the executive receives a base salary continuation benefit together with payment of a portion of monthly medical insurance premiums (if elected by the executive) for the benefit period.
Annual bonus. The annual cash bonus under the MICP will not be paid.
Stock options. Our form of stock option agreement provides that in the event of an executive’s termination of employment due to death, the option will become fully vested and exercisable on the date of death. In the event of the executive’s termination of employment due to disability (as defined in the stock option agreement), the option will continue to vest and become exercisable in accordance with the vesting and exercise schedule set forth in the notice of grant, as though the executive had not had a termination of employment. Options may be exercised until the ten-year anniversary of the grant date if the executive’s termination of employment was due to death or disability, unless such options have expired earlier. The benefits and payments arising under Mr. Dreiling’s Executive Agreement, including salary continuation and vesting of options upon termination of employment, are described under “Executive Agreements” on page 86.
Performance-based restricted stock units (including PSUs) and LTPP awards. Service-based vesting requirements shall be deemed satisfied, but no payment is made unless and until performance-based criteria are determined to be satisfied by the Compensation Committee.
Life Insurance. In the event of death, a named executive officer’s beneficiary will receive payments under our executive life insurance program.

▶
Payments Upon Termination Due to Retirement

In the event of the retirement (as defined in the applicable governing documents) of a named executive officer:
Annual bonus. The annual cash bonus under the MICP will not be paid.
Stock options. Our form of option agreement provides that in the event of the executive’s termination of employment due to retirement (as defined in the stock option agreement), the option will continue to vest and become exercisable in accordance with the vesting and exercise schedule set forth in the notice of grant, as though the executive had not had a termination of employment. Options may be exercised until the ten-year anniversary of the grant date if the executive’s termination of employment was due to retirement, unless such options expired earlier due to the executive’s failure to comply with the restrictive covenants set forth in the option agreement. The benefits and payments arising under Mr. Dreiling’s Executive Agreement, including salary continuation and vesting of options upon retirement, are described under “Executive Agreements” on page 86.
Performance-based restricted stock units (including PSUs) & LTPP awards. Service-based vesting requirements shall be deemed satisfied, but no payment is made unless and until performance-based criteria are determined to be satisfied by the Compensation Committee. In addition, for LTPP awards, upon retirement there shall be a pro rata payout based on months elapsed in the performance period at the time of retirement, with no payout at all if retirement occurs during the first year of the performance period.
▶
Payments Upon a Voluntary Termination by the Executive

In the event of voluntary termination by an executive, the annual MICP bonus will not be paid and unvested performance-based restricted stock units and unvested LTPP awards are cancelled. Although no outstanding options are held by our executives, other than Mr. Dreiling, our form of option agreement provides that a stock option will be exercisable for the number of shares for which it was exercisable on the date of termination, but no further vesting or additional exercisability will occur. Options that have vested prior to voluntary termination, and other than at a time when cause exists, remain exercisable for three months after termination, but not beyond the normal expiration date. As noted above, special provisions apply to equity awards if the voluntary termination qualifies as a retirement. The benefits and payments arising under Mr. Dreiling’s Executive Agreement, including salary continuation and vesting of options upon retirement, are described under “Executive Agreements” on page 86.
See “Payments After a Change in Control” for a discussion of resignation by a named executive officer for good reason in connection with a change in control.
▶
Payments Upon Involuntary Termination by the Company

The payments to be made to a named executive officer upon involuntary termination vary depending upon whether termination is with or without “cause” (as defined in the applicable agreements).
Involuntary Termination with Cause. Upon an involuntary termination with cause, a named executive officer receives no benefits under the Executive Agreement or the change in control Retention Agreement. The annual cash bonus under the MICP will not be paid, and vested and unvested stock options and unvested performance-based restricted stock units (including PSUs) and LTPP awards are immediately forfeited.
Involuntary Termination without Cause. Upon an involuntary termination without cause, the following applies to the named executive officers, other than Mr. Dreiling, (unless the termination is in connection with a change in control, which is discussed below):

•
The annual cash bonus under the MICP will not be paid.

•
A base salary continuation benefit, together with payment of a portion of monthly medical insurance premiums (if elected by the executive) for the benefit period, will be paid under the Executive Agreement.

•
The following treatment for incentive awards:

◦
Stock options. Under our form of option agreement unvested options shall be forfeited while vested options generally may be exercised for a period of one year from the date of termination of employment unless such options have expired earlier. See “Executive Agreements” for a discussion of the benefits and payments arising under Mr. Dreiling’s Executive Agreement upon the occurrence of a termination without cause.

◦
Performance-based restricted stock units (including PSUs) and LTPP awards. Unearned and unvested awards shall be forfeited and cancelled unless otherwise provided by the applicable agreements.

See “Payments After a Change in Control” for a discussion of termination without cause of a named executive officer in connection with a change in control.
▶
Payments After a Change in Control

The Company has no agreement, plan or arrangement that provides for payments to a named executive officer in connection with a change in control of the Company unless the named executive officer’s employment with us is also terminated. This is known as a “double trigger.”
If the employment of a named executive officer is:
•
involuntarily terminated by the Company without cause or

•
the executive resigns with good reason

in each case within two years following a change in control (or in certain cases during the six months before a change in control), then in addition to earned but unpaid salary, then the named executive officers that are under the Company’s form Retention Agreement shall receive the following:
Annual Bonus. Any earned but unpaid bonus under the MICP will be paid. In addition, for the year in which termination occurs—for which no MICP bonus will have been certified—a pro rata annual bonus calculated from the three-year average of previously earned cash bonuses is paid.
Severance Payment. An amount equal to the sum of Reference Salary and Reference Bonus (as defined in the change in control Retention Agreement) times a multiplier (2.5x for the Chief Executive Officer and Executive Chairman, and 1.5x for all other named executive officers) will be paid, except for Messrs. Dreiling and McNeely neither of whom have a Retention Agreement.
Benefit Continuation. Continued participation in the medical, dental, health and life insurance plans for an applicable period.
Stock options, performance-based restricted stock units, PSUs and LTPP equity awards. All service-based conditions shall be deemed to have been satisfied, but no payment is made on such equity awards unless and until performance-based criteria are determined to be satisfied by the Compensation Committee, except that for Mr. Wampler, the performance-based criteria shall be deemed met at the target level under grandfathered Retention Agreements.

However, the benefits described above are capped to the extent any would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. In that case, the present value of the aggregate amount of all such Payments shall not exceed 2.99 times the named executive officer’s “base amount” (as defined in Section 280G(b)(3) of the Code).
The occurrence of a change in control does not otherwise impact payments to be made, if any, upon a termination of employment due to death, disability, retirement or voluntary termination by the employee (other than for good reason) or involuntary termination for cause. See the applicable sections above for an explanation of payments, if any, in those scenarios.
Potential Payout Amounts Assuming Termination as of Fiscal Year End
The following tables reflect potential payments to each named executive officer in various termination and change in control scenarios. The following additional conditions and assumptions apply:
•
Amounts are based on compensation, benefit and equity levels in effect on, and assuming the applicable termination event occurred as of, the end of our fiscal year, Saturday, January 28, 2023.

•
For stock valuations, we have used the closing price of our stock on the Nasdaq Global Select Market on Friday, January 27, 2022 ($150.37).

•
The tables below report only amounts that are increased, accelerated or otherwise paid or owed as a result of the applicable scenario and thus exclude earned but unpaid base salary through the employment termination date and stock options, performance-based restricted stock units, LTPP awards that had vested prior to the event and any deferred compensation plan benefits. For more information, see “Nonqualified Deferred Compensation” above.

•
Where applicable, the tables assume that achievement of performance-based criteria in relevant awards are ultimately determined by the Compensation Committee at the target level.

•
The tables also exclude any amounts that are available generally to all salaried employees and do not discriminate in favor of our executive officers.

Unless otherwise indicated, the amounts shown are merely estimates. We cannot determine actual amounts to be paid until a termination or change in control scenario occurs.

Potential Payments to Named Executive Officers Upon Occurrence
of Various Termination Events, as of January 28, 2023
(excluding Change in Control)
Below are amounts that would have been payable to our named executive officers upon various termination events determined as if the event occurred on January 28, 2023 and, except as otherwise indicated below, payable under the terms of the Executive Agreement in effect on said date. The table below excludes certain terminations in connection with a change in control (which are shown on the table on page 94). There are no payouts upon voluntary termination by the executive or involuntary termination for cause and these termination events are not shown in the table. Except for performance-based awards where actual performance achievement has been determined previously by the Compensation Committee, the table below assumes that the performance-based criteria of applicable awards are ultimately determined by the Committee at the target level.
Name	Death ($)	Disability ($)	Retirement ($)	Involuntary Termination without Cause ($)
Michael Witynski
Salary continuation(1)	$ 7,225,910	$ 7,225,910	n/a	$7,225,910
Award vested due to event:(2)
Service-based RSUs and PSUs	17,905,007	17,905,007	$17,905,007	—
LTPP award (RSUs)	6,992,806	6,992,806	6,992,806	—
Options	—	—	—	—
Life insurance proceeds(3)	525,000	n/a	n/a	n/a
Total	32,648,723	32,123,723	24,897,813	7,225,910
Jeffrey Davis
Salary continuation(1)	832,798	832,798	n/a	832,798
Award vested due to event:(2)
Service-based RSUs and PSUs(4)	1,987,290	1,987,290	1,987,290	—
LTPP awards (RSUs)	—	—	—	—
Options	—	—	—	—
Life insurance proceeds(3)	—	n/a	n/a	n/a
Total	2,820,088	2,820,088	1,987,290	832,798
Kevin Wampler
Salary continuation(1)	831,949	831,949	n/a	831,949
Award vested due to event:(2)
Service-based RSUs and PSUs	5,241,748	5,241,748	5,241,748	—
LTPP awards (RSUs)	2,574,184	2,574,184	2,574,184	—
Options	—	—	—	—
Life insurance proceeds(3)	700,000	n/a	n/a	n/a
Total	9,347,881	8,647,881	7,815,932	831,949
Richard Dreiling
Salary continuation(1)	2,000,000	2,000,000	n/a	2,000,000
Award vested due to event(2)
Service-based RSUs and PSUs	—	—	—	—
LTPP awards (RSUs)	—	—	—	—
Options(5)	—	—	—	—
Life insurance proceeds(3)	—	n/a	n/a	n/a
Total	2,000,000	2,000,000	—	2,000,000
Lawrence Gatta, Jr.
Salary continuation(1)	707,572	707,572	n/a	707,572
Award vested due to event:(2)
Service-based RSUs and PSUs	1,154,691	1,154,691	1,154,691	—
LTPP awards (RSUs)	384,797	384,797	384,797	—
Options	—	—	—	—
Life insurance proceeds(3)	—	n/a	n/a	n/a
Total	2,247,060	2,247,060	1,539,488	707,572

Name	Death ($)	Disability ($)	Retirement ($)	Involuntary Termination without Cause ($)
Alasdair James
Salary continuation(1)	935,623	935,623	n/a	935,623
Award vested due to event:(2)
Service-based RSUs and PSUs	—	—	—	—
LTPP awards (RSUs)	—	—	—	—
Options	—	—	—	—
Life insurance proceeds(3)	—	n/a	n/a	n/a
Total(6)	935,623	935,623	n/a	935,623
Thomas O’Boyle, Jr.
Salary continuation(1)	784,155	784,155	n/a	784,155
Award vested due to event:(2)
Service-based RSUs and PSUs	—	—	—	—
LTPP awards (RSUs)	—	—	—	—
Options	—	—	—	—
Life insurance proceeds(3)	—	n/a	n/a	n/a
Total(6)	784,155	784,155	n/a	784,155
Richard McNeely
Salary continuation(1)	834,368	834,368	n/a	834,368
Award vested due to event:(2)
Service-based RSUs and PSUs	4,049,765	4,049,765	4,049,765	—
LTPP award (RSUs)	1,920,826	1,920,826	1,920,826	—
Options	—	—	—	—
RSU retention award(7)	1,378,893	1,378,893	—	1,378,893
Life insurance proceeds(3)	450,000	n/a	n/a	n/a
Total	8,633,852	8,183,852	5,970,591	2,213,261

(1)
Represents the aggregate amount of the base salary continuation benefit and payment of a portion of the executive’s monthly medical insurance premiums during the 24-month salary continuation period, assuming the executive elected to receive such medical insurance coverage for its maximum duration. The severance benefit is not payable upon retirement.

In March 2022, the Company and Mr. Witynski entered into an Addendum to his Executive Agreement which provides for an additional payment that is to be made over 24 months in an aggregate amount that is equal to two times his target annual bonus for the fiscal year in which his employment terminates. Mr. Witynski’s employment with the Company terminated on January 28, 2023, the last day of the Company’s 2022 fiscal year, and the additional payment to be made pursuant to the Addendum is included in the salary continuation amount shown in the table.
In August 2022, the Company and Mr. Wampler entered into a letter agreement amending his Executive Agreement to provide that the 24 months of salary continuation payments that would otherwise be payable to Mr. Wampler following his separation from service will be reduced by the number of full months he serves at his current base salary between the transition date (which occurred on October 2, 2022 when Mr. Wampler ceased serving as Chief Financial Officer) and Mr. Wampler’s separation date. The amount shown in the table for Mr. Wampler was determined based on an assumed separation date of January 28, 2023.
(2)
Under performance-based RSUs, PSUs and LTPP awards, service-based vesting requirements shall be deemed satisfied upon the executive’s death, disability or retirement, but no payment is made until achievement of performance-based criteria is determined by the Compensation Committee. In addition, in the case of retirement, the LTPP payout is pro rata with the time elapsed under the performance period, with no payout for a retirement before the end of the first year of the performance period. Except for Mr. Dreiling, none of our executives held outstanding options as of January 28, 2023.

(3)
In the event of death, a named executive officer’s beneficiary will receive payments under our executive life insurance program.

(4)
In connection with his appointment as Chief Financial Officer, Mr. Davis received an initial sign-on equity grant of service-based RSUs, with one-half vesting one year from the grant date and one-half vesting two years from the grant date, with vesting conditioned on continued employment through the respective grant dates. The award agreement provides that the vesting requirements are deemed satisfied in the event of Mr. Davis’ death, disability or retirement, but any unvested portion of the award is forfeited if Mr. Davis’ employment terminates for any other reason (except in connection with a change in control).

(5)
Mr. Dreiling’s Executive Agreement provides for accelerated vesting of his stock option award granted on March 19, 2022 in the event of his termination of employment without cause or resignation for Good Reason (as defined in the agreement), or in the event of his death, disability or retirement. The value of the accelerated options for each event identified in the table is based on the spread between the closing price of the Company’s common stock on Friday, January 27, 2023, which was $150.37, and the exercise price of the option, which is $157.17 per share. For additional information on the vesting of Mr. Dreiling’s stock option, see “Executive Agreements” on page 86.
(6)
The amounts shown in the table include only the salary continuation benefits to be paid to Alasdair James and Thomas O’Boyle, Jr. pursuant to the terms of their Executive Agreements as a result of the termination of their employment without cause on April 7, 2022 and June 27, 2022, respectively.

(7)
Mr. McNeely was granted a service-based retention award of restricted stock units on March 16, 2021 that vests in full on April 1, 2023, provided Mr. McNeely remains continuously employed with the Company through the vesting date. The award is subject to accelerated vesting in the event of Mr. McNeely’s death, disability or termination of employment without cause.

Potential Payments to Named Executive Officers Upon Occurrence
of “Double Trigger” / Change in Control, as of January 28, 2023
Where a named executive officer is involuntarily terminated by the Company without cause or resigns with good reason, in each case within two years following a change in control (or in certain cases during the six months before a change in control), then the named executive officer shall receive the following amounts. Please note that the table assumes that (i) a qualifying change in control has occurred, (ii) performance-based criteria of applicable awards are ultimately determined by the Compensation Committee at the target amount, and (iii) the termination of the executive occurred as of January 28, 2023.
Name	Severance Payment(1)	Bonus(2)		Award Vested Due to Event(3)		Total
		Earned but Unpaid MICP	Pro-Rata Calculated Bonus	Options RSUs and PSUs	LTPP Award (RSUs)
Michael Witynski	$6,093,013	$990,430	$—	$17,905,007	$6,992,806	$31,981,256
Jeffrey Davis	2,174,034	204,188	—	1,987,290	4,365,512
Kevin Wampler	1,833,837	390,693	—	5,241,748	2,574,184	10,040,462
Richard Dreiling(4)	2,000,000	—	—	—	—	2,000,000
Lawrence Gatta, Jr.	1,845,744	393,750	—	1,154,691	384,797	3,778,982
Alasdair James	—	—	—	—	—	—
Thomas O’Boyle, Jr.	—	—	—	—	—	—
Richard McNeely(4)	—	458,796	—	5,428,658	1,920,826	7,808,280

(1)
The Retention Agreements with our executives (other than Mr. Dreiling and Mr. McNeely) provide for a severance payment in the amount of 1.5x (2.5x for Mr. Witynski) the sum of the executive’s reference salary and reference bonus amounts. This column also includes the cost of continued health benefits provided under the agreement. The amount of severance shown in the table for Mr. Dreiling reflects a 24-month salary continuation benefit payable in connection with a change in control, subject to continued compliance with the restrictive covenants set forth in his Executive Agreement.

(2)
Under the Retention Agreements, if there are amounts earned but unpaid under our MICP, then these shall be paid out, together with a pro rata calculated bonus for the fiscal year in which termination occurs. Because this table assumes termination occurs as of the last day of the fiscal year, it shows actual MICP amounts earned for the completed fiscal year. At such date, there would be no pro rata bonus allocable to the new fiscal year.

(3)
These three columns reflect the value of unvested RSUs, PSUs and LTPP awards that become payable under the scenario described based on the closing market price of our stock as of January 27, 2023, which was $150.37. The value of Mr. Dreiling’s accelerated options is based on the spread between the $150.37 closing price of our common stock on January 27, 2023 and the $157.17 exercise price of the option.

(4)
Mr. Dreiling and McNeely do not have Retention Agreements and therefore Mr. Dreiling would not be eligible to receive a MICP bonus and Mr. McNeely would not be eligible to receive a severance payment or MICP bonus upon a change in control.

PAY RATIO DISCLOSURE
Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act, we present below the required ratio of the annual total compensation of our Chief Executive Officer for fiscal 2022, as reported in the Summary Compensation Table of this proxy statement, to the annual total compensation of our median employee (excluding the Chief Executive Officer). In addition, we are providing a supplemental pay ratio that excludes part-time, temporary and seasonal employees, which we believe provides a more representative comparison of the Chief Executive Officer’s annual total compensation to the median employee’s annual total compensation.
Pay Ratio Methodology
In determining the median employee, we included all U.S. employees who were employed by the Company on January 28, 2023, the date we selected to identify our employees for purposes of the pay ratio calculation. We excluded all 4,413 associates who are employed in Canada and other jurisdictions outside of the United States, as they represent less than five percent (5%) of our total workforce. We then compiled compensation information for the period beginning on January 30, 2022 through January 28, 2023. Out of a total population of 203,560 employees, 135,402 were part-time employees and 3,723 were either temporary or seasonal workers.
The SEC’s rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, we chose to use regular salary and wages, as reflected in our payroll records, as our consistently applied compensation measure. We excluded bonuses and equity from our calculation, as these compensation components are not widely distributed among our workforce.
We annualized the compensation for all permanent employees who worked for the Company less than the full year (such as new hires during the year and employees on an unpaid leave of absence during the measurement period). We did not annualize the compensation for temporary or seasonal positions and we did not make full-time equivalent adjustments for employees. With respect to part-time workers who worked less than the measurement period, we calculated wages using the hourly rate for each associate and a reasonable estimate of the average number of hours worked by our part-time workforce. We did not make any cost-of-living adjustments in identifying the median employee.
Based on our methodology, we determined that our median employee in fiscal 2022 was a part-time hourly store associate located in the United States.
Required Pay Ratio
The Chief Executive Officer’s total annual compensation for fiscal 2022, as reported in the Summary Compensation Table on page 77 of this proxy statement, was $13,975,672 and the median employee’s total annual compensation for fiscal 2022 was $14,702, resulting in an estimated pay ratio of 951:1.
The pay ratio reported by other companies may not be comparable because companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own ratios. We consider both the required and supplemental pay ratios to be reasonable estimates based on the methodology we used to determine our median employee.
Supplemental Pay Ratio
In addition to the pay ratio required by the SEC’s rules, we are also providing a supplemental pay ratio that excludes all part-time, temporary and seasonal employees of the Company from the determination of our median employee and the calculation of the annual total compensation of our median employee. Our large population of 139,125 part-time, temporary and seasonal workers out of a total population of 203,560 employees of the Company has the effect of lowering the annual total compensation for our median employee. We believe that a pay ratio that uses only full-time employees as of January 28, 2023 (excluding the Chief Executive Officer) for purposes of determining our median employee provides a more representative comparison of the Chief Executive Officer’s annual total compensation to the median employee’s annual total compensation.
We identified the median employee for purposes of the supplemental pay ratio using the same methodology as the required pay ratio. Applying this methodology to our full-time employees at January 28, 2023, we determined that our median employee in fiscal 2022 was a full-time Assistant Store Manager located in the United States with total annual compensation in the amount of $34,221. As a result, the ratio of the total annual compensation of the Chief Executive Officer, in the amount of $13,975,672 for fiscal 2022, to the median full-time employee’s total annual compensation for fiscal 2022, was estimated to be 408:1.
We are committed to good corporate governance practices and we believe our compensation program and philosophy are designed to attract and retain good talent, motivate our associates and recognize individual achievements.

PAY VERSUS PERFORMANCE
The following information is presented to disclose the relationship between executive “compensation actually paid,” as calculated under applicable SEC rules, and the Company’s financial performance.
Pay versus Performance Table
The following table provides information on the total compensation and compensation actually paid to our principal executive officer and to our other named executive officers, along with the total shareholder return of the Company and our executive compensation peer group, our net income and our adjusted operating income for the fiscal years 2022, 2021 and 2020. The Company-selected measure for evaluating pay versus performance is adjusted operating income. The Company-selected peer group is the Company’s compensation benchmarking peer group for each fiscal year presented. The compensation actually paid to our named executive officers has been calculated in a manner consistent with Item 402(v) of Regulation S-K.
Year	Summary Compensation Table Total for Principal Executive Officer(1) (Witynski)	Summary Compensation Table Total for Principal Executive Officer(2) (Philbin)	Compensation Actually Paid to Principal Executive Officer(1)(3) (Witynski)	Compensation Actually Paid to Principal Executive Officer(2)(3) (Philbin)	Average Summary Compensation Table Total for Non-Principal Executive Officer NEOs(4)	Average Compensation Actually Paid to Non- Principal Officer NEOs(4)(5)	Value of Initial Fixed $100 Investment Based on:		Company Net Income (dollars in millions)	Company Adjusted Operating Income(8) (dollars in millions)
							Company Total Shareholder Return(6)	Peer Group Total Shareholder Return(6)(7)
2022	$13,975,672	$—	$20,670,372	$—	$22,391,696(9)	$22,135,106(9)	$172.70	$147.73	$1,615.4	$2,311.5
2021	10,249,968	—	15,287,848	—	4,467,484	6,925,640	147.57	150.32	1,327.9	1,852.6
2020	10,767,887	9,474,478	8,033,239	10,483,365	4,826,593	5,421,605	116.76	114.40	1,341.9	2,186.8

(1)
From July 20, 2020 through the end of fiscal 2022, Michael Witynski was our principal executive officer.

(2)
Gary Philbin was our principal executive officer until July 20, 2020.

(3)
The following table sets forth the adjustments made during each year represented in the table above to arrive at compensation actually paid to our principal executive officer during each of the years in question:

	Year
Adjustments to determine compensation actually paid for principal executive officer	2022	2021	2020 (Witynski)	2020 (Philbin)
Deduction for amounts reported under the “Stock Awards” column in the Summary Compensation Table	(10,874,880)	(7,249,961)	(7,088,690)	(8,499,917)
Deduction for amounts reported under the “Option Awards” column in the Summary Compensation Table	—	—	—	—
Deduction for fair value of awards granted in a prior year that were forfeited during year	—	—	(344,014)	(2,478,622)
Increase for fair value of awards granted during year that remained unvested at year-end	10,256,888	9,826,273	4,576,985	12,515,717
Increase for fair value of awards granted during year that vested during year	—	—	—	—
Change in fair value from prior year-end to year-end of awards granted in a prior year that were outstanding and unvested at year-end	5,964,744	2,198,016	279,178	1,009,611
Change in fair value from prior year-end to vesting date of awards granted in a prior year that vested during year	1,347,947	263,822	(158,107)	(1,537,902)
Increase based upon incremental fair value of awards modified during year	—	—	—	—
Increase based on dividends or other earnings paid during year prior to vesting	—	—	—	—

(4)
During 2022, our remaining named executive officers consisted of Jeffrey Davis, Kevin Wampler, Richard Dreiling, Lawrence Gatta, Jr., Alasdair James, Thomas O’Boyle, Jr. and Richard McNeely. During 2021, our remaining named executive officers consisted of Kevin Wampler, Bob Sasser, Alasdair James and Richard McNeely. During 2020, our remaining named executive officers consisted of Kevin Wampler, Bob Sasser, Richard McNeely and Thomas O’Boyle, Jr.

(5)
The following table sets forth the adjustments made during each year represented in the table above to arrive at average compensation actually paid to our remaining named executive officers during each of the years in question:

	Year
Adjustments to determine compensation actually paid for remaining named executive officers	2022	2021	2020
Deduction for amounts reported under the “Stock Awards” column in the Summary Compensation Table	(1,964,182)	(2,987,369)	(4,710,659)
Deduction for amounts reported under the “Option Awards” column in the Summary Compensation Table	(19,369,030)	—	—
Deduction for fair value of awards granted in a prior year that were forfeited during year	(752,327)	—	(699,782)
Increase for fair value of awards granted during year that remained unvested at year-end	20,634,698	3,939,600	5,568,810
Increase for fair value of awards granted during year that vested during year	—	—	—
Change in fair value from prior year-end to year-end of awards granted in a prior year that were outstanding and unvested at year-end	929,880	1,095,712	419,058
Change in fair value from prior year-end to vesting date of awards granted in a prior year that vested during year	264,371	400,724	(468,380)
Increase based upon incremental fair value of awards modified during year	—	—	—
Increase based on dividends or other earnings paid during year prior to vesting	—	—	—

(6)
These columns represent cumulative shareholder return on our common stock and on the Company’s benchmarking peer group for each of the relevant measurement periods, assuming a fixed investment of $100 on January 31, 2020, in our common stock. The stock price performance shown in the table is not necessarily indicative of future price performance.

(7)
The Company’s benchmarking peer group in 2020 included the following nineteen companies (the “2020 Peer Group”): Aramark, Bed Bath & Beyond, Inc., Best Buy Co. Inc., CarMax, Inc., Dollar General Corporation, Gap, Inc., Genuine Parts Company, Kohl’s Corporation, L Brands, Inc., Lowe’s Companies, Inc., Macy’s Inc., McDonalds Corporation, Nordstrom, Inc., Rite Aid Corporation, Ross Stores, Inc., Starbucks Corporation, Sysco Corporation, TJX Companies, Inc. and Tractor Supply Company. In December 2020 the Company established a new peer group for 2021 which included 15 companies from its then existing peer group and three new companies. The change in peer group reflected the higher weighting that was placed on essential businesses and companies with a similar customer base. The Company’s benchmarking peer group in 2021 and 2022 included the following eighteen companies (the “2021/2022 Peer Group”): Bed Bath & Beyond, Inc., Best Buy Co., Inc., BJ’s Wholesale Club Holdings, Inc., Dollar General Corporation, Gap, Inc., Genuine Parts Company, Home Depot, Inc., Kohls Corporation, Lowe’s Companies, Inc., Macy’s Inc., McDonalds Corporation, Nordstrom, Inc., Rite Aid Corporation, Ross Stores, Inc., Starbucks Corporation, Target Corporation, TJX Companies, Inc. and Tractor Supply Company. Had the Company maintained the 2020 Peer Group as the Company’s benchmarking peer group from fiscal year 2020 through fiscal year 2022 then the cumulative total shareholder return for the 2020 Peer Group, assuming a fixed investment of $100 on January 31, 2020, would have been $114.40, $134.13 and $140.45 in 2020, 2021 and 2022 respectively.

(8)
Adjusted Operating Income for purposes of our executive compensation program is a non-GAAP measure that adjusts GAAP operating income to exclude the impact of various items to the extent that the amounts related to those items differ from the budget approved by the Board of Directors for the applicable year. The definition of adjusted operating income used by the Committee is provided on page 64.

(9)
The amount includes the value of a one-time award of options to Mr. Dreiling to purchase 2,252,587 shares of Company common stock with an exercise price per share of $157.17 as an employment inducement in connection with his appointment as Executive Chairman in March 2022.

Relationship Between Pay and Performance
Our short- and long-term incentive program has resulted in a positive alignment between the Company’s cumulative total shareholder return (TSR) and the compensation actually paid to our chief executive officer and the average of our other remaining named executive officers as a group. As indicated in the table above, the Company’s TSR increased in fiscal 2020 and 2021 along with the TSR of the Company’s executive compensation peer group and, in 2022, the Company’s TSR outperformed its peer group. During this three-year period, compensation actually paid to our named executive officers increased as the TSR of the Company increased. Average compensation actually paid to named executive officers other than our principal executive officer in 2022 is significantly higher than in 2021 and 2020 due to the one-time stock option award provided to Mr. Dreiling as an inducement grant to secure his services as our Executive Chairman at the time of the reconstitution of the Board. Beginning in 2023, the Company will introduce a TSR modifier to its long-term performance-based equity incentive awards for executive officers that has the potential of increasing or decreasing the payout based on the TSR of the Company’s executive compensation peer group.
In 2021 and 2022, the amount of compensation actually paid to our named executive officers increased year over year, whereas our net income and adjusted operating income decreased in 2021 as compared to 2020 but rebounded in 2022 to a level that exceeded 2020. Net income was not a performance metric that we used in our incentive program in the 2020-2022 period, and therefore net income did not directly affect the amount of compensation actually paid to our executives. Although adjusted operating income was used as the performance metric for our annual cash incentive program and played a role in the level of overall executive compensation for those years, we used two additional performance metrics for our long-term equity incentive awards, including adjusted EBITDA for the PSU awards made in 2020, 2021 and 2022 and the LTPP awards in 2020, and total sales for the LTPP awards made in 2021 and 2022. Each of these performance metrics contributed to the compensation of our named executive officers for the applicable fiscal year.

Tabular List of Performance Measures
The following table lists the financial performance measures which in our assessment represent the most important financial performance metrics used by the Company to link compensation actually paid to our named executive officers to Company performance for the most recently completed fiscal year.
Important Financial Performance Metrics
Total Sales
Adjusted Operating Income
Adjusted EBITDA
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review of Transactions with Related Parties
Under our Code of Ethics, directors, officers and employees are required to disclose for approval any transactions, activities, interests or relationships that may create a conflict of interest (including financial transactions, investments and receipt of corporate gifts). The Audit Committee annually reviews related party transactions involving directors and executive officers, matters relating to possible conflicts of interest and other issues related to ethical business practices. The Company adheres to the foregoing policy for potential related party transactions, but such policy is not in written form. Approval of any related party transactions is evidenced by Audit Committee resolutions in accordance with our practice of approving transactions in this manner.
Related Party Transactions
Since January 30, 2022, the beginning of our last fiscal year, there have been no transactions, or any currently proposed transaction, between the Company and its officers, directors or other related persons that require disclosure under Item 404(a) of Regulation S-K, as adopted by the SEC, other than as set forth below.
On March 8, 2022, the Company entered into the Stewardship Framework Agreement with affiliates of Mantle Ridge, LP, an investment fund, which has a combined beneficial ownership interest in approximately 5.8% of the Company’s outstanding shares of common stock. See “Stewardship Framework Agreement” beginning on page 43. On April 6, 2022, following approval by the Nominating and Governance Committee and the Board, the Company reimbursed Mantle Ridge $14.5 million for out-of-pocket expenses owed to third parties incurred by Mantle Ridge in connection with its engagement with the Company from November 2021 to March 2022. Paul C. Hilal, a director of the Company, is founder and CEO of Mantle Ridge. With the assistance of special counsel, the Nominating and Governance Committee and the Board reviewed Mantle Ridge’s third-party expense reimbursement request in a series of meetings. Counsel for the Nominating and Governance Committee and the Board confirmed that all of Mantle Ridge’s third-party expenses had been incurred and had been paid by Mantle Ridge. Counsel also confirmed other instances in which a soliciting shareholder’s third-party expenses had been reimbursed by the target company. After extensive discussions, including discussions with Mantle Ridge, the Nominating and Governance Committee and the Board, with the approval of all members present, voted to reimburse $14.5 million of Mantle Ridge’s third-party expenses.
The Nominating and Governance Committee and the Board considered a number of factors in making the determination, including that by its engagement Mantle Ridge helped in bringing Mr. Dreiling to Dollar Tree, Mantle Ridge had already contributed to a significant increase in Dollar Tree’s stock price, that resolution of the expense reimbursement request was the final component of the negotiation of the Stewardship Framework Agreement, and that Mantle Ridge and Mr. Hilal were expected to be significant contributors to the ongoing success of Dollar Tree. Mantle Ridge expressed the view that shareholders should not be deterred from presenting value-creating opportunities to the Company in the future for fear of the cost of doing so. Mantle Ridge’s actual third-party expenses were significantly higher than the amount being reimbursed.

OWNERSHIP OF COMMON STOCK
The table below shows the number of shares of our common stock beneficially owned on April 1, 2023 by:
•
each of the directors and nominees for director;

•
each of the named executive officers;

•
all directors and executive officers as a group; and

•
each other person who has reported beneficial ownership of more than five percent of the outstanding common stock.

The address of each director and executive officer of Dollar Tree is c/o Dollar Tree, Inc., 500 Volvo Parkway, Chesapeake, Virginia 23320. Percentage computations are based on 221,197,989 shares of our stock outstanding as of April 1, 2023.
Beneficial Ownership(1)
Directors and Named Executive Officers	Shares	Percent
Thomas W. Dickson	8,915(2)	*
Richard W. Dreiling	457,635 (3)	*
Cheryl W. Grisé	3,810(4)	*
Daniel J. Heinrich	5,530(5)	*
Paul C. Hilal	12,729,973(6)	5.8%
Edward J. Kelly, III	2,739(7)	*
Mary A. Laschinger	20,213(8)	*
Jeffrey G. Naylor	23,462(9)	*
Winnie Y. Park	2,235(10)	*
Bertram L. Scott	1,213(11)	*
Stephanie P. Stahl	10,288(12)	*
Michael A. Witynski	212,718	*
Jeffrey Davis	1,790
Lawrence Gatta, Jr.	—
Alasdair James	3,267(13)	*
Richard McNeely	42,648(14)	*
Thomas O’Boyle, Jr.	17,647(15)	*
Kevin S. Wampler	205,674	*
All current directors and executive officers as a group(16) (18 persons)	13,301,920	6.0%

	Beneficial Ownership(1)
Other 5% Shareholders	Shares	Percent
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	23,800,406(17)	10.8%
Capital World Investors 333 South Hope Street 55th Floor Los Angeles, California 90071	20,367,956(18)	9.2%
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	16,033,750(19)	7.2%
Mantle Ridge LP 712 Fifth Ave., Suite 17F New York, New York 10019	12,729,873(20)	5.8%

*
less than 1%

(1)
As used in this table, “beneficial ownership” means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed as of any date to have “beneficial ownership” of any security that such person has a right to acquire within 60 days after such date. Any security that any person named above has the right to acquire within 60 days is deemed to be outstanding for purposes of calculating the ownership percentage of such person, but is not deemed to be outstanding for purposes of calculating the ownership percentage of any other person. Deferred shares acquired by our directors through a deferred compensation plan are assumed to be issuable in a lump sum within 60 days if the director were to terminate service within such time.

(2)
Includes 8,915 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if he were to conclude his Board service within 60 days.

(3)
Mr. Dreiling received a stock option grant on March 19, 2022 for 2,252,587 shares of the Company’s stock subject to vesting in five equal installments on the anniversary of the grant date provided that certain employment conditions are met. The amount stated in the table includes 7,118 shares of common stock held in Mr. Dreiling’s revocable trust and 450,517 shares underlying the vested portion of the stock option award and excludes 1,802,070 shares underlying the unvested portion of such award.

(4)
Includes 2,810 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if she were to conclude her Board service within 60 days.

(5)
Includes 1,955 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if he were to conclude her Board service within 60 days.

(6)
Mr. Hilal is the Chief Executive Officer of Mantle Ridge LP and may be deemed to have investment control over the shares described in footnote 24 below, as well as 100 additional shares of common stock of the Company purchased for his own account.

(7)
Includes 2,717 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if he were to conclude her Board service within 60 days.

(8)
Includes 1,213 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if she were to conclude her Board service within 60 days.

(9)
Includes 2,803 shares issuable upon the exercise of stock options and 5,941 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if he were to conclude his Board service within 60 days.

(11)
Includes 1,213 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if he were to conclude her Board service within 60 days.

(12)
Includes 10,288 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if she were to conclude her Board service within 60 days.

(13)
Based on last available publicly disclosed data.

(14)
Includes 8,868 shares underlying unvested PSUs.

(15)
Based on last available publicly disclosed data.

(16)
Excludes Michael Witynski who left the Company on January 28, 2023 and Kevin Wampler whose service as the Company’s Chief Financial Officer ended on October 3, 2022.

(17)
Includes shares held or controlled by The Vanguard Group. Based on a Schedule 13G/A filed on February 9, 2023 by The Vanguard Group for the period ended December 30, 2022, The Vanguard Group reported sole voting power with respect to 0 shares, shared voting power with respect to 305,939 shares, sole dispositive power with respect to 22,920,759 and shared dispositive power with respect to 879,647 shares.

(18)
Includes shares held or controlled by Capital World Investors. Based on a Schedule 13G filed on February 13, 2023 by Capital World Investors for the period ended December 30, 2022. Capital World Investors reported sole voting power with respect to 20,367,920 shares and sole dispositive power with respect to 20,367,956 shares.

(19)
Includes shares held or controlled by BlackRock, Inc. and its subsidiaries, including BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, FutureAdvisor, Inc., BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Deutschland AG, BlackRock Mexico Operadora, S.A. de C.V., Sociedad Operador, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Asset Management North Asia Limited, BlackRock (Singapore) Limited and BlackRock Fund Managers Ltd. Based on a Schedule 13G/A filed on January 31, 2023 by BlackRock, Inc. for the period ended December 31, 2022. BlackRock reported sole voting power with respect to 14,386,397 shares and sole dispositive power with respect to 16,033,750 shares.

(20)
Information based on a Schedule 13D/A filed on March 8, 2022 by Mantle Ridge LP, reporting beneficial ownership of Mantle Ridge LP, consisting of shared voting power and shared dispositive power over all of these shares.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Dollar Tree’s Board of Directors is soliciting your proxy to vote your shares at the 2023 annual meeting of shareholders.
The principal executive offices of Dollar Tree are located at, and our mailing address is, 500 Volvo Parkway, Chesapeake, Virginia, 23320; telephone: (757) 321-5000.
When is the annual meeting?
The annual meeting of shareholders will be held on Tuesday, June 13, 2023 at 9:00 a.m. Eastern Time.
How can a shareholder participate in the annual meeting?
We have adopted a virtual format for our annual shareholder meeting again this year. This means that there will be no physical location for the annual meeting and the meeting will be accessible to shareholders only through the Internet. You may participate in the meeting by logging in at www.virtualshareholdermeeting.com/DLTR2023 and entering the control number found on your proxy card, voting instruction form or notice.
All shareholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting. During the annual meeting, shareholders will be able to listen, vote and submit questions from a remote location using an internet-connected device.
A shareholder of record participating in the annual meeting through the meeting web portal will be able to vote during the meeting. If you have voted your shares prior to the start of the annual meeting, your vote has been received by the Company’s inspector of elections and there is no need to vote those shares during the annual meeting, unless you wish to revoke or change your vote. If a shareholder has a question about one of the matters on the agenda to be voted on by the shareholders at the annual meeting, such question may be submitted in advance of the meeting at www.proxyvote.com after logging in with your control number. Questions may also be submitted during the annual meeting through www.virtualshareholdermeeting.com/DLTR2023 at the time the matters are before the annual meeting for consideration.
We encourage you to access the annual meeting before it begins. Online check-in will start shortly before the meeting on June 13, 2023. If you have difficulty accessing the meeting, please call the toll-free number provided on the meeting website at www.virtualshareholdermeeting.com/DLTR2023 for technical assistance.
How are proxy materials being provided to shareholders?
We are providing access to our proxy materials primarily over the Internet rather than mailing paper copies of those materials to each shareholder. A Notice of Internet Availability of Proxy Materials is being mailed on or about May 2, 2023, to all shareholders entitled to vote at the annual meeting. The Notice tells you how to:
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View our proxy materials for the annual meeting, including this proxy statement and the Dollar Tree 2022 Annual Report, on the Internet and vote; and

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Instruct us to send proxy materials to you by mail or email.

Who is entitled to vote at the annual meeting?
You are entitled to vote if you were a shareholder of record of our common stock as of the close of business on April 14, 2023. Holders of record have one vote for each share held at the close of business on the record date. At that time, there were 221,197,989 shares of Dollar Tree, Inc. common stock outstanding.

What is the difference between a shareholder of record and a beneficial owner of shares held in “street name?”
If your shares are registered directly in your name with the Company’s transfer agent, Computershare, you are a shareholder of record. If your shares are held in an account at a brokerage firm, bank or similar institution, then you are the beneficial owner of shares held in “street name.” The institution holding your account is considered the shareholder of record for purposes of voting at the annual meeting. As the beneficial owner, you have the right to instruct the institution on how to vote the shares held in your account.
How can I cast my vote?
As described below, there are several methods shareholders may use to cast their votes, including voting by mail using a proxy card or voting instruction form. Due to potential delays or disruptions in United States postal service deliveries that may occur prior to the annual meeting, we encourage shareholders to cast their votes for the annual meeting either by Internet or by telephone rather than by mail.
Shareholder of Record
If you are a shareholder of record, you may vote by mail (if you request a paper copy of our proxy materials) or over the telephone or the Internet.
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To vote during the annual meeting, you must follow the instructions available on the meeting website at www.virtualshareholdermeeting.com/DLTR2023.

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To vote by mail using the proxy card (if you request a paper copy), simply complete, sign, date and return the proxy card promptly in the postage-paid envelope provided.

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To vote by Internet, go to www.proxyvote.com and follow the steps outlined on the secured website.

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To vote by telephone, dial toll free, 1-800-690-6903 within the US, US territories and Canada any time on a touch tone telephone. Follow the instructions provided by the recorded message.

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If you vote your shares more than one time by any method, your shares will be voted in accordance with the vote that is received on the latest date.

Internet www.proxyvote.com Vote 24/7	Telephone 1-800-690-6903	Mail Cast your ballot, date and sign your proxy card and send by pre-paid mail
Visit www.proxyvote.com	Call 1-800-690-6903	Return your dated and signed proxy card in the postage-paid envelope provided.
You will need the 16-digit identification number included in your proxy card or notice.	You will need the 16-digit identification number included in your proxy card or notice.
Beneficial Owner
If your shares are held in a stock brokerage account or by a trustee, bank or other similar institution, follow the voting instructions on the voting instruction form that you receive from them.
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To vote by mail, simply complete, sign, date and promptly return the voting instruction form in the envelope provided by your bank, broker or other nominee.

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To vote by Internet or by telephone, please follow the instructions on the voting instruction form that you received.

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If you vote your shares more than one time by any method, your shares will be voted in accordance with the vote that is received on the latest date.

Shareholders who are beneficial owners of shares held in a stock brokerage account or by a bank or other nominee are not able to vote at the annual meeting unless they request and receive a legal proxy from the recordholder of the shares and follow the instructions for voting on the annual meeting website at www.virtualshareholdermeeting.com/DLTR2023.
What are the Board’s voting recommendations?
PLEASE VOTE		BOARD RECOMMENDATION
1	The Company’s ten director nominees for the Board of Directors	FOR all nominees
2	Approval, on an advisory basis, of the compensation of our named executive officers	FOR
3	Advisory vote on the frequency of future advisory votes on executive compensation	1 YEAR
4	Ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year 2023	FOR
5	Shareholder proposal regarding a report on economic and social risks of company compensation and workforce practices and any impact on diversified shareholders	AGAINST
How will my shares be voted if I submit a proxy or voting instruction card but do not specify how I want to vote?
If you are a recordholder of shares and submit a validly executed proxy card but do not specify how you want your shares to be voted with respect to one or more proposals, then your shares will be voted in accordance with the Board’s recommendations as described above.
If you are a beneficial owner of shares and submit a voting instruction form provided by your broker, trustee, bank or similar institution without specifying how you want your shares to be voted with respect to one or more proposals, the intermediary may only exercise its discretion to vote your shares on discretionary proposals but cannot vote your shares on non-discretionary proposals. All items of business before the 2023 annual meeting other than Item 4 (ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year 2023) are non-discretionary proposals. Therefore, we strongly urge you to vote your shares on each proposal.
Should any of our Board’s nominees be unable or unwilling to stand for election at the time of the annual meeting, the proxies named on the proxy card may vote for a replacement nominee recommended by the Board of Directors, or the Board may reduce the number of directors to be elected at the annual meeting. At this time, the Board knows of no reason why any of the Board’s nominees would not be able to serve as a director if elected.
As of the date of this proxy statement, the Board of Directors knows of no business other than that set forth above to be transacted at the annual meeting, but if other matters requiring a vote do arise, it is the intention of the proxies named on the proxy card to vote in accordance with their best judgment on such matters.

Can I change my proxy or voting instructions before the meeting?
You may revoke your proxy by sending in a signed proxy card with a later date, providing subsequent telephone or Internet voting instructions, providing a written notice of revocation to the Corporate Secretary of Dollar Tree, Inc. at the address on page 106 prior to the annual meeting or voting during the annual meeting through the meeting website. If your shares are held in “street name,” please follow the directions given by the institution that holds your shares to change or revoke your voting instructions.
What constitutes a quorum?
A quorum is necessary for the transaction of business at the annual meeting. A quorum exists when holders of a majority of the total number of issued and outstanding shares of common stock that are entitled to vote at the annual meeting are present through the annual meeting website or by proxy.
Who will count the votes?
A representative of Broadridge Financial Services, will act as the Inspector of Election, determine the presence of a quorum and tabulate the votes cast by proxy or electronically during the meeting.
What is the effect of abstentions and broker non-votes?
The inspector will treat valid proxies marked “abstain” and proxies required to be treated as broker “non-votes” as present for purposes of determining whether there is a quorum at the annual meeting. A broker “non-vote” occurs when you fail to provide your broker, trustee, bank or similar institution with voting instructions on a particular proposal and the broker does not have discretionary authority to vote your shares on that particular proposal because the proposal is not a “routine” matter under the applicable rules. Abstentions and broker “non-votes” with respect to the matters to be voted on at the 2023 annual meeting will have no effect on the outcome of the vote on such matters.
How can I obtain an additional proxy card or voting instruction card?
If you are a recordholder of shares, you may send an email to the Corporate Secretary Office at CorpSecy@DollarTree.com for assistance. If you are a beneficial owner of shares, please contact your account representative at the broker, trustee, bank or similar institution through which you hold your shares.
Where and when will I be able to find the voting results?
You can find the official voting results on our Form 8-K filed with the SEC within four business days after the annual meeting.
Who pays for the costs of the proxy solicitations?
The cost of soliciting proxies will be borne by us. Proxies may be solicited by officers, directors and regular employees of our Company or our affiliates, none of whom will receive any additional compensation for their services. Such solicitations may be made personally, or by mail, facsimile, telephone, electronic means or messenger. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material and annual reports to the beneficial owners of shares in accordance with the schedule of charges approved by the National Association of Securities Dealers, Inc. In addition, we have engaged DF King & Co., Inc., who may assist the Company with the solicitation of proxies for the annual meeting, for a fee not to exceed $30,000, plus reimbursement for out-of-pocket expenses.

YOUR VOTE IS EXTREMELY IMPORTANT. Even if you plan to attend the annual meeting, please vote your shares by completing, signing and dating the proxy card or voting instruction form and returning it in the postage-prepaid envelope or vote by telephone or the Internet by following the instructions provided on the proxy card or voting instruction form. For additional information, see “How can I cast my vote?” above.

PROPOSAL NO. 1 ELECTION OF DIRECTORS
Directors and Nominees
The Board has nominated Richard W. Dreiling, Cheryl W. Grisé, Daniel J. Heinrich, Paul C. Hilal, Edward J. Kelly, III, Mary A. Laschinger, Jeffrey G. Naylor, Winnie Y. Park, Bertram L. Scott and Stephanie P. Stahl for election as directors at the annual meeting to serve for a one-year term. All nominees have indicated their willingness to serve as directors. If a nominee becomes unable to stand for re-election, the persons named in our proxy will vote for any substitute nominee proposed by the Board of Directors, subject to the terms of the Stewardship Framework Agreement.
Pursuant to the Stewardship Framework Agreement, if Mr. Hilal or a New Director (as defined therein) cannot serve or ceases to serve on the Board during the term of the Stewardship Framework Agreement or prior to the annual meeting, respectively, Mantle Ridge will have the right to designate a replacement, subject to certain conditions set forth in the Stewardship Framework Agreement. There are also replacement provisions in the Stewardship Framework Agreement in the event that a Continuing Director (as defined therein) ceases to serve or stand for election at the annual meeting.
Pursuant to the Company’s bylaws, a director nominee will be elected by a majority of votes cast in uncontested director elections. In contested elections, the plurality voting standard will apply.
In addition, we have a corporate governance policy requiring each director nominee to submit a resignation letter contingent in part on his or her failure to receive a majority of the votes cast. See “Majority Voting in Uncontested Election of Directors” beginning on page 33 for more on this policy.
Vote Required
Our directors are elected by a “majority” vote in uncontested elections such as this election. Each director nominee shall be elected by a vote of the majority of the votes cast with respect to the director nominee. A majority of votes cast means that the number of shares cast “FOR” a director’s election must exceed the number of votes cast “AGAINST” such director’s election. Abstentions and broker non-votes will have no effect on the outcome of the election.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE COMPANY’S NOMINEES FOR DIRECTOR.

PROPOSAL NO. 2 ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS
As described in the Compensation Discussion and Analysis, the Company is committed to a pay-for-performance policy. To that end, our executive compensation program is designed to: (1) align executive pay with shareholders’ interests; (2) recognize individual initiative and achievements; (3) attract, motivate and retain highly qualified executives; and (4) unite the executive management team to a common objective. We expect a significant portion of an executive’s total compensation to be at risk, tied to both our annual and long-term performance.
Please read our Compensation Discussion and Analysis beginning on page 50 and the tables and narrative that follow for additional details about our executive compensation program.
This proposal, commonly known as a “Say on Pay” proposal, gives our shareholders the opportunity to express their views on the compensation paid to our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices as disclosed in this proxy statement. Accordingly, the Company is asking its shareholders to vote “FOR” the following resolution at the annual meeting:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion set forth in this proxy statement.”
Vote Required
Approval of the advisory vote on our executive compensation program requires the affirmative vote of a majority of the votes cast by shareholders who are present, either in person or by proxy, and entitled to vote at the annual meeting. Abstentions and broker non-votes will have no effect on the vote. The vote is advisory and will not be binding upon our Board of Directors. However, the Board of Directors and the Compensation Committee value the opinions that our shareholders express in their votes and to the extent there is any significant vote against the proposal, we will consider the shareholders’ concerns in making future executive compensation decisions.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION PROGRAM.

PROPOSAL NO. 3 ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
The SEC’s rules provide our shareholders with an opportunity at least once every six years to vote, on a non-binding advisory basis, on the frequency of future advisory votes on the compensation of our named executive officers. This proposal, commonly known as the “Say on Frequency” proposal, gives our shareholders the opportunity to indicate whether they would prefer to have an advisory vote on the compensation of our named executive officers every year, every two years or every three years. Shareholders may also abstain from casting a vote on this proposal. The current frequency of the advisory shareholder vote on compensation is every year.
The Board believes that conducting an advisory vote on the compensation of our named executive officers every year continues to be the most appropriate alternative for Dollar Tree and its shareholders. A yearly vote provides to our shareholders the opportunity to assess on a timely basis whether our executive compensation program is aligned to our business strategy and adequately linked to Company performance. Holding an advisory vote every year also facilitates shareholder engagement by allowing our shareholders to provide frequent direct input on the Company’s executive compensation program. Additionally, an annual advisory vote promotes corporate transparency by and among the Company and its shareholders.
Vote Required
You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years, or abstain. The frequency option, if any, that receives the affirmative vote of a majority of the votes cast by shareholders who are present, either in person or by proxy, and entitled to vote on the proposal at the annual meeting will be the option selected by our shareholders. If none of the frequency options receives a majority of the votes cast, the option that receives the highest number of votes cast by shareholders present in person or by proxy at the annual meeting and entitled to vote on the proposal will be considered the frequency that has been selected by shareholders.
Our Board values the opinions of our shareholders as expressed through their votes on this proposal. Although the vote is advisory and not binding on the Board, the Board will consider the frequency selected by shareholders when making a determination as to the frequency of future Say on Pay votes.
1 YEAR	THE BOARD RECOMMENDS THAT YOU VOTE FOR A FREQUENCY OF ONCE EVERY YEAR TO HOLD AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

PROPOSAL NO. 4 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
Our Audit Committee, which consists entirely of independent directors, has selected KPMG LLP (“KPMG”) to serve as our independent registered public accounting firm for fiscal year 2023. KPMG has served as our independent registered public accounting firm since 1987. You are being asked to ratify the appointment by our Audit Committee of KPMG as our independent registered public accounting firm for fiscal year 2023.
As a matter of good governance, the Board is submitting the selection of KPMG to its shareholders for ratification. If our shareholders do not ratify the selection of KPMG, the Audit Committee will reconsider whether or not to retain KPMG in the future. However, the Audit Committee is not bound by a vote either for or against the firm. A representative of KPMG will be present at the 2023 annual meeting of shareholders. The representative will have the opportunity to make a statement and will be available to respond to appropriate questions.
Independent Registered Public Accounting Firm Fees
The table below shows the aggregate fees billed by KPMG for professional services rendered in connection with the audit of our annual financial statements set forth in our Annual Report on Form 10-K for the fiscal years ended January 28, 2023 and January 29, 2022; the audit of our internal control over financial reporting as of January 28, 2023 and January 29, 2022; and the review of our unaudited quarterly financial statements set forth in our Quarterly Reports on Form 10-Q for each of our fiscal quarters during 2022 and 2021, as well as fees paid to KPMG for audit-related work and other services:
	Fiscal 2022	Fiscal 2021
Audit fees	$3,845,243	$3,837,954
Audit-related fees(a)	33,500	29,000
Tax fees	—	—
All other fees(b)	7,500	7,500
Total fees	3,888,243	3,874,454

(a)
Audit-related fees consist of fees for services related to the audit of financial statements of our employee benefit plan.

(b)
All other fees for fiscal 2022 relate to fees paid for access to KPMG’s online learning portal.

We did not engage our principal accountants to provide any professional services in connection with operating our information systems or designing or implementing hardware or software that aggregates source data underlying the financial statements or generates information.
All audit work performed by KPMG is approved in advance by our Audit Committee, including the amount of fees due and payable to them for such work. In addition, our Audit Committee also approves all non-audit related work performed by KPMG in advance of the commencement of such work. Our Audit Committee has delegated to the Chair of the Committee the right to approve such non-audit related assignments between meetings of the Committee, and the Chair then reports on all such approvals at the next meeting of the Committee, which considers ratification of such approvals by the Committee Chair. In fiscal 2022, all services provided by KPMG were approved by our Audit Committee in advance of the performance of work by KPMG.
The Audit Committee of our Board has determined that the non-audit services rendered by our independent accountants during our most recent fiscal year are compatible with maintaining their independence.
Report of the Audit Committee
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Dollar Tree, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee operates under a written charter which can be found under the Investors tab on the Company’s website at corporate.dollartree.com. The Company’s management has primary responsibility for establishing and maintaining effective internal control over financial reporting and preparing the Company’s financial statements and disclosures. KPMG LLP, the Company’s independent registered public accounting firm for fiscal 2022, was responsible for performing an independent audit of the Company’s consolidated financial statements and for expressing opinions on the conformity of our consolidated financial statements with accounting principles generally accepted in the United States and on the effectiveness of our internal control over financial reporting.
The Audit Committee is also responsible for appointment, compensation, retention and oversight of the work of the independent auditor, including pre-approving any audit and non-audit service provided to the Company by the independent auditor, periodically reviewing and evaluating the performance of the lead audit partner, as well as reviewing and considering the selection of the lead audit partner. The Audit Committee also periodically considers whether there should be a rotation of the company’s independent registered public accounting firm. In addition to KPMG LLP’s independence from the Company and management, the Audit Committee also considers several other factors in deciding whether to re-engage KPMG LLP, including: the quality of KPMG LLP’s staff, work and quality control; KPMG LLP’s policies related to independence; the results of the inspection of KPMG LLP by the Public Company Accounting Oversight Board (PCAOB); and KPMG LLP’s capability and expertise to perform an audit of the Company’s financial statements and internal control over financial reporting.
In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and KPMG LLP the Company’s audited financial statements for the fiscal year ended January 28, 2023. The Audit Committee also discussed with KPMG LLP the matters that are required to be discussed by the applicable requirements of the PCAOB and the Securities and Exchange Commission. The Audit Committee also received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with KPMG LLP that firm’s independence. The Audit Committee has concluded that KPMG LLP’s provision of audit and non-audit services to the Company and its affiliates is compatible with KPMG LLP’s independence. Finally, the Audit Committee discussed with KPMG LLP, with and without management present, the scope and results of KPMG LLP’s audit of such financial statements.
Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2023 for filing with the Securities and Exchange Commission. The Audit Committee also has engaged KPMG LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2024 and is seeking ratification of such selection by the shareholders.

SUBMITTED BY THE AUDIT COMMITTEE
Daniel Heinrich	Jeffrey G. Naylor	Winnie Y. Park	Bertram L. Scott
Vote Required
Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2023 requires the affirmative vote of a majority of the votes cast by shareholders who are present, either in person or by proxy, and entitled to vote at the annual meeting. Abstentions and broker non-votes will have no effect on the vote. Should such shareholder vote not be obtained, the appointment will not be ratified.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023.

PROPOSAL NO. 5 SHAREHOLDER PROPOSAL REGARDING A REPORT ON ECONOMIC AND SOCIAL RISKS OF COMPANY COMPENSATION AND WORKFORCE PRACTICES AND ANY IMPACT ON DIVERSIFIED SHAREHOLDERS
We received the following proposal from United Church Funds, 475 Riverside Drive, Suite 1020, New York, New York 10115, who has represented to us that it is the beneficial owner of over $25,000 in market value of our common stock.
In accordance with SEC rules, we are presenting the text of the proposal and supporting statement in this proxy statement as they were submitted to us. All statements contained in the shareholder proposal and supporting statement are the sole responsibility of the proponent. The shareholder proposal is required to be voted upon at the annual meeting only if properly presented at the annual meeting.
As explained below, our Board unanimously recommends that you vote “AGAINST” the shareholder proposal.
Shareholder Proposal
RESOLVED, shareholders ask that the board commission and publish a report on (1) whether Dollar Tree participates in compensation and workforce practices that prioritize Company financial performance over the economic and social costs and risks created by income inequality and racial and gender disparities and (2) the manner in which any such costs and risks threaten returns of diversified shareholders who rely on a stable and productive economy.
WHEREAS: Dollar Tree Inc. employs more than 210,500 associates1 and reports median pay as $13,490, which is below the 2022 $13,590 Federal Poverty level for a single person.2 While the Company’s workforce is 67.8% female and 55.2% minority, these groups make up only 24.8% and 18.4% of officer and director level management positions.3
Many retailers have raised their minimum wage well above legal minimums, but Dollar Tree has not.4 5
In a recent JUST Capital poll, 87% of Americans say large U.S. companies have a responsibility to regularly increase wages to keep up with the rapidly rising cost of living.6

1
https://corporate.dollartree.com/investors#:~:text=Operating %20under%20the%20brands%20Dollar, and %20more%20than%20200%2C000%20associates.

2
https://aspe.hhs.gov/topics/poverty-economic-mobility/poverty-guidelines

3
https://corporate.dollartree.com/_assets/_de7ff776b61ad115dac9516774914e92/dollartreeinfo/db/1177/9112/pdf/Corporate_Sustainability_Report.pdf

4
https://www.yahoo.com/news/retail-chains-increased-minimum-wage-105832606.html

5
https://www.fool.com/slideshow/15-companies-that-raised-their-minimum-wage-in-2022/?slide=16

6
https://justcapital.com/reports/2022-survey-workers-and-wages-are-more-important-than-ever-to-the-american-public/

Increasing wages for those earning the least is fundamental to ensuring an equitable economy that leaves no one behind while promoting shared prosperity, and helps to close gender and racial pay gaps.7
More than half the U.S. population is not earning a living wage.8 According to MIT, the national average living wage is $17.46 per hour—or $36,311 annually.9 The current federal minimum wage is just $7.25 and applies in 20 states.
The Congressional Budget Office estimates that income inequality has risen between 1979 and 2019, even after accounting for transfers and taxes.10
Income inequality harms the entire economy:
•
Income inequality slows U.S. economic growth by reducing demand by 2 to 4 percent.11

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A 1% increase in inequality leads to a 1.1% per capita Gross Domestic Product (GDP) loss.12

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Gender and racial pay gaps created $2.6 trillion in U.S. GDP losses in 2019.13

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Eliminating racial pay disparity would add $5 trillion to the U.S. economy over the next five years.14

GDP drag reduces returns on diversified portfolios15 and creates social costs that threaten financial markets. For example, inequality increases health costs and decreases the value of human capital.16 By paying less than a living wage, Dollar Tree increases its margins and improves financial performance. But gains in Company profit that come at the expense of society and the economy is a bad trade for most Company shareholders, who are diversified and rely on broad economic growth to achieve their financial objectives. The costs and risks created by inequality will reduce long-term diversified portfolio returns.
Dollar Tree lists increasing minimum wage laws as a risk to its business strategy17 but fails to disclose the cost its compensation practices impose on the broader economy and diversified portfolios.

7
https://www.nelp.org/publication/what-a-15-minimum-wage-means-for-women-and-workers-of-color/

8
https://livingwageforus.org/living-wage-for-us-data-shows-over-half-of-americans-earning-less-than-a- living-wage/

9
https://justcapital.com/reports/living-wage-guide-for-business-just-jobs- explained/#:~:text=The%20national%20average%20living%20wage,per%20hour%20%E2%80%93%20or %20%2436%2C311%20annually; https://livingwage.mit.edu/articles/99-a-calculation-of-the-living-wage

10
https://www.cbo.gov/system/files/2022-11/58353-HouseholdIncome.pdf

11
https://www.epi.org/publication/secular-stagnation/

12
https://www.pionline.com/sponsored-content/facing-hard-truths-material-risk-rising-inequality

13
https://www.frbsf.org/wp-content/uploads/sites/4/wp2021-11.pdf

14
https://ir.citi.com/%2FPRxPvgNWu319AU1ajGf%2BsKbjJjBJSaTOSdw2DF4xynPwFB8a2j
V1FaA3Idy7vY59bOtN2lxVQM=

15
https://www.epi.org/publication/secular-stagnation/

16
https://www.pionline.com/sponsored-content/facing-hard-truths-material-risk-rising-inequality

17
https://www.sec.gov/ix?doc=/Archives/edgar/data/935703/000093570322000020/dltr-20220129.htm

STATEMENT FROM DOLLAR TREE’S BOARD REGARDING THE SHAREHOLDER PROPOSAL
The cornerstone of our business is our people, and a key focus continues to be on supporting and enabling our associates to be successful. We are committed to providing competitive pay and meaningful benefits for all employee positions, and we have made considerable investments over the past two years to increase compensation for associates at our stores and distribution centers. We also believe that a diverse and inclusive workforce makes us a better organization. To that end, we are committed to our policy of gender and racial pay equity as an important part of our mission, and we assess our practices regularly. We believe that these efforts also contribute to progress towards gender and racial equity and improving income equality. In light of our existing policies and initiatives, as well as the considerable burden of investigating and issuing a speculative, global report demanded by the proposal, the Board unanimously recommends that you vote “AGAINST” the proposal as further explained below.
The Company provides competitive pay and benefits for associates.
We prioritize fair and market-competitive pay for all associates, the vast majority of whom work flexibly as part-time or seasonal associates. For example, we made considerable investments over the past two years to increase compensation for both store and distribution center associates, and we continue to increase average hourly wages for store associates and make investments in field personnel.
As reported in this Proxy Statement, our median associate’s total annual compensation for fiscal 2022 was $14,702, and that employee is from an employee base comprised primarily of part-time, temporary, and seasonal associates of the Company. Our large population of 139,125 part-time, temporary, and seasonal workers out of a total population of 203,560 employees (as of January 28, 2023) has the effect of significantly lowering the statistical annual total compensation for our median associate. We believe our non-full-time associates value the flexibility these positions offer them to provide additional income part of the week or during a portion of the year. In contrast, when considering only full-time associates, our median associate in fiscal 2022 was a full-time Assistant Store Manager located in the United States with total annual compensation in the amount of $34,221. Notably the Company also offers performance-based compensation opportunities for nearly all levels of associates, including certain hourly-paid positions.
We want our Company to provide a meaningful career path for associates who seek the opportunity, and we regularly assess our programs and benefits in order to invest in our team’s potential. This focus on talent resulted in more than 52,600 promotions in fiscal 2022. As we reported in our 2022 Corporate Sustainability Report, approximately 52% of promotions in fiscal 2021 were people of color and nearly 75% were women. In 2021, over 60% of new hires were people of color. Approximately 20% of these new hires were Latino, and 40% were Black. Around 40% of store managers in 2021 were people of color, 20.7% of whom were Black and 16.3% of whom were Latino. For many of these associates, this promotion marked their first opportunity to gain valuable life experience in a management position.
We combine our pay and promotion programs with a robust benefits plan that addresses physical, mental, and financial wellness. Our full-time associates receive enhanced benefits including subsidized health insurance, tuition assistance, 401(k) matching programs, and paid parental leave. We also have a variety of programs designed to support our associates through our Employee Assistance Program (EAP), such as financial guidance, legal services and work-life support, and a college scholarship program to support the children of associates. Our Associate Relief Fund offers financial support to those associates who experience extreme financial hardship due to unexpected events such as a natural disaster, family loss, illness, or family-member job loss. In addition, the Company offers access to general and job specific training programs, including opportunities for associates to participate in leadership development, communication skills and computer training programs. In addition, our part-time associates are offered a wide range of resources, information and support on a voluntary and optional basis including medical, dental and vision plans, daily pay, and assistance through our EAP.

The Board of Directors, through its Sustainability and Corporate Social Responsibility Committee, regularly monitors the Company’s approach to these issues as a part of its oversight of our workforce and workplace environment and culture, as well as talent retention and progression.
The Company continues to develop its Diversity, Equity, Inclusion & Belonging goals and regularly engages with associates to understand how we can better support them.
We believe our associates should mirror our diverse customer base and the communities we serve and have a deep commitment to supporting a diverse and thriving workforce. Our goal is to create and support a culture of inclusion where the unique skills and perspectives of our associates and customers are understood, respected, and appreciated. Under the leadership of our Chief Diversity Officer (CDO), we are evolving our enterprise-wide diversity, equity, and inclusion (DEI) commitments and efforts to advance strategies that promote and embrace diversity and belonging, attract and support diverse talent, promote fair treatment, and enable equitable access to opportunities and resources. We also analyze our internal and external DEI performance so that we can continue developing strategies and goals and implement actions to address gaps and opportunities in our approach. Our DEI Executive Council supports our growing network of associate resource groups and their executive sponsors. The Sustainability and Corporate Social Responsibility Committee exercises Board-level oversight for these important efforts as well.
Beyond our DEI-specific initiatives, we are committed to directly engaging with our associates to hear their general concerns and activate a culture of support. Over the past year, we have worked with associates to understand and best address the issues they have raised. Our annual 2022 associate engagement survey generated over 18,000 responses, and we also gather feedback during our Field Leadership Summits and through focus groups with field-level associates. We have also added channels to foster greater two-way dialogue with associates across the enterprise. We fully understand that the success of our business relies on our people, and we are committed to thoughtful engagement so that we can provide the tools needed for us to prosper together.
Commissioning a report to extrapolate the impact of our compensation and workforce policies on the global economy and overall market returns is not an appropriate use of the Company’s resources.
Beyond the measures we are already taking to address income inequality and racial and gender disparity, the Board disagrees with the proponent’s views about the Company and global financial markets. Particularly, we disagree with the proposal’s assertion that the Company’s compensation and workforce practices compound global inequality or threaten financial markets. We do not believe that the requested report is practical, as it asks the Company to quantify the impact of one aspect of its operations on the global economy and on the diversified portfolios of stockholders worldwide. This would require extensive and expensive experts to make a variety of speculative and unfounded assumptions. We do not believe that that undertaking would meaningfully add to the wealth of macroeconomic information and expertise available to globally diversified investors.
Vote Required
Approval of the shareholder proposal requires the affirmative vote of a majority of the votes cast on the proposal by shareholders who are present, either in person or by proxy, and entitled to vote at the annual meeting. Abstentions and broker non-votes will have no effect on the vote.
THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” PROPOSAL 5 REGARDING A REPORT ON ECONOMIC AND SOCIAL RISKS OF COMPANY COMPENSATION AND WORKFORCE PRACTICES AND ANY IMPACT ON DIVERSIFIED SHAREHOLDERS.

FORWARD-LOOKING STATEMENTS
This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they address future events, developments or results and do not relate strictly to historical facts. Any statements contained in this proxy statement that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements include, without limitation, statements preceded by, followed by or including words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “view,” “target” or “estimate,” “may,” “will,” “should,” “predict,” “possible,” “potential,” “continue,” “strategy,” and similar expressions.
For example, our forward-looking statements include statements regarding our expectations that our business plans, strategies and initiatives will position the Company for future growth and permit us to address and manage current and future risks to our business; our expectations regarding the impact of various corporate governance changes on Board governance and oversight; our expectations regarding the effect of our $1.25 price point initiative on our business and operations; our plans relating to the continued implementation of the Dollar Tree Plus initiative; our plans and expectations regarding the impact of various initiatives on the sales, margins and operating performance of the Family Dollar banner; our plans and expectations relating to strategic investments in key areas of our business, including without limitation investments in associate wages, enhanced safety and working conditions, improved technology and supply chain efficiencies, improved store standards and the overall productivity and efficiency of our stores; our expectations regarding the role of our Chairman & CEO in driving transformational change and long-term shareholder value creation; our estimates of potential amounts to be paid to executives upon a termination or change in control event; and our plans, expectations, initiatives, commitments, goals and reporting relating to environmental, social and governance matters, including without limitation climate change, environmental sustainability, product safety, human capital management and diversity, equity and inclusion matters.
A forward-looking statement is neither a prediction nor a guarantee of future results, events or circumstances. You should not place undue reliance on forward-looking statements, which speak only as of the date of this proxy statement. These statements are subject to various risks and uncertainties. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10-K filed March 10, 2023, and our other filings with the SEC. The Company does not intend and undertakes no obligation to update or publicly release any revision to any such forward-looking statements, whether as a result of the receipt of new information, the occurrence of subsequent events, a change of circumstance or otherwise.
OTHER MATTERS
Director Nominations and Shareholder Proposals for the 2024 Annual Meeting
Our proxy access bylaw permits a shareholder, or a group of shareholders, owning at least three percent (3%) of our outstanding common stock continuously for at least three years, to nominate and include in our proxy materials director nominees which shall not exceed the greater of two (2) directors or twenty-five percent (25%) of the Board (rounded down), provided that the shareholders and nominees have complied with the requirements set forth in our bylaws. Notice of proxy access director nominees must be received no earlier than February 14, 2024 and no later than March 15, 2024. For additional information, please see “Shareholder Nominations for Election of Directors” beginning on page 45.
Shareholder proposals under Rule 14a-8 for other items of business at the annual meeting of shareholders to be held in 2024 will not be included in our proxy statement for that meeting unless received by the Corporate Secretary at our principal executive offices in Chesapeake, Virginia, on or prior to close of business on January 3, 2024. Such proposals must contain the information and meet the requirements set forth in our bylaws and in Rule 14a-8 of the under the Securities Exchange Act of 1934 relating to shareholder proposals.
Notice of a shareholder proposal submitted outside of the processes of Rule 14a-8, including nominations of director candidates other than pursuant to the proxy access bylaw described above, must be received by the Corporate Secretary at our principal executive offices in Chesapeake, Virginia no earlier than February 14, 2024 and no later than March 15, 2024.
In addition to satisfying the notice and other requirements of our bylaws with respect to the nomination of director candidates, shareholders who intend to solicit proxies in support of director nominees, other than the Company’s nominees, must also comply with the requirements of Rule 14a-19 under the Exchange Act relating to universal proxies.
Copies of Form 10-K Available
We will provide a copy of our Annual Report on Form 10-K for our fiscal year ended January 28, 2023, as filed with the SEC, which includes our consolidated financial statements and notes to our financial statements, to any shareholder upon written request. The exhibits to the Form 10-K will be furnished upon request and upon payment of the cost of reproduction. Requests should be sent to the Corporate Secretary, at our corporate offices, 500 Volvo Parkway, Chesapeake, Virginia 23320. Our SEC filings, including exhibits, are also available online at our Company website, www.corporate.dollartree.com/investors/sec-filings.
By order of the Board of Directors,
John S. Mitchell, Jr.
Corporate Secretary
Chesapeake, Virginia
May 2, 2023

SCAN TO
VIEW MATERIALS & VOTE

DOLLAR TREE, INC.
500 VOLVO PKWY
CHESAPEAKE, VIRGINIA 23320

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

V14230-P91626

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

DOLLAR TREE, INC.

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Richard W. Dreiling	☐	☐	☐
1b. Cheryl W. Grisé	☐	☐	☐
1c. Daniel J. Heinrich	☐	☐	☐
1d. Paul C. Hilal	☐	☐	☐
1e. Edward J. Kelly, III	☐	☐	☐
1f. Mary A. Laschinger	☐	☐	☐
1g. Jeffrey G. Naylor	☐	☐	☐
1h. Winnie Y. Park	☐	☐	☐
1i. Bertram L. Scott	☐	☐	☐
1j. Stephanie P. Stahl	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

24STEPHANIE P. STAHLDIRECTOR SINCE JANUARY 2018AGE: 56BOARD COMMITTEES:Nominating and Governance CommitteeSustainability and CSR Committee, ChairMs. Stahl—Former Global Marketing & Strategy Officer of Coach, Inc. She is the Founder of her investment and advisory company Studio Pegasus LLC which she launched in 2015 to focus on supporting early-stage consumer ventures. In addition, she serves on the Board of Directors of Carter’s, Inc. (Compensation Committee and Nominating and Corporate Governance Committee),) and Newell Brands, Inc. and Founders Table Restaurant Group.PREVIOUS WORK EXPERIENCE• 2015 to current: Owns and operates Studio Pegasus, LLC, an investment and advisory company focused on consumer sectordigital startups.• 2012 to 2015: Executive Vice President, Global Marketing & Strategy, Coach, Inc.• 2010 to 2011: Chief Executive Officer, Tracy Anderson Mind& Body, LLC• 2003 to 2006: Executive Vice President, Chief MarketingOfficer, Revlon, Inc.• 1998 to 2003: Partner and Managing Director, The BostonConsulting Group, Inc.• 1997: Vice President, Strategy & New Business Development,Toys “R” Us, Inc.PREVIOUS BOARD EXPERIENCE• 2017 to 2022 Board of Directors of Founders Table Restaurant Group• 2013 to 2021 Board of Directors of Knoll, Inc. (AuditCommittee and Nominating Committee)EDUCATION• Ms. Stahl graduated with a B.S. in Quantitative Economicsfrom Stanford University and an M.B.A. (with distinction)from Harvard University.EXPERTISE• Ms. Stahl brings to our Board significant experience inmarketing, data analytics, digital, sustainability, brand buildingand strategy. Ms. Stahl has spent her career focused on theretail/consumer sector with extensive experience in developing, executing and optimizing major change initiatives includingfundamental business transformation, mergers and acquisitions, and post-merger integrations.23-11462-1 C3.7 P6433people and our operations. From the global impact of climate change to the well-being of our associates to the safetyof the products we sell, Dollar Tree strives to stay focused on these values. Board and Management OversightOur Board and management recognize the importance of assessing and planning for the potential impact of climate change and other sustainability risks of our business. The Board took on enhanced ESG oversight in 2020 by charging the then-named Nominating, Governance and Sustainability Committee with responsibility for related risks. In 2022, the Board created a separate Sustainability and CSR Committee specifically to monitor and evaluatethe Company’s social impact, the sustainability and EngagementWe report on our Company’s environmental and social sustainability strategies, initiatives and progress in our annual update which may be found on our website along with relevant policies. Our enhanced 2022 report provides information on our progress toward our initial climate-related targets and our DEI initiatives. To increasetransparency and disclosure, our reporting is aligned with relevant frameworks including SASB standards and theTask Force on Climate-related Financial Disclosures (TCFD). Also in 2022, we participated in the CDP climatequestionnaire for the first time to benchmark, quantify and disclose our progress to manage our climate-related risksand opportunities. Our sustainability initiatives are informed by our active engagement with our shareholders. In 2022, we engaged in productive dialogue on a variety of topics including environmental and social sustainability. Also, in 2022, shareholders voted in favor of a shareholder proposal regarding climate transition planning. Since the 2022 annual shareholdersshareholders’ meeting, we have been in constant communications with the shareholder proponent regarding our work to respond to the shareholder proposal. Environmental Sustainability and Climate ActionWe recognize that sustainability is important to our stakeholders and to our business. We are focused on pursuing meaningful initiatives that minimize our environmental impact while reducing costs and driving efficiency,which we believe reduces risk and ultimately ensures the creation of sustainable shareholder value.Starting in 2020, Dollar Tree began to define and measure its carbon emissions footprint, to set initialgreenhouse gas (GHG) emissions targets, and to prepare a formal climate disclosure report and plan. Our GHG emissions come from the energy we consume across our stores and distribution centers, the emissions associatedwith the production of the goods we sell, and the transportation of those goods from our suppliers to our stores. In 2021, we set our first-generation climate-related goals which included (i) a goal to reduce Scope 1 and 2 greenhousegas emissions by 25% per square foot across our retail stores, distribution centers and Store Support Center, and (ii) a goal to engage with our top suppliers to understand their sustainability commitments and set a target of 75% of oursupplier spend for merchandise to be with companies which have measurable greenhouse gas reduction or renewableenergy targets by 2031. Building on our initial targets to reduce our GHG emissions, Dollar Tree has recently committed to set ourambition to achieve net zero Scope 1, 2 and 3 emissions by 2050 and to announce 1.5 degree aligned near-termScope 1, 2 and 3 emissions reduction targets on or before June 30, 2024. More information about our climate efforts 23-11462-1 C3.7 P6539HOW NOMINEES TO OUR BOARD ARE SELECTEDCandidates for election to our Board of Directors are recommended by our Nominating and Governance Committee and approved by our full Board of Directors for consideration by the shareholders. The Nominating and Governance Committee operates under a charter, which is available on our corporate website athttps://www.dollartreeinfo.com/corporate-governance. A copy of the charter is also available to all shareholdersupon request, addressed to our Corporate Secretary at the address on page 35. All members of the Committee areindependent under the standards established by the Nasdaq Stock Market.In addition, our bylaws enable eligible shareholders to have their own qualifying director nominee(s)included in the Company’s proxy materials, along with candidates nominated by our Board of Directors, asdescribed in further detail under “Proxy Access” on page 41.Our Nominating and Governance Committee also considers candidates recommended by shareholders.Shareholders may recommend candidates for Nominating and Governance Committee consideration by submitting such recommendation using the methods described under the “Shareholder Nominations for Election of Directors”section on page 41 and “Communications with the Board” on page 35. In making recommendations, shareholdersshould be mindful of the discussion of minimum qualifications set forth in the following paragraph. Although arecommended individual may meet the minimum qualification standards, it does not imply that the Nominating andGovernance Committee necessarily will nominate the person recommended by a shareholder. In evaluating candidates for election to the Board, our Nominating and Governance Committee takes into account the qualifications of the individual candidate as well as the composition of the Board as a whole. Among other things, the Committee considers: • the candidate’s ability to help the Board create shareholder wealth, • the candidate’s ability to represent the interests of shareholders, • the personal qualities of leadership, character and business judgment of the candidate, • the need of the Board for directors having relevant knowledge, diversity of background and experiencein areas including operations, finance, accounting, technology, marketing, merchandise, human capitalmanagement and talent development, • whether the candidate is a significant shareholder of the Company, and• whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at meetings.Stewardship Framework AgreementOn March 8, 2022, the Company entered into a Stewardship Framework Agreement with affiliates ofMantle Ridge, LP, a registered investment advisory firm, which has a combined beneficial ownership interest in approximately 5.8% of the Company’s outstanding shares of common stock. The Stewardship Framework Agreement provided for the appointment of seven new directors (all of whom were re-elected at the 2022 annualshareholdersshareholders’ meeting), changes in our Board leadership and other positive governance changes.Pursuant to the Stewardship Framework Agreement, if Mr. Hilal or a New Director (as defined therein) cannot serve or ceases to serve on the Board during the term of the Stewardship Framework Agreement, Mantle Ridge will havethe right to designate a replacement, subject to certain conditions set forth in the Stewardship FrameworkAgreement. There are also replacement provisions in the Stewardship Framework Agreement in the event that aContinuing Director (as defined therein) ceases to serve or stand for election at an annual meeting. The Stewardship Framework Agreement is more fully described in, and is attached as an exhibit to, theCompany’s Current Report on Form 8-K filed on March 8, 2022 with the SEC. 23-11462-1 C3.7 P66Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) DateTO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLYV14230-P91626For Against AbstainFor Against AbstainFor Against AbstainFor Against Abstain! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !DOLLAR TREE, INC.500 VOLVO PKWYCHESAPEAKE, VIRGINIA 233201a. Richard W. DreilingNominees:1d. Paul C. Hilal1b. Cheryl W. Grisé1c. Daniel J. Heinrich1g. Jeffrey G. Naylor1e. Edward J. Kelly, III1f. Mary A. Laschinger1h. Winnie Y. Park1i. Bertram L. Scott1j. Stephanie P. Stahl2. To approve, by a non-binding advisory vote, thecompensation of the Company's named executiveofficers.4. To ratify the selection of KPMG LLP as the Company'sindependent registered public accounting firm for thefiscal year 2023.3. Advisory vote on the frequency of futureadvisory votes on executive compensation.5. Shareholder proposal regarding a report on economicand social risks of company compensation and workforcepractices and any impact on diversified shareholders.1. Election of DirectorsDOLLAR TREE, INC.The Board of Directors recommends you vote FOR the following:The Board of Directors recommends you vote FORproposals 2 and 4 and for every ONE YEAR on proposal 3.The Board of Directors recommends you vote AGAINSTproposal 5.Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Jointowners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.NOTE: Such other business as may properly come before themeeting or any adjournment or postponement thereof.! ! ! !! ! !! ! !1 Year 2 Years 3 Years AbstainVOTE BY INTERNETUse the Internet to transmit your voting instructions and for electronic delivery of information.Prior To The Meeting - Go to www.proxyvote.com or scan the QR Barcode aboveHave your proxy card in hand when you access the web site and follow the instructions toobtain your records and to create an electronic voting instruction form. Vote by 11:59 p.m.Eastern Time on June 12, 2023.During The Meeting - Go to www.virtualshareholdermeeting.com/DLTR2023You may vote during the meeting by following the instructions available on the meetingwebsite. Have the information that is printed in the box marked by the arrow available andfollow the instructions.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m.Eastern Time on June 12, 2023. Have your proxy card in hand when you call and thenfollow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we haveprovided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood,NY 11717.SCAN TOVIEW MATERIALS & VOTE w23-11462-1 C3.7 P67V14231-P91626Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.DOLLAR TREE, INC.PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSFor the Annual Meeting of Shareholders on June 13, 2023The undersigned hereby appoints Richard W. Dreiling, John S. Mitchell, Jr. and Jeffrey A. Davis, jointly and severally, each with full power of substitution, as proxies, to represent the undersigned and to vote at the 2023 Annual Meeting of Shareholders of DOLLAR TREE, INC. to be held on Tuesday, June 13, 2023 at 9:00 a.m. Eastern Time, through a live webcast atwww.virtualshareholdermeeting.com/DLTR2023, and at any adjournment or postponement thereof, all of the shares ofDollar Tree common stock that the undersigned is entitled to vote on each of the proposals listed on the reverse side and any other matters that may properly come before the Annual Meeting.This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted "FOR" the election of all director candidates nominated by the Board of Directors on the reverse side, "FOR" proposal 2, for every "ONE YEAR" on proposal 3, "FOR" proposal 4 and "AGAINST" proposal 5 on the reverse side, and, in the discretion of the persons named as proxies, with respect to any other matters that may properly come before the Dollar Tree Annual Meeting or any adjournment or postponement thereof. This proxy revokes all previous proxies.Continued and to be signed on reverse side23-11462-1 C3.7 P68

P91626Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.DOLLAR TREE, INC.PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSFor the Annual Meeting of Shareholders on June 13, 2023The undersigned hereby appoints Richard W. Dreiling, John S. Mitchell, Jr. and Jeffrey A. Davis, jointly and severally, each with full power of substitution, as proxies, to represent the undersigned and to vote at the 2023 Annual Meeting of Shareholders of DOLLAR TREE, INC. to be held on Tuesday, June 13, 2023 at 9:00 a.m. Eastern Time, through a live webcast atwww.virtualshareholdermeeting.com/DLTR2023, and at any adjournment or postponement thereof, all of the shares ofDollar Tree common stock that the undersigned is entitled to vote on each of the proposals listed on the reverse side and any other matters that may properly come before the Annual Meeting.This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted "FOR" the election of all director candidates nominated by the Board of Directors on the reverse side, "FOR" proposal 2, for every "ONE YEAR" on proposal 3, "FOR" proposal 4 and "AGAINST" proposal 5 on the reverse side, and, in the discretion of the persons named as proxies, with respect to any other matters that may properly come before the Dollar Tree Annual Meeting or any adjournment or postponement thereof. This proxy revokes all previous proxies.Continued and to be signed on reverse side